    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 21, 2000


                                                      REGISTRATION NO. 333-39050
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              RESOURCEPHOENIX.COM
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7300                              52-2190830
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                              RESOURCEPHOENIX.COM
                             2401 KERNER BOULEVARD
                              SAN RAFAEL, CA 94901
                                 (415) 485-4500
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 GUS CONSTANTIN
                      CHAIRMAN AND CHIEF EXECUTIVE OFFICER
                              RESOURCEPHOENIX.COM
                             2401 KERNER BOULEVARD
                              SAN RAFAEL, CA 94901
                                 (415) 485-4600
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                               STEVEN V. BERNARD
                        WILSON SONSINI GOODRICH & ROSATI
                               650 PAGE MILL ROAD
                              PALO ALTO, CA 94304
                                 (650) 493-9300

          APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ______

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

       The information in this prospectus is not complete and may be changed. The selling stockholder may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


                  SUBJECT TO COMPLETION, DATED AUGUST 21, 2000


PROSPECTUS

                           [RESOURCEPHOENIX.COM LOGO]
                                8,800,000 Shares

                              Class A Common Stock

     This prospectus may be used only in connection with the resale by Torneaux Ltd. from time to time of up to 8,800,000 shares of Class A common stock of ReSourcePhoenix.com, consisting of:

     - 7,000,000 shares of Class A common stock which may be issued by us to Torneaux pursuant to a common stock purchase agreement;

     and

     - 1,800,000 shares of Class A common stock issuable by us upon exercise of warrants held by Torneaux.

     The shares of Class A common stock offered may be sold from time to time for the account of the selling stockholder. We will not receive any of the proceeds from the sale of the Class A shares by the selling stockholder. We have agreed to pay the costs of registering the Class A common stock, excluding commissions, transfer taxes and other expenses related to the resale of the Class A common stock by Torneaux.

     The price at which the common shares will be issued by us to Torneaux will be approximately 94% of the daily volume weighted average closing price of our Class A common stock on the Nasdaq National Market over a 20-day trading period, and the price at which we issue the common shares to Torneaux may fluctuate. See "Financing Arrangement with Torneaux Ltd." beginning on page 16.

     We issued warrants to Torneaux to purchase up to 1,800,000 shares of our Class A common stock. Torneaux may purchase up to 500,000 warrant shares at $2.50 per share, 500,000 warrant shares at $4.00 per share, 400,000 warrant shares at $6.00 per share, and 400,000 warrant shares at $7.00 per share.

     The selling stockholder may offer, pursuant to this prospectus, shares of Class A common stock to purchasers from time to time in transactions on the Nasdaq National Market, in negotiated transactions, or otherwise or by a combination of these methods. Torneaux is an "underwriter" within the meaning of the Securities Act.


     Our Class A common stock is traded on the Nasdaq National Market under the symbol "RPCX." On August 14, 2000 the last reported sale price for the Class A common stock on the Nasdaq National Market was $2.25 per share.


     INVESTING IN OUR CLASS A COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    1
Risk Factors........................    5
Information Regarding Forward
  Looking Statements................   15
Financing Arrangement with Torneaux
  Ltd. .............................   16
Use of Proceeds.....................   19
Market for Our Class A Common Stock
  and Dividend Policy...............   20
Capitalization......................   21
Selected Financial Data.............   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.....................   24


                                      PAGE
                                      ----
Business............................   36
Management..........................   48
Relationship with Phoenix Companies
  and Certain Transactions..........   55
Principal Stockholders..............   57
Description of Capital Stock........   58
Selling Stockholder.................   60
Plan of Distribution................   60
Legal Matters.......................   64
Experts.............................   64
Where You Can Find More
  Information.......................   64
Index to Consolidated Financial
  Statements........................  F-1

                               PROSPECTUS SUMMARY

     This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus, including "Risk Factors" and the financial statements, carefully before making an investment decision.

                              RESOURCEPHOENIX.COM

     ReSourcePhoenix.com provides outsourced financial and management reporting, accounting management, transaction processing and record keeping services. We allow our clients to focus on their core businesses by outsourcing the infrastructure and operations of these critical back-office functions. Our primary service offerings include:

     - financial and management reporting;

     - accounting and finance management;

     - transaction processing;

     - financial budgeting and analysis;

     - implementation, integration and operation of financial and management reporting software, hardware, and network and communications infrastructure;

     - sales tracking;

     - sales force contact management; and

     - investor services record keeping.

     Today's companies increasingly need financial and management reporting systems that can collect, organize and disseminate business information in a timely, accurate, relevant and easy-to-use format. This need is particularly acute for early stage and middle market companies that rely upon this information, but have limited capital and personnel resources to manage these systems and simultaneously focus on growing their businesses.

     We are pioneering the use of the Internet to integrate leading enterprise resource planning software applications with the expertise of information technology, finance, accounting and transaction processing professionals. Enterprise resource planning software integrates the back-office aspects of the business, including planning, inventory management, customer service, manufacturing, sales and marketing. Our solution offers the cost-effective benefits of outsourcing while providing the flexibility, control, customization, integration and scalability of an in-house system. We offer our clients access to the leading enterprise resource planning software applications, which often are too costly and complex for early stage and middle market companies to obtain and operate.

     We believe that our success will be driven by the increased demand for outsourced financial and management reporting solutions. Reasons for this growth include a desire by companies to focus on their core businesses, the inability of many early stage and middle market companies to cost-effectively acquire complete financial management solutions, and difficulties in attracting and retaining qualified information technology, accounting, finance and transaction processing professionals. In addition, we believe that this growth will be fueled by the inability of many companies to effectively adopt and implement leading enterprise resource planning applications in-house, as well as the challenges inherent in developing and maintaining software applications, hardware, and data and communications networks.

     By outsourcing these critical back-office functions, companies can reduce or eliminate the costs of:

     - purchasing leading enterprise resource planning applications and associated hardware;

     - integrating and implementing the software and hardware with existing systems;

     - recruiting, hiring and training an extensive staff of information technology, accounting, finance and transaction processing professionals;

     - ongoing training of these professionals in their respective operational areas;

     - expanding overhead to support the growing organization; and

     - ongoing technology and process upgrades.

     We provide comprehensive, high-quality client service through our three primary service offerings. Our Financial Outsourcing service, formerly known as ReFOCOS, includes reporting, accounting, transaction processing, budgeting and analysis solutions. Our S.T.A.R. services are similar to our Financial Outsourcing service, but are designed to provide investor services to sponsors of limited partnerships and real estate investment trusts. M.A.R.S. is a sales force automation software application for specialized financial services clients that can be licensed to clients or purchased by clients as a hosted application service.


     In providing our services, we offer our clients access to a broad range of professionals who are highly qualified and specialized in their areas of functional expertise. In addition, we develop a business partnership with each client by assessing the client's needs and implementing a value-added solution based on our internally developed best practices. At the time of our formation, we provided information technology, accounting, finance and transaction processing services to entities affiliated with Phoenix Leasing Incorporated, a commercial lender and sponsor and syndicator of publicly-traded limited partnerships. Phoenix Leasing is controlled by Gus Constantin, our chairman, chief executive officer and controlling stockholder. As of June 30, 2000, we had 65 clients, including 62 unaffiliated clients and three clients affiliated with Phoenix Leasing.


                             CORPORATE INFORMATION

     We incorporated in Delaware in July 1999 and our operating subsidiary was incorporated in California in September 1996. Our headquarters are located at 2401 Kerner Boulevard, San Rafael, California 94901 and our telephone number is
(415) 485-4600. Our Web site address is www.resourcephoenix.com. The information on our Web site is not a part of this prospectus.

     ReSourcePhoenix.com, ReFOCOS, S.T.A.R. and M.A.R.S. are trademarks of ReSourcePhoenix.com. This prospectus contains trademarks and trade names of other companies.

                                  THE OFFERING

     We entered into a common stock purchase agreement on June 6, 2000 with Torneaux Ltd. Pursuant to this agreement:

     - we have the right, subject to certain conditions, to sell up to 7,000,000 shares of Class A common stock to Torneaux, which Torneaux may resell to the public through this prospectus; and

     - we issued warrants to Torneaux to purchase up to 1,800,000 shares of our Class A common stock at exercise prices ranging from $2.50 to $7.00 per share. Shares issuable upon exercise of Torneaux's warrants may also be resold to the public through this prospectus.

     Through this prospectus, the selling stockholder may offer to the public the Class A common stock acquired under the common stock purchase agreement.

SHARES OFFERED BY THE SELLING
STOCKHOLDER                              8,800,000 shares of Class A common
                                         stock of ReSourcePhoenix.com, par value
                                         $0.001

OFFERING PRICE                           Determined at the time of sale by the
                                         selling stockholder.


COMMON STOCK OUTSTANDING AS
  OF JULY 31, 2000                       4,262,080 shares of Class A common
                                         stock 7,172,000 shares of Class B
                                         common stock


USE OF PROCEEDS                          We will not receive any of the proceeds
                                         of the shares offered by the selling
                                         stockholder.

                                         Any proceeds we receive from the sale
                                         of our Class A common stock pursuant to
                                         the equity line agreement will be used
                                         primarily for general corporate
                                         purposes. See "Use of Proceeds."

DIVIDEND POLICY                          We currently intend to retain any
                                         future earnings to fund the development
                                         and growth of our business. Therefore,
                                         we do not currently anticipate paying
                                         cash dividends. See "Dividend Policy."

NASDAQ NATIONAL MARKET SYMBOL            RPCX

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

     The following table should be read with the financial statements and notes to those statements appearing elsewhere in this prospectus.


                                              SIX MONTHS
                                            ENDED JUNE 30,        YEAR ENDED DECEMBER 31,
                                          ------------------   -----------------------------
                                            2000      1999       1999       1998       1997
                                          --------   -------   --------    -------    ------
CONSOLIDATED STATEMENT OF OPERATIONS
  DATA:
Total revenue...........................  $  5,794   $ 4,161   $  9,073    $ 4,686    $5,340
Total operating expenses................    21,217    11,766     25,727     10,354     6,121
Loss from operations....................   (15,423)   (7,605)   (16,654)    (5,668)     (781)
                                          --------   -------   --------    -------    ------
Other income............................       191        17        174         11        41
                                          --------   -------   --------    -------    ------
Net loss before effect of accounting
  change................................   (15,232)   (7,588)   (16,480)    (5,657)     (740)
Cumulative effect of accounting
  change................................      (129)       --         --         --        --
                                          --------   -------   --------    -------    ------
Net loss................................   (15,361)   (7,588)   (16,480)    (5,657)     (740)

Basic and diluted net loss per share....  $  (1.36)  $ (1.05)  $  (2.05)   $ (0.79)   $(0.10)
Shares used in computing basic and
  diluted net loss per share............    11,260     7,200      8,055      7,200     7,200



                                                              JUNE 30, 2000
                                                              -------------
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................     $ 4,210
Working capital.............................................         693
Total assets................................................      14,343
Total liabilities...........................................       9,127
Total stockholders' equity..................................       5,216

                                  RISK FACTORS

     This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus before deciding to invest in shares of our Class A common stock. Our business, operating results and financial condition could be adversely affected by any of the following risks. The trading price of our Class A common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.

WE MAY NOT BE ABLE TO CONTINUE OPERATING OUR BUSINESS IF WE DO NOT SATISFY ALL CONDITIONS TO OUR COMMON STOCK FINANCING WITH TORNEAUX LTD.


     Our business has not generated sufficient cash flow to fund our operations without requiring external sources of capital, and we expect to continue to have significant net cash outflow. As of June 30, 2000, we had working capital of $0.7 million. On June 6, 2000, we entered into the common stock purchase agreement with Torneaux Ltd. Our ability to raise funds through the agreement is subject to the satisfaction of certain conditions at the time of each sale of Class A common stock to Torneaux. We may not be able to satisfy the conditions to the initial sale and subsequent sales to Torneaux under the agreement. If this occurs, we would not be able to sell the full 7,000,000 shares to Torneaux pursuant to the agreement, and we may need to raise additional money from other sources in order to continue to fund our operations. Such alternative funding may not be available on favorable terms, if at all. If we do not have sufficient cash to continue operating our business, our shareholders could lose substantially all, if not all, of their investment in our company.


STOCKHOLDERS MAY EXPERIENCE SIGNIFICANT DILUTION FROM OUR SALE OF SHARES TO TORNEAUX LTD. UNDER THE COMMON STOCK PURCHASE AGREEMENT AND WARRANTS.

     The sale of our Class A common stock to Torneaux under the common stock purchase agreement and warrants will have dilutive effect on our stockholders. The number of shares that we issue to Torneaux upon a draw down is based upon the daily weighted average market price of our stock over a 20-day trading period. As the market price declines, the number of shares which may be sold to Torneaux will increase. If we put shares to Torneaux at a time when our stock price is low, our stockholders would be significantly diluted. In addition, the perceived risk of dilution by Torneaux and our other stockholders may cause them to sell their shares, which could further decrease the market price of our shares. Furthermore, the significant downward pressure on the market price of our shares could encourage Torneaux and other stockholders to engage in short sales of our shares, which would cause our stock price to decline even further. Torneaux's resale of our Class A common stock will increase the number of our publicly traded shares, which could also lower the market price of our Class A common stock.

WE MAY HAVE DIFFICULTY RAISING MONEY WE NEED FOR OUR OPERATIONS IN THE FUTURE.

     Even if we satisfy the conditions to the initial sale and subsequent sales under the common stock purchase agreement, we may have to raise additional money from other sources in the future. Because the price at which we would sell stock to Torneaux under the agreement will depend on the prevailing market price of our Class A common stock over the 14 month term of the agreement, we cannot predict the amount of proceeds we would receive under the agreement. Due to price fluctuations, we may receive less proceeds than we need to fund our operations until we achieve cash breakeven. If this occurs, we would need to raise additional funds. Outside sources may not provide us with money when we need it. If we cannot obtain money when we need it, we may need to further reduce our operations. In addition, even if we are able to find outside sources that will provide us with money when we need it, in order to raise this money we may be required to issue securities with better rights than the rights of our Class A common stock or we may be required to take other actions which lessen the value of our current Class A common stock, including borrowing money on terms that are not favorable to us.

WE EXPECT TO CONTINUE TO INCUR LOSSES AND EXPERIENCE NEGATIVE CASH FLOW.


     We expect to have significant operating losses and continue to record significant net cash outflow on a quarterly and annual basis. We reported net loss from operations of $38.5 million for the period from January 1, 1997, the date on which we began operations as a separate company, through June 30, 2000, and reported net cash used in operating and investing activities of $35.3 million for the same period. Further developing our business and expanding our network may require significant capital in addition to the amount that may be raised under the common stock purchase agreement with Torneaux. We may not be able to obtain additional capital on terms favorable to us or at all.


     Our ability to achieve and maintain profitability is highly dependent upon the successful commercialization of our Financial Outsourcing services. We may not ever be able to successfully commercialize our products or achieve profitability.

MODIFICATIONS OF THE REPORT OF OUR INDEPENDENT PUBLIC ACCOUNTANTS REGARDING OUR ABILITY TO CONTINUE AS A GOING CONCERN MAY SIGNIFICANTLY IMPAIR OUR ABILITY TO SELL OUR PRODUCTS AND SERVICES.

     Our independent auditors, Arthur Andersen LLP, reissued their auditors' report on our financial statements for the year ended December 31, 1999. They modified their report to reflect their view that we require additional funding to continue our operations and their view that we may be unable to continue our operations absent receiving additional funding. More specifically, the modified report, among other things, raises substantial doubt about our ability to continue as a going concern. We believe that growing concern among our existing and potential customers regarding our continued financial viability has been a significant factor causing demand for our products to grow more slowly than we previously anticipated. The modified report from Arthur Andersen may reinforce our existing and potential customers' concern.

     We cannot assure you that the conditions that raise substantial doubt about our ability to continue as a going concern will not persist. As a result, we cannot assure you that Arthur Andersen's report on our future financial statements will not include a similar modification. This situation could perpetuate concerns about our ability to fulfill our contractual obligations, as well as adversely affect our relationships with third parties and impair our ability to complete future financings. Each of the foregoing could significantly damage our business.

OUR STOCK PRICE COULD FLUCTUATE DRAMATICALLY BECAUSE OF FLUCTUATIONS IN OUR QUARTERLY OPERATING RESULTS. THIS COULD RESULT IN SUBSTANTIAL LOSSES TO INVESTORS.

     Period-to-period comparisons of our operating results may not be a good indication of our future performance. Moreover, our operating results in some quarters may not meet the expectations of stock market analysts or investors. In that event, our stock price would likely fall significantly. For example, on April 14, 2000, we announced that we expected our revenue to grow more slowly than previously expected. We also announced on that date that we would adopt a recently introduced accounting policy, the effect of which would be, among other things, to reduce our reported revenue for 2000. Following these announcements, the trading price of our Class A common stock immediately fell dramatically. Any significant decrease in the trading price of a company's stock can prompt shareholders and securities class action attorneys to file lawsuits against the company and those who control the company, regardless of the merits of such lawsuits. Any such lawsuits, regardless of the outcome, can significantly distract management, cause the company to incur significant defense costs and impair the company's reputation, all of which could materially and adversely affect the company's stock price.

     As a result of the evolving nature of the markets in which we compete, we may have difficulty accurately forecasting our revenue in any given period. In addition to the factors discussed elsewhere in this section, a number of factors may cause our revenue to fall short of our expectations or cause our operating results to fluctuate, including:

     - the announcement or introduction of new or enhanced products or services by our competitors;

     - pricing changes by us or our competitors;

     - the timing and frequency of new client engagements or cancellations; and

     - sales cycle fluctuations.

     We must implement our services for new clients in a timely and cost-effective manner. To the extent that we are unable to staff client implementations using internal staff, we will need to delay our client implementations or hire outside software and systems integration consultants, whose services generally are much more costly. If we delay implementation for any client, we may not meet the expectations of that client, which could damage our relationship with that client. A delay in implementation would also postpone our recognition of revenues from that client, perhaps into a subsequent financial reporting period, which could cause us not to meet analyst or investor expectations for that period. If we hire outside software and systems integration consultants, our operating expenses will increase and our operating results will be harmed.


     Stock markets often experience significant price and volume fluctuations. These fluctuations, as well as general economic and political conditions unrelated to our performance, may adversely affect the price of our Class A common stock. The market prices of the securities of Internet-related and technology-related companies have been especially volatile. The closing price of our Class A common stock, for example, has fluctuated between $1.25 and $25.37 since our initial public offering in October 1999 through June 30, 2000. In addition, if our performance in a given quarter or our expected future performance falls below the expectations of securities analysts or investors, the price of our Class A common stock will likely fall significantly, as it did in April 2000.


OUR CLASS A COMMON STOCK MAY BE DELISTED FROM THE NASDAQ NATIONAL MARKET IF WE CANNOT MEET THE CONTINUED LISTING REQUIREMENTS.

     While the Class A common stock has met the current initial listing requirements for inclusion in the Nasdaq National Market, there can be no assurance that we will meet the continued listing requirements. To maintain our listing on the Nasdaq National Market:

     - we must have at least 750,000 shares publicly held with a market value of at least $5 million;

     - we will have to maintain at least $4 million in net tangible assets;

     - the minimum bid price of our Class A common stock will have to be $1.00 per share;

     - our Class A common must be held by at least 400 holders; and

     - our Class A common stock must have at least two active market makers.

     If we are unable to satisfy the maintenance criteria of the Nasdaq National Market, our Class A common stock may be delisted. If this occurs, our Class A common stock would be traded only in the over-the-counter market. As a result, the liquidity of our Class A common stock would be significantly impaired and the price of our Class A common stock would be significantly adversely affected. Among other things, our company could receive less media coverage and have fewer security analysts.

     If our Class A common stock is delisted, then trading in our Class A common stock would be subject to rules under the Securities Exchange Act of 1934 that require additional disclosure by broker-dealers in connection with any trades involving a stock defined as "penny stock." In general, a penny stock is an equity security that is not listed on a national exchange and has a market price of less than $5.00 per share, subject to some exceptions. Prior to any transaction in a penny stock, the rules require the delivery of a disclosure schedule explaining the penny stock market and associated risks and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors. For these transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock. In addition, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market. This information must be provided to the customer orally or in writing prior to the transaction and in writing before or with the customer's confirmation. Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. The additional burdens imposed on broker-dealers by these requirements may discourage them from effecting transactions in our Class A common stock, which could severely limit the liquidity of our Class A common stock and the ability of purchasers in this offering to sell our Class A common stock in the secondary market.

OUR SUCCESS DEPENDS ON THE ACCEPTANCE AND INCREASED USE OF INTERNET-BASED SOFTWARE APPLICATIONS AND BUSINESS PROCESS OUTSOURCING SOLUTIONS. WE CANNOT BE SURE THAT THESE SOLUTIONS WILL GAIN MARKET ACCEPTANCE.

     Our business model depends on the adoption of Internet-based software applications and business process outsourcing solutions by commercial users. Our business would suffer dramatically if these solutions are not accepted or not perceived to be effective. The market for Internet services, virtual private networks and widely distributed Internet-enabled packaged application software has only recently begun to develop. The growth of Internet-based business process outsourcing solutions could also be limited by:

     - concerns over transaction security and user privacy;

     - inadequate network infrastructure for the entire Internet; and

     - inconsistent performance of the Internet.

     In addition, growth in, demand for and acceptance of Internet-based software applications and business process outsourcing solutions, including our Financial Outsourcing service, by early stage and middle market companies is highly uncertain. It is possible that our outsourced business information solutions may never achieve broad market acceptance. If the market for our services does not grow significantly or continues to grow less rapidly than we currently anticipate, our business, financial condition and operating results would be seriously harmed.

OUR FINANCIAL OUTSOURCING SERVICE IS TARGETED AT EARLY STAGE AND MIDDLE MARKET COMPANIES, WHICH MAY BE MORE LIKELY TO BE ACQUIRED OR TO CEASE OPERATIONS THAN OTHER COMPANIES. AS A RESULT, OUR CLIENT BASE MAY BE MORE VOLATILE THAN THE CLIENT BASES OF COMPANIES WHOSE CLIENT BASES CONSIST OF MORE ESTABLISHED COMPANIES.


     Our Financial Outsourcing service is targeted at early stage and middle market companies, which may be more likely to be acquired or to cease operations than other companies. As a result, our client base may be more volatile than the client bases of companies whose client bases consist of more established companies. From our inception through the end of 1999, we lost five unaffiliated clients for many reasons including acquisition and the client's financial instability. In the six months ended June 30, 2000, we lost three clients. If we experience greater than expected client turnover, either because our clients are acquired, cease operations or for any other reason, our business, financial condition and operating results could be seriously harmed.


OUR GROWTH WILL BE LIMITED IF WE ARE UNABLE TO ATTRACT AND RETAIN QUALIFIED PERSONNEL.

     We must continue to attract and retain qualified information technology, accounting, finance and transaction processing professionals in order to perform services for our existing and future clients. The personnel capable of filling these positions are in great demand and recruiting and training them requires substantial resources. We may not be able to hire the necessary personnel to implement our business strategy, or we may need to pay higher compensation for employees than we currently expect. We cannot assure you that we will succeed in attracting and retaining the personnel we need to grow.

OUR CURRENT AND HISTORICAL FINANCIAL INFORMATION MAY NOT BE COMPARABLE TO OUR FUTURE FINANCIAL RESULTS.


     Our historical revenues were derived primarily from services that we do not expect to be the focus of our business in the future. We introduced our S.T.A.R. services and our original Financial Outsourcing service in 1993. Our Web-enabled Financial Outsourcing service and our hosted M.A.R.S. service were introduced in November 1998 and August 1999, respectively. For the years 1998, 1999 and the six months ended June 30, 2000, we derived approximately 67%, 50% and 19%, respectively, of total revenue from our S.T.A.R. services. For the years 1998, 1999 and the six months ended June 30, 2000, we derived approximately 1%, 25% and 14%, respectively, of total revenue from the sale of software, including license fees and related services. Because our historical revenues were derived from a different type of service than the services that we plan to emphasize in the future, our historical financial results may not be comparable to our future financial results. In addition, our M.A.R.S. and S.T.A.R. services are marketed to specialized financial services clients. Our Financial Outsourcing services are marketed to a broader, less specialized market than either of our M.A.R.S. or S.T.A.R. services. We may be unsuccessful in our efforts to market to this target market.


     Our strategy does not contemplate M.A.R.S. as one of our core offerings. As a result, we expect that software license fees will decline as a percentage of revenues as we devote greater resources to our other outsourced financial and management reporting services.

OUR OPERATING RESULTS DEPEND ON OUR RELATIONSHIPS WITH A LIMITED NUMBER OF CLIENTS. AS A RESULT, THE LOSS OF A SINGLE CLIENT MAY SERIOUSLY HARM OUR OPERATING RESULTS.


     Our results of operations and our business depend on our relationships with a limited number of large clients. As a result, the loss of a single client may seriously harm our operating results. Set forth below is the percentage of revenues during the six months ended June 30, 2000 and the years ended December 31, 1999 and 1998 for each of our clients that accounted for more than 10% of our revenues and for our ten largest clients combined:



                                                           SIX MONTHS
                                                             ENDED             YEAR ENDED
                                                            JUNE 30,          DECEMBER 31,
                                                           ----------        --------------
                                                              2000           1999      1998
                                                           ----------        ----      ----
Phoenix Leasing (an affiliate)...........................      27%            24%       41%
GE Capital Aviation Services/PIMC........................       8%             9%       20%
John Hancock Advisors....................................      --             16%       --
  Total of ten largest clients combined..................      69%            77%       86%



     We cannot assure you that we will be able to maintain our current level of revenues derived from any of our clients or markets in the future. The termination of our business relationships with any of our significant clients or a material reduction in the use of our services by any of our significant clients could seriously harm our business and operating results.


WE RELY ON THIRD PARTIES TO SUPPLY US WITH THE SOFTWARE, HARDWARE AND SERVICES NECESSARY TO PROVIDE OUR SERVICES. THE LOSS OF ANY OF THIS THIRD PARTY SOFTWARE, HARDWARE OR SERVICES MAY BE DIFFICULT TO REPLACE AND MAY HARM OUR OPERATING RESULTS.

     A substantial portion of the software that is integrated into our services is licensed from third parties, including Oracle Corporation, BroadVision, Inc. and Vitria Technology, Inc. If we were to lose the right to use the software that we have licensed from Oracle, BroadVision, Vitria or other third parties, our operations would be seriously harmed. Our agreements with our software vendors are non-exclusive. Our vendors may choose to compete with us directly. Oracle, for example, is now offering a Web-enabled version of its enterprise resource planning software that it markets directly to middle market businesses. Our vendors may also enter into strategic relationships with our competitors. These relationships may take the form of strategic investments, or marketing or other contractual arrangements. Our competitors may also license and utilize the same technology in competition with us. We cannot assure you that the vendors of technology used in our products will continue to support this technology in its current form. We also cannot assure you that we will be able to adapt our own offerings to changes in this technology. In addition, we cannot assure you that the financial or other difficulties of our vendors will not adversely affect the technologies incorporated into our services, or that if these technologies become unavailable we will be able to find suitable alternatives.

     In addition, we depend on third parties, such as Cisco Systems, Inc. and Sun Microsystems, Inc., to supply servers, routers, firewalls, encryption technology and other key components of our telecommunications and network infrastructure. If any of our vendors fail to provide needed products or services in a timely fashion or at an acceptable cost, our business, financial condition and operating results could be seriously harmed. A disruption in telecommunications capacity could prevent us from maintaining our standard of service. Some of the key components of our system and network are available only from sole or limited sources in the quantities and quality we demand.

     We also depend on the services of software and systems integration firms to help us establish service with new clients. If the services of these firms became unavailable for any reason, our services to new clients could be delayed. In addition, we could be forced to pay higher rates for the services of these or substitute firms. If either of these events were to occur, our business, financial condition and operating results could be seriously harmed.

OUR BUSINESS AND REPUTATION MAY BE HARMED IF WE MAKE MISTAKES IN PERFORMING OUR SERVICES.

     Our business is subject to various risks resulting from errors and omissions in performing services for our clients. We perform accounting, finance, transaction processing, tax reporting, transfer agency and other services for our clients. We process data received from our clients that is critical to our clients' businesses and operations. We may make mistakes in performing our services, which may result in claims being made against us. If we do make mistakes, we cannot assure you that our financial reserves or insurance will be adequate to cover any claims made against us. In addition, our business reputation will be seriously harmed if we make any mistakes, which could adversely affect our relationships with our existing clients and our ability to attract new clients.

OUR SOFTWARE PRODUCTS AND THE SOFTWARE THAT WE HAVE INTEGRATED INTO OUR SERVICES MAY HAVE UNKNOWN DEFECTS THAT COULD HARM OUR REPUTATION OR DECREASE MARKET ACCEPTANCE OF OUR SERVICES.


     We derived approximately 14% of our revenues from licensing our M.A.R.S. software product during the six months ended June 30, 2000. Our clients rely on this software to perform critical business functions such as sales and expense tracking and fulfillment/inventory tracking. Because our clients depend on our M.A.R.S. software for their critical systems and business functions, any interruptions caused by unknown defects in our software could damage our reputation, cause our clients to initiate product liability suits against us, divert our research and development resources, cause us to lose revenue or delay market acceptance of any outsourced business service that is based on this software. Any of these things could harm our business. Our software may contain errors or defects, particularly when new versions or enhancements are released. We may not discover software defects that affect our current software or enhancements until after they are sold. Although we have not experienced any material software defects to date, any defects could cause our clients to experience severe system failures.


     The software applications that we license from Oracle, BroadVision, Vitria and other third parties and integrate into our service offerings may contain defects when introduced or when new versions or enhancements are released. We cannot assure you that software defects will not be discovered in the future. If our services incorporate software that has defects and these defects adversely affect our service offerings, our business, reputation and operating results may be harmed.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND MANY OF OUR COMPETITORS HAVE MUCH GREATER RESOURCES.

     Our current and potential competitors include applications service providers, systems integrators, and software and hardware vendors. Our competitors, who may operate in one or more of these areas, include companies such as Andersen Consulting, Corio, Inc., DIGEX, Inc., Exodus Communications, Inc., Navisite, Inc., PricewaterhouseCoopers LLP, and USInternetworking, Inc. Some of our competitors may make strategic acquisitions or establish cooperative relationships among themselves or with third parties to increase their ability to rapidly gain market share by addressing the needs of our prospective clients. These relationships may take the form of strategic investments or marketing or other contractual arrangements.

     Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. We cannot be sure that we will have the resources or expertise to compete successfully in the future. Our competitors may be able to:

     - more quickly develop and expand their network infrastructures and service offerings;

     - better adapt to new or emerging technologies and changing customer needs;

     - negotiate more favorable licensing agreements with software application vendors;

     - more successfully recruit qualified information technology, accounting, finance and transaction processing professionals;

     - negotiate more favorable services agreements with software and systems integrators;

     - devote greater resources to the marketing and sale of their services; and

     - adopt more aggressive pricing policies.

     Some of our competitors may also be able to provide customers with additional benefits at lower overall costs. We cannot be sure that we will be able to match cost reductions by our competitors. In addition, we believe that there is likely to be consolidation in our markets, which could increase price and other competition in ways that could seriously harm our business, financial condition and operating results. Finally, there are few substantial barriers to entry, and we have no patented technology that would bar competitors from our market.

WE RELY ON RAPIDLY CHANGING TECHNOLOGY AND MUST ANTICIPATE NEW TECHNOLOGIES.

     The technologies in which we have invested are rapidly evolving. As a result, we must anticipate and rapidly adapt to changes in technology to keep pace with the latest technological advances that are likely to affect our business and competitive position. For example, we recently adapted our Financial Outsourcing service, which formerly used a client-server communications architecture, to use an Internet communications architecture. Our future success will depend on our ability to deploy advanced technologies and respond to technological advances in a timely and cost effective manner. Even if we are able to deploy new technologies in a timely manner, we are likely to incur substantial cost in doing so. If we are unable to develop or successfully introduce new technology on an as needed basis or if we are unable to do so in a cost effective manner, our business, financial condition and operating results would be seriously harmed.

WE RECENTLY BEGAN TO EXPAND VERY RAPIDLY AND MANAGING OUR GROWTH MAY BE
DIFFICULT.

     In mid-1999, we began to aggressively expand our operations. Although we terminated a number of employees and closed several offices beginning in April 2000, to the extent that our business continues to grow both geographically and in terms of the number of products and services we offer, we must:

     - expand, train and manage our employee base effectively;

     - enlarge our network and infrastructure to accommodate new clients;

     - expand our infrastructure and systems to accommodate the growth of our existing clients; and

     - improve our management, financial and information systems and controls.

     We must recruit qualified information technology personnel, for which there is high demand and short supply. In addition, we must recruit qualified accounting, finance and transaction processing personnel, which are also in high demand. During the second half of 1999, we opened eight new offices outside northern California. In April 2000, we closed five offices, including one office in California. We have little experience operating a multi-office business.

     There will be additional demands on our operations group and sales, marketing and administrative resources as we increase our service offerings and expand our target markets. The strains imposed by these demands are magnified by the early stage nature of our operations. If we cannot manage our growth effectively, our business, financial condition or operating results could be seriously harmed.

WE DEPEND ON A LIMITED NUMBER OF KEY EXECUTIVES WHO WOULD BE DIFFICULT TO
REPLACE.

     Our success depends in significant part on the continued services of our senior management personnel. Losing one or more of our key executives could seriously harm our business, financial condition and operating results. We cannot assure you that we will be able to retain our key executives or that we would be able to replace any of our key executives if we were to lose their services for any reason. If we had to replace any of our key executives, we would not be able to replace the significant amount of knowledge that many of our key executives have about us.

IF WE DO NOT EFFECTIVELY ADDRESS OUR MARKET, WE MAY NEVER REALIZE A RETURN ON THE INVESTMENTS WE HAVE MADE TO EXECUTE OUR STRATEGY.

     We have made substantial investments to pursue our strategy. These investments include:

     - developing relationships with particular software providers, including Oracle, BroadVision and Vitria;

     - investing to develop unique product features, including invoice reporting and imaging functions; and

     - developing implementation resources around specific applications.

     These investments may not be successful. More cost-effective strategies may be available to compete in this market. We may have chosen to focus on the wrong application areas or to work with the wrong partners. Potential customers may not value the specific product features in which we have invested. We cannot assure you that our strategy will prove successful.

INTELLECTUAL PROPERTY INFRINGEMENT CLAIMS AGAINST US, EVEN WITHOUT MERIT, COULD COST A SIGNIFICANT AMOUNT OF MONEY TO DEFEND AND DIVERT MANAGEMENT'S ATTENTION AWAY FROM OUR BUSINESS.

     As the number of software products in our target market increases and the functionality of these products further overlaps, software industry participants may become increasingly subject to infringement claims. Someone may even claim that our technology infringes their proprietary rights. Any infringement claims, even if without merit, can be time consuming and expensive to defend. These suits may divert management's attention and resources and could cause service implementation delays. They also could require us to enter into costly royalty or licensing agreements. If successful, a claim of product infringement against us and our inability to license the infringed or similar technology could adversely affect our business.

WE MAY BE LIABLE IF WE LOSE CLIENT DATA FROM NATURAL DISASTERS, SECURITY BREACHES OR FOR ANY OTHER REASON.

     We currently conduct all of our data processing and network operations at our facility in San Rafael, California. In the event of a catastrophic disaster at our San Rafael data operations center, SunGard Recovery Services Inc. will provide business resumption of our critical systems at its data center in Philadelphia.

     We have comprehensive disaster recovery procedures in place, including uninterruptible power supply systems with seven day capacity, back-up power generators, nightly backup of our critical data, systems with off-site data vaults, and 24 and 72 hour service level agreements for recovering systems and data from the last available backup. However, we cannot assure you that our disaster recovery procedures are sufficient, or that our client's data would be recoverable in the event of a disaster.

     Our operations are dependent on SunGard being able to successfully provide back-up processing capability if we are unable to protect our computer and network systems against damage from a major catastrophe such as an earthquake or other natural disaster, fire, power loss, security breach, telecommunications failure or similar event. We cannot assure you that the precautions that we have taken to protect ourselves against these types of events will prove to be adequate. If we suffer damage to our data or operations center, experience a telecommunications failure or experience a security breach, our operations could be seriously interrupted. We cannot assure you that any such interruption or other loss will be covered by our insurance. Any such interruption or loss could seriously harm our business and operating results.

GUS CONSTANTIN CAN EXERT SUBSTANTIAL CONTROL OVER OUR COMPANY.


     Gus Constantin, our founder, chairman and chief executive officer, owns all of the shares of our Class B common stock, each share of which entitles him to five votes on most stockholder actions. If we issue the full 7,000,000 common shares to Torneaux and if Torneaux exercises all of the warrants that we have issued to them, Mr. Constantin will still control 73.9% of the combined voting power of both classes of our common stock. Holders of Class A common stock are entitled to one vote per share and in the aggregate will have 26.1% of the combined voting power of both classes of our common stock if we issue the full 7,000,000 common shares to Torneaux and if Torneaux exercises all of the warrants that we have issued to them. As a result of his stock ownership, Mr. Constantin can, without the approval of our public stockholders, take corporate actions that could conflict with the interests of our public stockholders, such as:


     - amending our charter documents;

     - approving or defeating mergers or takeover attempts;

     - determining the amount and timing of dividends paid to himself and to holders of Class A common stock;

     - changing the size and composition of our board of directors and committees of our board of directors; and

     - otherwise controlling management and operations and the outcome of most matters submitted for a stockholder vote.

OUR CHARTER DOCUMENTS COULD DETER A TAKEOVER EFFORT, WHICH COULD INHIBIT YOUR ABILITY TO RECEIVE AN ACQUISITION PREMIUM FOR YOUR SHARES.

     Provisions of our certificate of incorporation, bylaws and Delaware law could make it more difficult for a third party to acquire us, even if doing so would be beneficial to our stockholders. In addition, we are subject to the provisions of Section 203 of the Delaware General Corporation Law. This statute could prohibit or delay the accomplishment of mergers or other takeover or change in control in attempts with respect to us and, accordingly, may discourage attempts to acquire us.

WE COULD BE HARMED IF OUR PRODUCTS, SERVICES OR TECHNOLOGIES ARE NOT COMPATIBLE WITH OTHER PRODUCTS, SERVICES OR TECHNOLOGIES.

     We believe that our ability to compete successfully also depends on the continued compatibility of our services with products, services and network architectures offered by various vendors. If we fail to conform to a prevailing or emerging standard, our business, financial condition and operating results could be seriously harmed. We cannot be sure that their products will be compatible with ours or that they will adequately address changing customer needs. We also cannot be sure what new industry standards will develop. We cannot assure you that we will be able to conform to these new standards quickly enough to stay competitive. In addition, we cannot assure you that products, services or technologies developed by others will not make our products, services or technologies noncompetitive or obsolete.

                INFORMATION REGARDING FORWARD LOOKING STATEMENTS

     This prospectus contains forward looking statements that involve risks and uncertainties. These statements relate to our future plans, objectives, expectations and intentions, and the assumptions underlying or relating to any of these statements. These statements may be identified by the use of words such as "expect," "anticipate," "intend" and "plan." Our actual results may differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in "Risk Factors" and elsewhere in this prospectus.

                    FINANCING ARRANGEMENT WITH TORNEAUX LTD.

     On June 6, 2000, we entered into a common stock purchase agreement with Torneaux Ltd. Pursuant to the agreement, we may issue and sell, from time to time, up to 7,000,000 shares of our Class A common stock, subject to the satisfaction of certain conditions.

     Beginning on the date the registration statement, of which this prospectus forms a part, is declared effective by the SEC, and continuing for 14 months thereafter, we may in our sole discretion sell, or put, shares of our Class A common stock to Torneaux. The 14-month period is divided into pricing periods, each consisting of 20 trading days on the Nasdaq National Market.

     From time to time during the 14-month term, we may make 12 monthly draw downs, by giving notice and requiring Torneaux to purchase shares of our Class A common stock, for the draw down amount. Torneaux's purchase price may fluctuate based upon the daily volume weighted average price over a 20 day trading period. The minimum threshold price permitted under the common stock purchase agreement is $1.00. We may issue a draw down notice for up to $1,500,000 if the threshold price is equal to or exceeds $1.00, and an additional $500,000 for every $1.00 increase of the threshold price above $1.00 up to $21.00 for a maximum draw down amount of $11,500,000. If we set the threshold price between $1.00 and $10.00, then the purchase price to be paid by Torneaux is 94% of the daily volume weighted average price over the pricing period. Thus, the minimum price at which we will issue shares is $0.94. If we set the threshold price between $10.00 and $21.00, then for each $1.50 increase in the threshold price above $10.00, the purchase price to be paid by Torneaux is increased by 0.10%. If the daily volume weighted average price on a given trading day is less than the threshold price set by us, then the amount that we can draw down will be reduced by 1/20 for that pricing period. In addition, if trading in our Class A common stock is suspended for more than three hours in any trading day, then the daily volume weighted average price for that trading day is deemed to be below the threshold price and, consequently, reduces the draw down amount by 1/20.


     The following table sets forth the number of shares of Class A common stock that we could issue to Torneaux based on a range of stock prices, assuming that the threshold price was equal to the daily volume weighted average price and that the daily volume weighted average remained the same throughout the 20-day pricing period. The table also shows the percentage that these shares would constitute, immediately after issuance, of the total number of shares which would then be outstanding, based on the 11,434,080 shares of common stock outstanding on July 31, 2000.



PER SHARE AVERAGE   PER SHARE PRICE PAID   NUMBER OF SHARES   PERCENTAGE OF
  MARKET PRICE        BY TORNEAUX LTD.         ISSUABLE        OUTSTANDING
-----------------   --------------------   ----------------   -------------
     $ 1.00                $ 0.94             1,595,745           12.2%
     $ 2.00                $ 1.88             1,063,830            8.5%
     $ 3.00                $ 2.82               886,525            7.1%
     $ 6.00                $ 5.64               709,220            5.8%
     $10.00                $ 9.40               638,298            5.3%
     $13.00                $12.25               612,245            5.1%


     Our ability to cause Torneaux to purchase shares of our Class A common stock under the common stock purchase agreement is subject to certain conditions, including, but not limited to:


- The total number of shares that we may sell to Torneaux under the agreement and warrants cannot exceed 19.9% of our common stock, unless we have obtained shareholder approval as required by the rules of The Nasdaq Stock Market Inc. We are in the process of soliciting stockholder approval.


- Our Class A common stock continues to be traded on the Nasdaq National Market.

- The registration statement, of which this prospectus forms a part, must remain effective so that Torneaux may publicly resell the shares that it acquires from us under the agreement.


- There has not been an effect on the business, operations, properties, assets or financial condition of our company that is material and adverse to our company and our subsidiary or affiliates, taken as a whole and/or any condition or situation that would prohibit or otherwise interfere, in a material respect, with our ability to perform our obligations under the agreement.


We may not be able to satisfy all conditions required to put shares to Torneaux at any given time. If this occurs, we would likely need to raise money from other sources in order to continue to fund our operations. Such alternative funding may not be available. Also, we cannot put shares to Torneaux at a time when we have not publicly disclosed material information about our company.

     We have filed a registration statement, of which this prospectus forms a part, in order to permit Torneaux to resell to the public any Class A common stock it purchases pursuant to the common stock purchase agreement. Torneaux may be entitled to indemnification by us for lawsuits based on language in this prospectus. We will prepare and file such amendments and supplements to the registration statement as may be necessary in accordance with the Securities Act and the rules and regulations promulgated under it, in order to keep effective the registration statement so that we may put shares to Torneaux during the term of the agreement. In connection with the agreement, we agreed to pay certain expenses of Torneaux, including legal fees, for the preparation of the agreement up to a maximum of $50,000, and all reasonable fees incurred in connection with any amendment, modification or waiver, to or enforcement of the agreement.

     If we suspend the effectiveness of a registration statement for more than 20 days, or more than 45 days in the aggregate during a 12 month period, then we must pay in cash to Torneaux, as liquidated damages, an amount equal to 2% of the aggregate purchase price for all shares purchased and then held by Torneaux for the initial 30 day period, and 3% of the aggregate purchase price for each subsequent 30 day period, until the suspension is lifted. In addition, if we fail to deliver the shares of Class A common stock when due to Torneaux and the failure continues for 10 trading days, then we will pay, in cash or restricted shares of our Class A common stock, at Torneaux's option, an amount equal to 2% of the draw down amount for the initial 30 day period and each 30 day period thereafter until we have delivered the shares and warrants. During the 14-month period, we may not enter into any agreement with a third party to secure equity financings without Torneaux's prior consent, except that we may enter into a loan, credit or lease facility with a bank, financing institution or with Gus Constantin, our Chairman of the Board and Chief Executive Officer.

     Torneaux may terminate the common stock purchase agreement upon:


     - an effect on the business, operations, properties, assets or financial condition of our company that is material and adverse to our company and our subsidiaries or affiliates, taken as a whole and/or any condition or situation that would prohibit or otherwise interfere, in a material respect, with our ability to enter into and perform our obligations under the agreement;


     - any stop order or suspension of the effectiveness of this registration statement for an aggregate of five trading days, for any reason other than deferrals or suspension during a blackout period as a result of corporate developments that would require the registration statement to be amended; or

     - our failure to comply with specified provisions in the agreement.

     In addition, the common stock purchase agreement automatically terminates upon:



     - our officers and directors owning less than 51% of our outstanding common stock, except as a result of the issuance of shares pursuant to the agreement and the warrants;



     - our issuance of convertible debentures or entering into an equity financing, other than with Gus Constantin, without Torneaux's prior consent; or



     - Torneaux's beneficial ownership of more than 9.9% of the total common stock we have outstanding on each settlement date.


     In connection with the stock purchase agreement, we issued a warrant to Peter Benz to purchase up to 75,000 shares of our Class A common stock at $2.81 per share. The warrant is exercisable through June 5, 2003.

     In connection with the common stock purchase agreement, we issued warrants on June 6, 2000 to Torneaux to purchase up to 1,800,000 shares of our Class A common stock at exercise prices ranging from $2.50 to $7.00 per share. Torneaux may exercise the warrants through June 5, 2003. The first warrant, Warrant A, is immediately exercisable for 125,000 shares of Class A common stock. Thereafter, Warrant A is exercisable in increments of 125,000 shares upon the sale of the 125,000 shares previously issued. 500,000 shares of Class A common stock are issuable to Torneaux at $2.50 per share upon the exercise of Warrant A. Once all of the shares issued upon exercise of Warrant A have been sold, then Warrant B may be exercised in increments of 125,000 shares upon the sale of the 125,000 shares previously issued. 500,000 warrant shares are issuable to Torneaux at $4.00 per share upon the exercise of Warrant B. After the Warrant B shares have been sold, then Torneaux may exercise Warrant C for up to 400,000 warrant shares at $6.00 per share. Warrant C may be exercised in increments of 100,000 shares upon the sale of the 100,000 shares previously issued. Upon the sale of all shares issued under Warrant C, then Torneaux may exercise Warrant D for up to 400,000 shares of Class A common stock at $7.00 per share. Warrant D may be exercised in increments of 100,000 shares upon the sale of the 100,000 shares previously issued. The warrants contain provisions that protect Torneaux against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of specified events, such as a merger, stock split, stock dividend, recapitalization and additional issuances of common stock. The exercise price for the warrant shares is payable in cash.

     Torneaux is an "underwriter" within the meaning of the Securities Act in connection with its resale of shares of our Class A common stock under this prospectus.

                                USE OF PROCEEDS

     The proceeds from the sale of our Class A common stock will be received directly by the selling stockholder. We will receive no proceeds from the sale of the Class A common stock offered in this prospectus. However, we will receive the purchase price pursuant to the common stock purchase agreement to the extent that our Class A common stock is sold under the agreement. We may also receive proceeds relating to the exercise, if any, of the warrants. See "Financing Arrangement with Torneaux Ltd."

     We intend to use the proceeds from puts and the exercise of the warrants, if any, to support general corporate purposes, including working capital and capital expenditures.

            MARKET FOR OUR CLASS A COMMON STOCK AND DIVIDEND POLICY

MARKET INFORMATION

     Our Class A common stock began trading on the Nasdaq National Market on October 14, 1999 under the symbol "RPCX." The following table lists quarterly price information based on the high and low closing prices for our Class A common stock as reported by the Nasdaq National Market for the periods indicated below. These prices do not include retail markups, markdowns or commissions.


                                                               HIGH      LOW
                                                              ------    ------
2000
  First Quarter.............................................  $25.38    $13.00
  Second Quarter............................................   10.06      1.25
  Third Quarter (through August 14, 2000)...................    2.75      1.50
1999
  Fourth Quarter (from October 14, 1999)....................   21.38      5.63



     As of April 11, 2000, there were approximately 30 holders of record of our Class A common stock although there are a larger number of beneficial holders. On August 14, 2000, the last reported sale price on the Nasdaq National Market for our Class A common stock was $2.25.


DIVIDEND POLICY

     On September 12, 1999, we paid a dividend of $1,000,000 in the form of a secured note payable to our then sole stockholder. This note was repaid in October 1999 from the proceeds of our initial public offering. Except for the dividend described above, we have never declared or paid dividends on our capital stock and do not anticipate paying any dividends in the foreseeable future. We currently intend to retain any future earnings for the expansion and operation of our business.

                                 CAPITALIZATION


     The following table sets forth, as of June 30, 2000, our total capitalization. This table should be read in conjunction with our historical consolidated financial statements and the related notes included elsewhere in this prospectus.



                                                                       JUNE 30, 2000
                                                                ---------------------------
                                                                (IN THOUSANDS, EXCEPT SHARE
                                                                    AND PER SHARE DATA)
Preferred stock, $0.001 par value per share; 5,000,000
  shares authorized, no shares issued or outstanding........             $     --
Class A common stock, $0.001 par value per share; 27,800,000 shares authorized, 4,204,760 shares issued and
  outstanding...............................................               31,570
Warrants....................................................                1,927
Class B common stock, $0.001 par value per share; 7,200,000
  shares authorized, 7,172,000 shares issued and
  outstanding...............................................                9,957
Accumulated deficit.........................................              (38,238)
                                                                         --------
  Total stockholders' equity................................             $  5,216
                                                                         ========



     The number of shares of common stock outstanding does not include 3,049,000 shares of Class A common stock issuable upon exercise of stock options outstanding and 2,111,000 outstanding warrants at June 30, 2000 at a weighted average exercise price of $3.56 per share.

                            SELECTED FINANCIAL DATA


     The following selected financial data should be read with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this document. The consolidated statement of operations data for the fiscal years ended December 31, 1996, 1997, 1998, and 1999 and the consolidated balance sheet data at December 31, 1997, 1998 and 1999, are derived from our consolidated financial statements which have been audited by Arthur Andersen LLP, our independent public accountants, and, except for the consolidated statement of operations for the fiscal year ended December 31, 1996 and the consolidated balance sheet data at December 31, 1997, are included elsewhere in this document. The consolidated statement of operations data for the fiscal year ended December 31, 1995, and for the six months ended June 30, 1999 and 2000 and the consolidated balance sheet data at December 31, 1995 and 1996 and at June 30, 1999 and 2000 are derived from our unaudited consolidated financial statements. Our unaudited consolidated financial statements have been prepared on a basis consistent with our audited consolidated financial statements. Please be advised that historical results are not necessarily indicative of the results to be expected in the future.



                                      SIX MONTHS ENDED
                                          JUNE 30,                     YEAR ENDED DECEMBER 31,
                                     ------------------   --------------------------------------------------
                                       2000      1999       1999      1998      1997     1996       1995
                                     --------   -------   --------   -------   ------   ------   -----------
                                        (UNAUDITED)                                              (UNAUDITED)
                                                      (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED STATEMENT OF
  OPERATIONS DATA:
Revenue:
  Contract service revenue.........  $  3,031   $ 1,741   $  3,915   $ 2,460   $2,255   $1,175     $  896
  Contract service
     revenue-affiliate.............     1,960       913      2,772     2,182    3,085       --         --
  Software revenue.................       803     1,507      2,386        44       --       --         --
                                     --------   -------   --------   -------   ------   ------     ------
     Total revenue.................     5,794     4,161      9,073     4,686    5,340    1,175        896
                                     --------   -------   --------   -------   ------   ------     ------
Operating expenses:
  Cost of providing services.......     6,757     2,406      5,859     4,304    3,052      570        442
  Cost of providing software
     revenue.......................       613       402        901       455       --       --         --
  General and administrative.......     5,052       999      4,554     1,963    1,823      298        222
  Research and development.........     1,798     1,351      3,185     2,181      566       --         --
  Client acquisition...............     5,729     1,089      5,278     1,144      547      418        347
  Depreciation and amortization....     1,268       228        943       307      133       12          8
  Stock-related compensation
     expense.......................        --     5,291      5,007        --       --       --         --
                                     --------   -------   --------   -------   ------   ------     ------
     Total operating expenses......    21,217    11,766     25,727    10,354    6,121    1,298      1,019
                                     --------   -------   --------   -------   ------   ------     ------
Loss from operations...............   (15,423)   (7,605)   (16,654)   (5,668)    (781)    (123)      (123)
Other income.......................       191        17        174        11       41       --         --
                                     --------   -------   --------   -------   ------   ------     ------
Net loss before effect of
  accounting change................   (15,232)   (7,588)   (16,480)   (5,657)    (740)    (123)      (123)
Cumulative effect of accounting
  change...........................      (129)       --         --        --       --       --         --
                                     --------   -------   --------   -------   ------   ------     ------
Net loss...........................  $(15,361)  $(7,588)  $(16,480)  $(5,657)  $ (740)  $ (123)    $ (123)
                                     ========   =======   ========   =======   ======   ======     ======
Basic and diluted net loss per
  share(1):
  Net loss before effect of
     accounting change.............  $  (1.35)  $ (1.05)  $  (2.05)  $ (0.79)  $(0.10)  $(0.02)    $(0.02)
  Cumulative effect of accounting
     change........................     (0.01)       --         --        --       --       --         --
                                     --------   -------   --------   -------   ------   ------     ------
  Net loss.........................  $  (1.36)  $ (1.05)  $  (2.05)  $ (0.79)  $(0.10)  $(0.02)    $(0.02)
Shares used in computing basic and
  diluted net loss per share.......    11,260     7,200      8,055     7,200    7,200    7,200      7,200

                                                  SIX MONTHS
                                                    ENDED
                                                   JUNE 30,               YEAR ENDED DECEMBER 31,
                                               ----------------   ---------------------------------------
                                                2000      1999     1999      1998     1997    1996   1995
                                               -------   ------   -------   ------   ------   ----   ----
                                                 (UNAUDITED)                                  (UNAUDITED)
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents....................  $ 4,210   $  128   $15,780   $  503   $  106   $ --   $ --
Accounts receivable..........................    1,160    1,046       981      601      889    303    300
Property and equipment, net..................    7,380    1,994     6,287      694      686    256    250
Other assets.................................      450      180     1,005       24       51     --     --
                                               -------   ------   -------   ------   ------   ----   ----
Total assets.................................  $14,343   $3,348   $24,053   $1,822   $1,732   $559   $550
                                               =======   ======   =======   ======   ======   ====   ====
Accounts payable and accrued liabilities.....    3,474      962     3,110    1,195      874    361    369
Deferred revenue.............................    2,147    1,001       994      627       --     --     --
Other liabilities and notes payable..........    3,506       79        --       --       --     --     --
                                               -------   ------   -------   ------   ------   ----   ----
Total liabilities............................    9,127    2,042     4,104    1,822      874    361    369
Stockholders' equity.........................    5,216    1,306    19,949       --      858    198    181
Total liabilities and stockholders' equity...  $14,343   $3,348   $24,053   $1,822   $1,732   $559   $550
                                               =======   ======   =======   ======   ======   ====   ====


---------------


(1) Shares used in computing basic and diluted net loss per share are based on the weighted average shares outstanding in each period. Basic net loss per share excludes any dilutive effects of stock options and our employee stock purchase plan. Diluted net loss per share includes the dilutive effects of the assumed exercise of stock options using the treasury stock method and our employee stock purchase plan. However, the effects of 3,049,000 outstanding stock options and 2,111,000 outstanding warrants have been excluded from the calculation of diluted net loss per share for the six months ended June 30, 2000 as their inclusion would be antidilutive.

            MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                             AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with our financial statements and the notes appearing elsewhere in this prospectus. The following discussion contains forward-looking statements. Our actual results may differ materially from those projected in the forward-looking statements. Factors that might cause future results to differ materially from those projected in the forward-looking statements include those discussed in "Risk Factors" and elsewhere in this prospectus.

OVERVIEW


     ReSourcePhoenix.com provides Financial Outsourcing services consisting of outsourced hosting and application support (ASP) services as well as financial and management reporting, accounting management, transaction processing and record keeping services. We allow our clients to focus on their core businesses by outsourcing the infrastructure and operations of these critical back-office functions.



     Our operating subsidiary, ReSource/Phoenix, Inc., commenced operations on January 1, 1997. Before this time, we operated as part of Phoenix Leasing Incorporated, a commercial lender and sponsor and syndicator of publicly traded limited partnerships. In August 1999, we reorganized into a holding company structure. As a result, we currently conduct all of our operations through our wholly owned subsidiary ReSource/Phoenix, Inc.



     At the time of our formation, we provided information technology, accounting, finance and transaction processing services to entities affiliated with Phoenix Leasing which had at that time total combined assets of more than $200 million. We currently provide services to three clients affiliated with Phoenix Leasing.


     We introduced our S.T.A.R. and our original Financial Outsourcing, formerly ReFOCOS, services in 1993. Using our S.T.A.R. service, we perform a variety of investor relations functions for sponsors of limited partnerships and real estate investment trusts. Using our original Financial Outsourcing service, we perform a wide variety of accounting, finance, transaction processing and other related services for our clients. Our original Financial Outsourcing and S.T.A.R. services are based on point-to-point client-server technology.

     In March 1999, we began licensing our M.A.R.S. software, which is a customer relationship management application aimed at the mutual fund and variable annuity industries. All of our software clients have entered into annual software maintenance and support contracts. The first of these contracts comes up for renewal in the second quarter of 2000.

     We introduced our Web-enabled Financial Outsourcing service and our hosted M.A.R.S. service in November 1998 and August 1999, respectively. Our Web-enabled Financial Outsourcing service is similar to our original Financial Outsourcing service, except that clients can now access the service using the Internet. We successfully implemented the first hosted M.A.R.S. client during the fourth quarter of 1999. With the hosted M.A.R.S. service offerings, we install and maintain the M.A.R.S. software in our data operations center for our clients.

     Contract service revenue. We derive contract service revenue primarily from fees to provide monthly information technology, accounting, finance and transaction processing for services related to Financial Outsourcing and S.T.A.R. Prior to January 1, 2000, implementation fees and subsequent consulting fees were recognized when the work was completed on a percentage of completion basis. As of January 1, 2000, fees for these services are deferred and amortized over the estimated contract service period, which is estimated to be three years. The method of recognizing implementation and consulting fees was changed in response to the Security and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101 "Revenue Recognition." The effect is reported as a change in accounting principle in accordance with Accounting Principles Board Opinion ("APB") No. 20, "Accounting Changes". The cumulative effect of changing to a new method of accounting effective January 1, 2000 was to increase net loss by $129,000 or $0.01 basic and fully diluted loss per share for the three months ended March 31, 2000.

     Contract service revenue -- affiliate. We derive contract service revenue from affiliates by providing our S.T.A.R. and Financial Outsourcing service to certain affiliate companies. Prior to August 1, 1999, we charged our affiliates the fully allocated cost to provide such services. Effective August 1, 1999, we increased our fees to affiliates to reflect a market rate. We recognize affiliate revenue in the same manner as our contract service revenue.

     Software revenue. We derive software revenue from software license fees, consulting services, maintenance, hosting and training for our M.A.R.S. software. Maintenance and hosting fees have been reclassified from contract service revenue to software revenue. Software license fee revenue consists principally of up-front license fees earned from the licensing of the M.A.R.S. software and related implementation and installation. Revenue from up-front software license agreements is recognized in accordance with the American Institute of Certified Public Accountants Statement of Position 97-2. This revenue is recognized when delivery has occurred, collection is deemed probable, the fee is fixed or determinable, and vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement. Historically, we licensed our M.A.R.S. product primarily on a perpetual basis. Consulting services and training revenues are recognized as services are performed and accepted by the customers. Maintenance revenue is recognized ratably over the term of the agreement. In instances where software license agreements include a combination of consulting services, training and maintenance, these separate elements are unbundled from the agreement based on the element's fair value.


     We also provide M.A.R.S. services on a hosted basis, whereby our customers do not take possession of the software, instead, the software resides on our server. We then provide implementation and maintenance services as described in the paragraph above. Revenue from our hosting services (including up front implementation fees) is recognized ratably over the term of the agreement. This treatment is in accordance with the tentative conclusion reached by the Emerging Issues Task Force (EITF) of the Financial Accounting Standards Board (FASB) on Issue No. 00-3 "Application of AICPA Statement of Position 97-2, Software Revenue Recognition to Arrangements that Include the Right to Use Software Stored on Another Entity's Hardware". That conclusion was that SOP 97-2 only applies to hosting arrangements in which the customer has the contractual right to take possession of the software at anytime during the hosting period without significant penalty and it is feasible for the customer to either run the software on its own hardware or contract with an unrelated third party to host the software. In the case of our hosting arrangements, the software may only be used through access to our data processing facility under our direct supervision and control.


     We expect that in the future software revenue will decline as a percentage of total revenue as we devote greater resources to our other outsourced business services.


     Components of costs and expenses. Cost of providing services includes salaries and benefits for personnel in our data center, Financial Outsourcing and S.T.A.R. operations groups, fees paid to outside service providers other than implementation service providers and other miscellaneous operating costs. Cost of providing software revenue includes salaries and benefits for personnel in our M.A.R.S. technical support and installation groups and costs related to consulting, training and updates. General and administrative expenses include salaries and benefits for management personnel, fees paid to outside service providers for corporate-related services and other overhead expenses. Research and development expenses include salaries and benefits for personnel engaged in M.A.R.S. development, consulting fees paid to outside service providers engaged in M.A.R.S. development, miscellaneous costs associated with M.A.R.S. development, and similar types of expenses engaged in application development efforts related to our Financial Outsourcing service. Client acquisition expense primarily includes salaries, benefits and commissions paid to our sales and marketing and implementation personnel, travel expenses of our sales and marketing and implementation personnel, certain advertising expenses and fees paid to outside implementation consultants.


     Stock-related compensation expense. As a result of stock options granted in 1999, we recognized stock-related compensation expense of $5.3 million in 1999, $2.9 million of which was recognized in the second quarter of 1999.



     Revenue and operating expense trends. On April 14, 2000 we announced that our revenue growth would be less than previously anticipated due to business conditions and the impact of the adoption of SAB 101. Factors acting to slow future revenue growth from levels previously anticipated include, among other things, an expected reduction in fees from affiliate companies due to reduced operations and the closure of one of the affiliates; delays in the selling cycle, due in part to concerns over the Company's financial viability going forward; planned strategic reductions in client acquisition expenditures; and the adoption of SAB 101, which defers revenue that would otherwise have been reported during the current year.



     In response to anticipated slower sales growth we initiated several steps in late April to reduce our operating cost structure. Those steps included, among other things, staff reductions, primarily in the areas of general and administrative and client acquisition expenses, and reduced spending in certain support and product development areas. Those steps, together with a slower pace of staff additions in the client services areas, did reduce the Company's cash operating requirements late in the second quarter. Despite these steps we will continue to incur losses and negative cash flow over the next several quarters.



RECENT DEVELOPMENTS REGARDING DEBT FINANCINGS



     On June 7, 2000, we entered into a line of credit, in the form of a factoring arrangement, for up to $2,000,000 with Pacific Business Funding, a division of Cupertino National Bank. Pursuant to the credit agreement, we may borrow up to 80% against all eligible receivables due within 90 days, and we will pay interest at a rate of 15% per annum on the average daily balance of the amount borrowed, and an administration fee of 1/2% of the face amount of each invoice financed. In addition, we paid a commitment fee of 1% of the commitment amount. The line of credit is secured by our accounts receivable. Eligible receivables are expected to yield actual borrowing capacity under the facility in the $500,000 to $800,000 range over the balance of the calendar year. Borrowings are made against specific receivables and then repaid as the receivables are collected by the Company. As such, most borrowings are made and repaid within the same month. The Company had a balance of $0.1 million and $0.1 million outstanding under the facility at June 30, 2000 and July 31, 2000, respectively. In connection with the credit agreement, we issued a warrant to Pacific Business Funding to purchase up to 85,715 shares of our Class A common stock at $1.75 per share, which is the average closing price of our Class A common stock on the Nasdaq National Market, for the five trading days prior to Pacific Business Funding's credit commitment.



     On June 23, 2000, our wholly owned subsidiary, ReSource/Phoenix, Inc. entered into a senior loan and security agreement with Lease Management Associates, Inc., or LMA, an affiliate of Gus Constantin, our Chairman, Chief Executive Officer and majority stockholder, for a loan in the amount of $3,000,000. The full amount of the loan was drawn down by the Company on June 23, 2000. During the term of the loan, we will make thirty-six monthly payments of $90,000 and a final payment of $600,000. ReSource/Phoenix, Inc. granted LMA a security interest in specific equipment, machinery, furniture and fixtures. The interest rate on the loan is approximately 15% per annum. We issued a guaranty to LMA in connection with the loan to our wholly owned subsidiary. In addition, we issued a warrant to LMA to purchase up to 150,000 shares of our Class A common stock at $2.07 per share.


CONSOLIDATED RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, certain items reflected in our consolidated statement of operations expressed as a percentage of revenue.


                                                SIX MONTHS
                                                  ENDED
                                                 JUNE 30,         YEAR ENDED DECEMBER 31,
                                             ----------------    -------------------------
                                              2000      1999      1999      1998     1997
                                             ------    ------    ------    ------    -----
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Contract service revenue.................    52.3%     42.1%     43.1%     52.5%    42.2%
  Contract service revenue -- affiliate....    33.8      21.9      30.6      46.6     57.8
  Software revenue.........................    13.9      36.0      26.3       0.9       --
                                             ------    ------    ------    ------    -----
     Total revenue.........................   100.0     100.0     100.0     100.0    100.0
Operating expenses:
  Cost of providing services...............   116.6      57.8      64.6      91.9     57.2
  Cost of providing software revenue.......    10.6       9.6       9.9       9.7       --
  General and administrative...............    87.2      24.0      50.2      41.9     34.1
  Research and development.................    31.0      32.5      35.1      46.5     10.6
  Client acquisition.......................    98.9      26.2      58.2      24.4     10.2
  Depreciation and amortization............    21.9       5.5      10.4       6.5      2.5
  Stock-related compensation expense.......      --     127.2      55.2        --       --
                                             ------    ------    ------    ------    -----
     Total operating expenses..............   366.2     282.8     283.6     220.9    114.6
                                             ------    ------    ------    ------    -----
Loss from operations.......................  (266.2)   (182.8)   (183.6)   (120.9)   (14.6)
Other income...............................     3.3       0.4       1.9       0.2      0.7
                                             ------    ------    ------    ------    -----
Net loss before change in accounting
  principle................................  (262.9)   (182.4)   (181.7)%  (120.7)%  (13.9)%
                                             ======    ======    ======    ======    =====
Cumulative effect on prior years of change
  in accounting principle..................    (2.2)       --        --        --       --
                                             ------    ------    ------    ------    -----
Net loss...................................  (265.1)%  (182.4)%  (181.7)%  (120.7)%  (13.9)%
                                             ======    ======    ======    ======    =====



SIX MONTHS ENDED JUNE 30, 2000 COMPARED TO SIX MONTHS ENDED JUNE 30, 1999



     Revenue. Total revenue increased 39.2% or $1.6 million for the six months ended June 30, 2000 when compared with the same period in 1999. The increase was primarily due to growth in our Financial Outsourcing service for both affiliate and non-affiliate clients offset by a decrease in revenues from our software product.



     Contract service revenue. Contract service revenue increased 74.1% or $1.3 million for the six months ended June 30, 2000 when compared with the same period of fiscal 1999. Revenue from our Financial Outsourcing service contributed $1.1 million of the increase with the balance coming from growth in our S.T.A.R. offering. The higher revenue from Financial Outsourcing was due primarily from client additions and, to a lesser extent, increased fees from existing clients.

     Contract service revenue -- affiliate. Contract service revenue from affiliates increased 114.7% or $1.0 million for the six months ended June 30, 2000 compared with the same period in 1999. The increase in contract service revenue from affiliates was primarily due to a change in August 1999 from a fee based on allocated cost to a fee schedule that was reflective of market rates for the services provided.



     Software revenue. Software revenue decreased 46.7% or $0.7 million for the six months ended June 30, 2000 when compared with the same period in 1999. The decrease was primarily due to the final installation and acceptance in June 1999 for some clients who had been in beta testing of our current M.A.R.S. product released in March 1999. Revenue for the first six months of 2000 was primarily related to the sale of additional licenses to existing clients, rather than the addition of new clients, and higher maintenance revenue.



     Cost of providing services. Cost of providing services increased 180.8% or $4.4 million in the six months ended June 30, 2000 when compared with the same period in 1999. The increase was primarily due to the increase in full time and contract personnel and related expenses to our operations and data center groups since the second quarter of 1999. Increased labor, labor-related benefit and contract labor expenses accounted for $3.2 million or 72.7% of the increase in our cost of providing services compared with the same period in 1999. Expenses for general office expenses, travel and software maintenance costs contributed most of the balance of the increase in cost over the prior year.



     Cost of providing software revenue. Cost of providing software revenue increased 52.5% or $0.2 million for the six months ended June 30, 2000 when compared with the same period in 1999. The increase was due to the increase in M.A.R.S. clients from eight as of June 30, 1999 to 10 at the end of the second quarter of fiscal 2000 and to increased maintenance costs related to the client base.



     General and administrative expenses. General and administrative expenses increased 405.7% or $4.1 million for the six months ended 2000 compared with the same period in 1999. The increase was primarily due to the hiring of additional management and administrative personnel to support our anticipated growth. Included in the increase in expenses is a one time charge of approximately $800,000 associated with the cost reduction program initiated during the second quarter. Excluding those charges, the increase in general and administrative expenses was $3.3 million for the six months ended June 30, 2000 compared with the same period in fiscal 1999.



     Research and development expenses. Research and development expenses increased 33.1% or $0.4 million for the six months ended June 30, 2000 when compared with the same period of fiscal 1999. The increase was due primarily to salary, related benefits and contract service costs for individuals hired to develop enhancements and new features to our M.A.R.S. software product and conduct application development work for our Financial Outsourcing services.



     Client acquisition expenses. Client acquisition expenses increased 426.1% or $4.6 million for the six months ended June 30, 2000 compared with the same period in fiscal 1999. The increase was due largely to incremental salary and benefits expense of $2.3 million resulting from hiring additional sales and implementation personnel for our Financial Outsourcing services. Outside consultant expenses incurred supporting new Financial Outsourcing client implementations increased $0.8 million over the same period in the prior year. Other sales support costs, including higher advertising and promotional expenses, together with the opening of 14 regional sales offices, also contributed to the higher costs incurred in 2000 compared to the same period in 1999.



     Stock-related compensation expense. As a result of stock options granted in 1999, we recognized stock-related compensation expense of $2.9 million and $5.3 million in the three and six months ended June 30, 1999. We had no stock-related compensation expense in the first six months of 2000.

     Cumulative effect on prior years for a change in accounting principle. As of January 1, 2000, the method of recognizing implementation fees for our Financial Outsourcing and for M.A.R.S. hosted clients was changed from a percentage of completion basis to recognition ratably over the estimated contract life. We adopted a three-year period for such amortization, in response to the Security and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." In accordance with Accounting Principles Board Opinion ("APB") No. 20, "Accounting Changes," the effect of changing to a new method of accounting effective at the beginning of our fiscal year, January 1, 2000, is to report the cumulative effect on prior year income as of January 1, 2000 which resulted in an increase in net loss of $129,000.



YEAR ENDED DECEMBER 31, 1999 COMPARED TO YEAR ENDED DECEMBER 31, 1998


     Revenue. Total revenue increased 94% to $9.1 million in 1999 from $4.7 million in 1998, primarily due to growth in both our Financial Outsourcing service for non-affiliate clients and sales of our M.A.R.S. product.

     Contract service revenue. Contract service revenue increased 62% to $3.9 million in 1999 from $2.5 million in 1998. Financial Outsourcing revenue increased 138% to $1.9 million in 1999 from $0.8 million in 1998. The revenue increase was primarily due to the increase in the number of non-affiliated Financial Outsourcing clients from eleven at December 31, 1998 to 23 at December 31, 1999. S.T.A.R. revenue increased 20% to $2.0 million in 1999 from $1.7 million in 1998. The increase in S.T.A.R. revenue was attributed to the addition of one new client in the year and increased activity for existing clients. The total number of S.T.A.R. clients in 1999 was 14 compared to 13 in the prior year.

     Contract service revenue -- affiliate. Contract service revenue from affiliates increased 27% to $2.8 million in 1999 from $2.2 million in 1998. The increase in contract service revenue from affiliates was primarily due to a change in August 1999 from a fee based on allocated cost to a fee schedule that was reflective of market rates for the services provided.

     Software revenue. Software revenue increased to $2.4 million in 1999 from $44,000 in 1998. This increase was primarily due to the introduction of our current M.A.R.S. release in March 1999. The number of M.A.R.S. clients under contract increased from 6 at December 31, 1998 to 10 at December 31, 1999.

     Cost of providing services. Cost of providing services increased 36% to $5.9 million in 1999 from $4.3 million in 1998. The increase was primarily due to the increase in the number of clients serviced, which required us to add personnel in our operations group. Increased labor and related benefit expenses accounted for 86% of the increase in our cost of providing services and represented 88% of the total cost of providing services in 1999 and in 1998.

     Cost of providing software revenue. Cost of providing software revenue increased 98% to $0.9 million in 1999 from $0.5 million in 1998. The increase was primarily due to the increase in M.A.R.S. contracts.

     General and administrative expenses. General and administrative expenses increased 132% to $4.6 million in 1999 from $2.0 million in 1998. The increase was primarily due to the hiring of additional management and administrative personnel to support our operations.

     Research and development expenses. Research and development expenses increased 46% to $3.2 million in 1999 from $2.2 million in 1998. The increase was primarily due to hiring additional full-time and contract personnel to develop enhancements and new features to our M.A.R.S. software product and conduct application development work for our Financial Outsourcing services.

     Client acquisition expenses. Client acquisition expenses increased 361% to $5.3 million in 1999 from $1.1 million in 1998. The increase was due largely to an incremental salaries and benefits expense of $1.9 million associated with hiring additional sales and implementation personnel for our Financial Outsourcing services and, to a lesser extent, M.A.R.S. Consultant expenses incurred supporting new outsourcing client implementations and the transition of existing clients to our Web-enabled Financial Outsourcing service, together with increased advertising and promotional expenses, also contributed to higher costs in 1999 compared to 1998.

     Stock-related compensation expense. As a result of stock options granted in 1999, we recognized stock-related compensation expense of $5.0 million in 1999.

YEAR ENDED DECEMBER 31, 1998 COMPARED TO YEAR ENDED DECEMBER 31, 1997

     Revenue. Total revenue decreased 12% to $4.7 million in 1998 from $5.3 million in 1997, primarily due to a decrease in contract service revenue from affiliates from $3.1 million in 1997 to $2.2 million in 1998.

     Contract service revenue. Contract service revenue increased 9% to $2.5 million in 1998 from $2.3 million in 1997. S.T.A.R. revenue increased 6% to $1.7 million in 1998 from $1.6 million in 1997. Financial Outsourcing revenue increased 14% to $0.8 million in 1998 from $0.7 million in 1997. During this period, the number of our S.T.A.R. clients increased to 13 in 1998 from 11 in 1997 and the number of non-affiliate Financial Outsourcing clients increased to seven in 1998 from five in 1997. A number of the new contract service clients began service late in 1998 so we did not benefit from a full year of revenue from these clients.

     Contract service revenue -- affiliate. Contract service revenue from affiliates decreased 29% to $2.2 million in 1998 from $3.1 million in 1997. This decrease in contract service revenue from affiliates was due to the disposal by an affiliate of certain of its business units for which we provided contract services.

     Software revenue. Software revenue increased from zero in 1997 to $44,000 in 1998. This increase consists primarily of non-refundable installation fees for our M.A.R.S. product.

     Cost of providing services. Cost of providing services increased 41% to $4.3 million in 1998 from $3.1 million in 1997. The increase was primarily due to the increase in the number of clients serviced, which required us to add personnel in our operations group and resulted in additional salaries and benefits of $1.2 million for these personnel.

     Cost of providing software revenue. Cost of providing software revenue increased to $0.5 million in 1998 from zero in 1997. The increase was due to the increase in M.A.R.S. contracts.

     General and administrative expenses. General and administrative expenses were essentially unchanged at $2.0 million and $1.8 million in 1998 and 1997, respectively.

     Research and development expenses. Research and development expenses increased 285% to $2.2 million in 1998 from $0.6 million in 1997. The increase was primarily due to hiring additional full-time and contract personnel to develop enhancements and new features to our M.A.R.S. software product.

     Client acquisition expenses. Client acquisition expenses increased 109% to $1.1 million in 1998 from $0.5 million in 1997. The increase was primarily due to salaries, benefits and travel expenses of $0.5 million associated with hiring additional sales and implementation personnel for the M.A.R.S. and Financial Outsourcing services as well as costs associated with hiring additional implementation consultants to transition our existing Financial Outsourcing clients to our Web-enabled service.

QUARTERLY RESULTS OF OPERATIONS


     The following table sets forth selected unaudited quarterly consolidated financial information for each of the eight quarters in the period ended June 30, 2000, as well as such data expressed as a percentage of our revenue for the periods presented. This information has been derived from unaudited consolidated statement of operations data that, in the opinion of management, are stated on a basis consistent with the audited consolidated financial statements and include all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of such information in accordance with generally accepted accounting principles. Certain prior period amounts have been reclassified to conform to the current period presentation. Our results of operations for any quarter are not necessarily indicative of the results to be expected in any future period.


                                                                            QUARTER ENDED
                                              --------------------------------------------------------------------------
                                              JUNE 30,   MARCH 31,   DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                                2000       2000          1999           1999          1999       1999
                                              --------   ---------   ------------   -------------   --------   ---------
                                                                            (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Contract service revenue..................  $ 1,628     $ 1,403      $ 1,221         $   953      $   932     $   809
  Contract service revenue -- affiliate.....      944       1,016        1,059             800          435         478
  Software revenue..........................      271         532          322             557        1,413          94
                                              -------     -------      -------         -------      -------     -------
    Total revenue...........................    2,843       2,951        2,602           2,310        2,780       1,381
Operating expenses:
  Cost of providing services................    3,414       3,343        2,030           1,423        1,378       1,028
  Cost of providing software revenue........      289         324          268             231          225         177
  General and administrative................    2,747       2,305        2,085           1,470          488         511
  Research and development..................      796       1,002          812           1,022          695         656
  Client acquisition........................    2,607       3,122        2,805           1,384          613         476
  Depreciation and amortization.............      667         601          464             251          137          91
  Stock-related compensation expense........       --          --        3,051          (3,335)       2,933       2,358
                                              -------     -------      -------         -------      -------     -------
    Total operating expenses................   10,520      10,697       11,515           2,446        6,469       5,297
                                              -------     -------      -------         -------      -------     -------
Loss from operations........................   (7,677)     (7,746)      (8,913)           (136)      (3,689)     (3,916)
Other income (expense)......................       16         175          184             (27)           8           9
                                              -------     -------      -------         -------      -------     -------
Net loss before effect of accounting
  change....................................   (7,661)     (7,571)      (8,729)           (163)      (3,681)     (3,907)
Cumulative effect of accounting change......       --        (129)          --              --           --          --
                                              -------     -------      -------         -------      -------     -------
Net loss....................................  $(7,661)    $(7,700)     $(8,729)        $  (163)     $(3,681)    $(3,907)
                                              =======     =======      =======         =======      =======     =======

                                                     QUARTER ENDED
                                              ----------------------------
                                              DECEMBER 31,   SEPTEMBER 30,
                                                  1998           1998
                                              ------------   -------------
                                                     (IN THOUSANDS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Contract service revenue..................    $   643         $   579
  Contract service revenue -- affiliate.....        559             589
  Software revenue..........................          2               2
                                                -------         -------
    Total revenue...........................      1,204           1,170
Operating expenses:
  Cost of providing services................        916           1,041
  Cost of providing software revenue........        187             210
  General and administrative................        807             489
  Research and development..................        956             588
  Client acquisition........................        528             262
  Depreciation and amortization.............         86              80
  Stock-related compensation expense........         --              --
                                                -------         -------
    Total operating expenses................      3,480           2,670
                                                -------         -------
Loss from operations........................     (2,276)         (1,500)
Other income (expense)......................          3              49
                                                -------         -------
Net loss before effect of accounting
  change....................................     (2,273)         (1,451)
Cumulative effect of accounting change......         --              --
                                                -------         -------
Net loss....................................    $(2,273)        $(1,451)
                                                =======         =======


                                                                     AS A PERCENTAGE OF REVENUE
                                             --------------------------------------------------------------------------
                                             JUNE 30,   MARCH 31,   DECEMBER 31,   SEPTEMBER 30,   JUNE 30,   MARCH 31,
                                               2000       2000          1999           1999          1999       1999
                                             --------   ---------   ------------   -------------   --------   ---------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Contract service revenue.................     57.3%      47.5%         48.5%          42.8%         33.7%      58.9%
  Contract service revenue -- affiliate....     33.2       34.4          40.7           34.6          15.6       34.6
  Software revenue.........................      9.5       18.0          10.8           22.7          50.7        6.5
                                              ------     ------        ------         ------        ------     ------
    Total revenue..........................    100.0      100.0         100.0          100.0         100.0      100.0
Operating expenses:
  Cost of providing services...............    120.1      113.3          78.0           61.6          49.6       74.4
  Cost of providing software revenue.......     10.2       11.0          10.3           10.0           8.1       12.8
  General and administrative...............     96.6       78.1          80.1           63.6          17.6       37.0
  Research and development.................     28.0       34.0          31.2           44.2          25.0       47.5
  Client acquisition.......................     91.7      105.8         107.8           59.9          22.1       34.5
  Depreciation and amortization............     23.4       20.4          17.8           10.9           4.9        6.6
  Stock-related compensation expense.......       --         --         117.3         (144.4)        105.5      170.7
                                              ------     ------        ------         ------        ------     ------
    Total operating expenses...............    370.0      362.5         442.5          105.9         232.7      383.6
                                              ------     ------        ------         ------        ------     ------
Loss from operations.......................   (270.0)    (262.5)       (342.5)          (5.9)       (132.7)    (283.6)
                                              ------     ------        ------         ------        ------     ------
Other income (expense).....................      0.5        5.9           7.1           (1.2)          0.3        0.7
Net loss before effect of accounting
  change...................................   (269.5)    (256.6)       (335.5)          (7.1)       (132.4)    (282.9)
                                              ------     ------        ------         ------        ------     ------
Cumulative effect of accounting change.....       --       (4.4)           --             --            --         --
                                              ------     ------        ------         ------        ------     ------
Net loss...................................   (269.5)%   (261.0)%      (335.5)%         (7.1)%      (132.4)%   (282.9)%
                                              ======     ======        ======         ======        ======     ======

                                              AS A PERCENTAGE OF REVENUE
                                             ----------------------------
                                             DECEMBER 31,   SEPTEMBER 30,
                                                 1998           1998
                                             ------------   -------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenue:
  Contract service revenue.................       53.6%          49.7%
  Contract service revenue -- affiliate....       46.4           50.3
  Software revenue.........................         --             --
                                                ------         ------
    Total revenue..........................      100.0          100.0
Operating expenses:
  Cost of providing services...............       76.1           89.0
  Cost of providing software revenue.......       15.5           17.9
  General and administrative...............       67.0           41.8
  Research and development.................       79.4           50.3
  Client acquisition.......................       43.9           22.4
  Depreciation and amortization............        7.1            6.8
  Stock-related compensation expense.......         --             --
                                                ------         ------
    Total operating expenses...............      289.0          228.2
                                                ------         ------
Loss from operations.......................     (189.0)        (128.2)
                                                ------         ------
Other income (expense).....................        0.2            4.2
Net loss before effect of accounting
  change...................................     (188.8)        (124.0)
                                                ------         ------
Cumulative effect of accounting change.....         --             --
                                                ------         ------
Net loss...................................     (188.8)%       (124.0)%
                                                ======         ======

     Revenue. Total revenue has fluctuated between quarters but more than doubled over the last eight quarters primarily as a result of increased contract service revenues from a steadily increasing client base, contract services revenues from affiliates, and software revenue due to the introduction of our M.A.R.S. product in June 1999.



     Contract service revenue. Contract service revenue increased from $0.6 million for the quarter ended June 30, 1998 to $1.6 million for the quarter ended June 30, 2000 primarily as a result of adding additional Financial Outsourcing clients.



     Contract service revenue -- affiliate. Contract service revenue from affiliates fluctuates as a result of the disposition of affiliated entities as well as more recently due to a change in the quarter ended September 30, 1999 from a fee based on allocated cost to a fee schedule based on market rates.



     Software revenue. The higher level of software revenue beginning in the quarter ended June 30, 1999 was primarily due to the introduction of our current M.A.R.S. release in March 1999 and the increase in dedicated sales personnel. Revenue in the quarter ended June 30, 2000 was derived from the sale of additional licenses and services to existing clients, rather than the addition of new clients and higher maintenance revenue. Software revenue in the quarters ended March 31, 2000 and prior includes revenue deferred. Prior to 1999, the M.A.R.S. product was in beta testing at client sites. Customer acceptance was contingent upon installation of a final working copy of the software, which occurred during the quarter ended June 30, 1999. As a result, all software revenue was deferred until customer acceptance was received as required under SOP 97-2 except an insignificant amount of non-refundable installation fees. The number of M.A.R.S. clients under contract increased from six at December 31, 1998 to 10 at March 31, 2000.



     Cost of providing services. Cost of providing services has generally increased since December 31, 1997. These increases were primarily due to the addition of personnel and related expenses to service new clients and prepare for anticipated growth. Some of these operational infrastructure costs will be spread over future clients and as a result we expect that these costs as a percentage of revenue will decline in the future.



     Cost of providing software revenue. Cost of providing software revenue has generally increased over the eight quarters ended June 30, 2000. This increase has been primarily due to the increase in the number of M.A.R.S. contracts.



     General and administrative expenses. General and administrative expenses have fluctuated on a quarter-to-quarter basis as a result of additional personnel and related infrastructure to service new clients. The increase in general and administrative expenses for the quarter ended December 31, 1998 was primarily the result of an accrual for estimated legal fees. The increase in general and administrative expenses for the quarters ended September 30, 1999 through June 30, 2000 represents additional personnel and support costs underlying current and anticipated client growth. Included in the increase in expense for the quarter ended June 30, 2000 was a one time charge of approximately $800,000 associated with the cost reduction program initiated during the second quarter of 2000. Excluding that change, general and administrative expenses for the quarter ended June 30, 2000 would have been $1,947.



     Research and development expenses. Research and development expenses have fluctuated due to the hiring of an increased number of outside consultants to complete the development of our M.A.R.S. software product. The increase in research and development expenses for the quarter ended September 30, 1999 was primarily due to hiring additional full-time and contract personnel to develop enhancements and new features to our M.A.R.S. software product and conduct application development work for our Financial Outsourcing services. Development of our M.A.R.S. software product was substantially completed in the quarter ended December 31, 1999. Accordingly, we reduced the number of consultants used during this period, which reduced the amount of our research and development expenses. During the six months ended June 30, 2000, we increased the use of consultants to conduct development work for our Financial Outsourcing services and develop enhancements and new features for our M.A.R.S. product. The company capitalized approximately $0.3 million in development expenses during the second quarter ending June 30, 2000 related to a new version of the M.A.R.S. software that is expected to be released during the third quarter.



     Client acquisition expenses. Client acquisition expenses have generally increased on a quarter-to-quarter basis due to an increase in the number of new clients, increases in our personnel and investments in infrastructure. We completed the initial installations of our Web-enabled Financial Outsourcing service during the quarter ending December 31, 1998 and the increases in client acquisition expenses in 1999 and 2000 reflect increased staff, opening of 14 regional sales offices, the use of outside consultants working in conjunction with our internal implementation group, and increased advertising and promotional expenses.



     Stock-related compensation expense. Prior to the quarter ended December 31, 1999, stock-related compensation expenses represented expenses incurred in connection with our phantom stock plan. Awards under this plan vested over four years. The expenses for the quarters ended June 30, 1999 and March 31, 1999 were based on estimated share values of $26.09 and $23.48, respectively. In the quarter ended September 30, 1999, the estimate of the share value was revised to $8.00 per share based on the price at which shares were sold in our initial public offering. As a result, compensation expense was reduced by $3.3 million. Upon our initial public offering, our phantom stock plan was terminated and replaced by our 1999 stock option plan. In the quarter ended December 31, 1999, compensation expense of $2.0 million previously charged under the phantom plan was reversed and compensation expense of $5.0 million, representing the difference between the fair value of $8.00 per share and the exercise price of $2.08, was charged.



     Cumulative effect on prior years for a change in accounting principle. As of January 1, 2000, the method of recognizing implementation fees for our Financial Outsourcing and for M.A.R.S. hosted clients was changed from a percentage of completion basis to recognition ratably over the estimated contract life. We adopted a three-year period for such amortization, in response to the Security and Exchange Commission's Staff Accounting Bulletin (SAB) No. 101, "Revenue Recognition." In accordance with Accounting Principles Board Opinion ("APB") No. 20, "Accounting Changes," the effect of changing to a new method of accounting effective at the beginning of our fiscal year, January 1, 2000, is to report the cumulative effect on prior year income as of January 1, 2000 which resulted in an increase in net loss of $129,000.



     Our quarterly operating results have in the past and will in the future vary significantly depending on a variety of factors, including the number and size of new clients starting services, the decision of one or more clients to delay or cancel implementation or ongoing services, our ability to design, develop and introduce new services and features for existing services on a timely basis, transition costs to new technologies, expenses incurred for geographic expansion, price competition, and general economic factors. A substantial majority of our operating expenses, particularly personnel and related costs, depreciation and rent, are relatively fixed in advance of any particular quarter. Our agreements with our clients generally do not have significant penalties for cancellation. As a result, any decision by a client to delay or cancel implementation of our services or the under-utilization of personnel may cause significant variations in operating results in a particular quarter and could result in additional losses for such quarter. In addition, our business may be affected by the risks set forth in "Risk Factors." Our future revenue and operating results may vary substantially from quarter to quarter as well as year to year.


YEAR 2000 COMPLIANCE


     As of August 14, 2000, we had not incurred any material cost directly associated with our year 2000 compliance efforts, except for compensation expense associated with our salaried employees who have devoted some of their time to our year 2000 assessment and remediation efforts. We do not expect the total cost of year 2000 issues to be material to our business, financial condition and operating results.


     As of August 14, 2000, we had not encountered any material year 2000 problems with the hardware and software systems used in our operations. In addition, none of our critical venders have reported any material year 2000 problems nor have we experienced any decline in service levels from such venders.


     We expect to continue to monitor internal and external issues related to year 2000. While no material problems have been discovered, we cannot assure you that material problems will not materialize in the future.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, we have financed our operations primarily through equity contributions and loans from the Gus and Mary Jane Constantin 1978 Living Trust, our sole stockholder prior to our initial public offering, and from the net proceeds of our initial public offering, which closed in October 1999.


     At June 30, 2000, we had approximately $4.2 million of cash and cash equivalents. Net cash used in operating activities in the first six months of 2000 and 1999 was $12.7 million and $2.4 million, respectively. The increase in cash used in operating activities in 2000 compared to 1999 was primarily the result of higher net losses.



     Net cash used in investing activities in first six months of 2000 and 1999 was $2.4 million and $1.5 million, respectively. The net cash used in investing activities resulted primarily from capital expenditures for data processing equipment, software, leasehold improvements and furniture and fixtures. We expect to make additional capital expenditures for computer hardware and software, equipment and fixtures to support the continued growth of our operations.



     Net cash provided by financing activities in the first six months of 2000 and 1999 was $3.5 million and $3.6 million, respectively. Net cash provided by financing activities in 2000 resulted from proceeds from borrowings under the company's credit arrangements, $3.1 million; and the purchase of shares under certain employee benefit plans, $0.4 million. Net cash provided by financing activities in 1999 was due to capital contributions from our then sole stockholder.



     On June 7, 2000, we entered into a line of credit, in the form of a factoring arrangement, for up to $2,000,000 with Pacific Business Funding, a division of Cupertino National Bank. Pursuant to the credit agreement, we may borrow up to 80% against all eligible receivables due within 90 days, and we will pay interest at a rate of 15% per annum on the average daily balance of the amount borrowed, and an administration fee of 1/2% of the face amount of each invoice financed. In addition, we paid a commitment fee of 1% of the commitment amount. The line of credit is secured by our accounts receivable. Eligible receivables are expected to yield actual borrowing capacity under the facility in the $500,000 to $800,000 range over the balance of the calendar year. Borrowings are made against specific receivables and then repaid as the receivables are collected by the Company. As such, most borrowings are made and repaid within the same month. The Company had a balance of $0.1 million and $0.1 million outstanding under the facility at June 30, 2000 and July 31, 2000, respectively. In connection with the credit agreement, we issued a warrant to Pacific Business Funding to purchase up to 85,715 shares of our Class A common stock at $1.75 per share, which is the average closing price of our Class A common stock on the Nasdaq National Market, for the five trading days prior to Pacific Business Funding's credit commitment.



     On June 23, 2000, our wholly owned subsidiary, ReSource/Phoenix, Inc. entered into a senior loan and security agreement with Lease Management Associates, Inc., or LMA, an affiliate of Gus Constantin, our Chairman, Chief Executive Officer and majority stockholder, for a loan in the amount of $3,000,000. The full amount of the loan was drawn down by the Company on June 23, 2000. During the term of the loan, we will make thirty-six monthly payments of $90,000 and a final payment of $600,000. ReSource/Phoenix, Inc. granted LMA a security interest in specific equipment, machinery, furniture and fixtures. The interest rate on the loan is approximately 15% per annum. We issued a guaranty to LMA in connection with the loan to our wholly owned subsidiary. In addition, we issued a warrant to LMA to purchase up to 150,000 shares of our Class A common stock at $2.07 per share.



     We will need to raise additional capital during the third quarter. Subsequent to the end of the first quarter we began to implement a number of steps aimed at reducing our operating costs. Those steps included, among other things, staff reductions and the cessation of certain development efforts that have reduced expenditures for outside consulting expertise. Despite these efforts, we will continue to operate at a significant cash negative level. To obtain additional financing, we entered into a common stock purchase agreement with Torneaux. Our ability to raise funds pursuant to the agreement with Torneaux requires an effective registration statement and is subject to certain conditions at the time of each sale of our Class A common stock. We may not be able to satisfy the conditions for each sale of our Class A common stock.


RECENT ACCOUNTING PRONOUNCEMENTS


     In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC delayed the implementation date of SAB 101 for registrants with fiscal years that begin after December 15, 1999 to the fourth quarter of their fiscal year. We elected to implement SAB No. 101 the first quarter of 2000, the effect of which is described as follows:



     Effective January 1, 2000, we deferred recognition of implementation fees for our Financial Outsourcing, S.T.A.R. and M.A.R.S. hosting services and will amortize such fees ratably over a three-year period as client services are performed. Prior to January 1, 2000, implementation fees were recognized when the work was completed on a percentage of completion basis. The cumulative effect of the change in the method of recognizing implementation revenue on prior years' income was a one-time charge of $129,000 and a reduction in revenue from $6.8 million to $5.8 million in the first six months of fiscal 2000. Costs related to client implementation activities are expensed as incurred.



     In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued. We are required to adopt this statement in fiscal 2001. Because we do not currently use any derivative instruments, we do not anticipate that the adoption of the new statement will have a significant effect on our business or operating results.



     In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 and SOP 98-4 extending the deferral of the application of certain provisions of SOP 97-2 as amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. We have adopted SOP 98-9 and it did not have a material effect on our operating results or financial position.


QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

     We do not hold derivative financial instruments, derivative commodity investments or other financial investments or engage in foreign currency hedging or other transactions that expose us to material market risk.

                                    BUSINESS

OVERVIEW

     ReSourcePhoenix.com provides outsourced financial and management reporting, accounting management, transaction processing and record keeping services. We allow our clients to focus on their core businesses by outsourcing the infrastructure and operations of these critical back-office functions.

     We are pioneering the use of the Internet to integrate leading enterprise resource planning software applications with the expertise of information technology, finance, accounting and transaction processing professionals. Our solution offers the cost-effective benefits of outsourcing while providing the flexibility, control, customization, integration and scalability of an in-house system. We offer our clients access to leading enterprise resource planning software applications, which often are too costly and complex for early stage and middle market companies to obtain and operate.

INDUSTRY BACKGROUND

     Businesses increasingly need financial and management reporting systems that can collect, organize and disseminate information quickly and accurately for strategic, financial and competitive reasons. This trend has increased the competitive pressures on these companies to automate business processes and invest in more complex technology as a way to improve their information technology systems.

Shortfalls of traditional business information systems

     Current solutions are complex and costly. We believe that many of the leading enterprise resource planning software packages remain too complex and costly to be effective business process automation solutions for early stage and middle market companies. While many enterprise resource planning providers offer products that are targeted for these companies, the initial purchase, implementation, integration and operation of these packages generally require specialized knowledge and take up to twelve months, and frequently longer. Additionally, the infrastructure required to support these packages, once implemented, is frequently cost prohibitive for many early stage and middle market businesses. Faced with these challenges, many of these companies choose to forgo the capabilities of leading enterprise resource planning software packages in favor of less functional products.

     Personnel gap. The high cost of automating business processes has been exacerbated by the level of technical skill necessary to manage this technology and the shortage of qualified information technology, accounting, finance, and transaction processing professionals. There are indications that this shortage will continue and become more severe. Management consulting firm A.T. Kearney recently estimated that the shortage of high technology workers in Silicon Valley resulted in one in three jobs requiring special recruitment efforts or going unfilled, which leads to a loss of over $3 billion per year in lost production and additional recruiting costs. A 1998 study by the Information Technology Association of America found a shortage of 346,000 programmers, systems analysts and computer scientists.

     The emergence of ASPs and their limitations. Traditionally, companies wanting to implement Internet-enabled applications had to develop their own software applications or customize existing software packages. Recently, a number of companies known as application service providers, or ASPs, began providing integrated software applications for business enterprises. ASPs manage the hardware and software at their data centers and provide access to clients over the Internet. ASPs do not, however, provide the accounting, financial analysis, data compilation or transaction processing professionals and infrastructure that is required to effectively operate these software applications. Moreover, ASPs can exacerbate an existing problem by putting more complicated technology in the hands of users without providing the additional training or support that is required to operate this technology effectively.

Need for an outsourced solution

     International Data Corporation estimated that outsourcing spending in the United States will grow from approximately $51 billion in 1998 to more than $81 billion in 2003. Reasons for the growth in outsourcing include:

     - the desire by companies to focus on their core businesses;

     - the difficulties of attracting and retaining qualified personnel in information technology, accounting, finance, transaction processing and other business specialties;

     - the time and expense required to keep these personnel current in their skills;

     - the inability of many companies to effectively adopt and implement advanced business processes;

     - the challenges inherent in developing and maintaining software applications, and data and communications networks; and

     - the ongoing cost to keep up with leading technologies.

     Designing, developing and implementing information technology solutions for individual businesses has become increasingly complex. Companies can improve their core business processes, reduce costs and enhance their competitive position by outsourcing these processes to an affordable, single-source provider that integrates the functionality of leading enterprise resource planning software applications with the expertise of information technology, accounting, finance and transaction processing professionals.

OUR SOLUTION

     We provide our clients with a single-source, cost-effective outsourced financial and management reporting solution, which allows our clients to:

     - Maintain focus on growing their businesses. Our solution allows our clients to focus on executing their business strategy. By outsourcing these critical back-office functions to us, our clients minimize the distractions of managing the personnel and technology necessary to perform these tasks and instead focus on their core businesses.

     - Receive better business information. We allow our clients to utilize and benefit from leading enterprise resource planning software applications, which are often too costly and complex for early stage and middle market companies to obtain and operate. These applications can provide more detailed information on costs, expenses, trends, budgeting, sales and other areas more quickly than less functional solutions.

     - Reduce costs. Early stage and middle market companies often are financially constrained and seek to reduce the use of capital for non-core functions. By outsourcing these functions, these companies can reduce or eliminate the costs of:

       -- purchasing enterprise resource planning and other functional software and computer hardware;

       -- integrating and implementing the software and hardware with existing systems;

       -- recruiting, hiring and training an extensive staff of information technology, accounting, finance, transaction processing and other business professionals;

       -- ongoing training of these personnel in their respective operational areas;

       -- expanding overhead to support the growing organization; and

       -- ongoing technology and process upgrades.

     - Gain access to the most advanced enterprise resource planning applications available. We are committed to providing our clients with the most advanced enterprise resource planning applications available. We currently employ a dedicated information technology group whose function is to continually evaluate new applications and technologies, as well as integrate new releases of existing software applications into our service offerings. As a result, our clients have access to leading applications, such as Oracle financial reporting and database applications, while avoiding the complexity of keeping current with multiple product and service roll-outs.

     - Gain access to the expertise of a broad range of professionals. We offer our clients access to a broad range of professionals who are highly-qualified and specialized in areas of information technology, accounting, finance and transaction processing. Our business professionals assess each client's needs, reengineer and design each client's business processes and implement a value-added solution. The skills offered by these professionals generally are in short supply and difficult for many companies to acquire. We believe that we are well positioned to attract and retain these professionals because we offer expanded opportunities for development and career advancement and exposure to leading-edge technologies not customarily found at many early stage and middle market companies.

OUR STRATEGY

     Our objective is to become the leading single-source provider of financial and management reporting services for early stage and middle market companies, and selected financial services companies. Key elements of our strategy include:

     - Target early stage and middle market companies. We plan to focus our marketing efforts on early stage and middle market companies. These companies often have difficulty collecting, organizing and disseminating financial and business information and often are more receptive to outsourcing as a means of solving these problems. We plan to establish early relationships with these companies and grow with them as their needs in these areas expand and become more complex.

     - Build recurring revenue by continuing to emphasize client service. We plan to continue to build recurring revenue by supporting our clients' needs as they grow. We believe that our client service focus will enable us to expand our existing client relationships and to add new clients.

     - Extend technology leadership. We believe that our ability to offer the latest, most technologically advanced services possible is critical to expanding our current client relationships and client base. To this end, we employ a sizable staff of business and information technology professionals whose function is to expand and update our service offerings so that our clients can benefit from the latest technology available. We also aggressively recruit key professionals in implementation and information technology management including research and development, development and quality assurance.

     - Strengthen our brand. We believe that a strong brand is critical to attracting and expanding our client base. Until now we have relied on our own sales and marketing professionals, and referrals from our current clients and strategic partners as our primary means of attracting new clients. We launched a comprehensive advertising campaign, which includes Internet, radio and print advertisements, in September 1999.

     - Offer integrated e-commerce solutions. We plan to offer integrated software applications to our clients that seek e-commerce solutions. Our goal is to offer our clients a complete solution including online transaction processing, integration of databases, and management of network architecture and back-office operations. We entered into relationships with BroadVision in November 1999 and with Vitria in December 1999 to integrate their solutions into our service offerings.

     - Broaden service offerings. We plan to broaden our service offerings, including payroll and human resource management services, through strategic alliances. These alliances could include co-marketing or co-branding relationships. We believe that by offering these additional services, we will be able to provide a more comprehensive solution to alleviate the problems encountered by our clients performing these functions internally.

     - Develop additional relationships with trusted business partners of early stage and middle market companies. We plan to leverage and expand our relationships with the professional advisors, key suppliers and other trusted business partners of early stage and middle market companies who have the ability to refer business to us. For example, we currently have relationships with certain banking institutions for venture-backed, early stage companies, and with Sun Microsystems and Cisco Systems, two leading producers of network infrastructure, in which these companies have agreed to refer prospective clients to us. We plan to develop additional relationships with leading law firms, venture capital firms and other professional services firms that service early stage and middle market companies.

OUR OFFERINGS

     Each of our service offerings is summarized below:

------------------------------------------------------------------------------------------------
    PRODUCT           TARGET MARKET                          SERVICES OFFERED
------------------------------------------------------------------------------------------------
 FINANCIAL       - Early stage and        - Reporting, including: management reporting; investor
 OUTSOURCING       middle market            and bank reporting; statutory reporting; regulatory
 (formerly         companies                reporting; and income, VAT, property, sales and use
 ReFOCOS)                                   tax reporting
                                          - Accounting, including: month-end, quarter-end and
                                            year-end closings; and account reconciliations
                                          - Transaction processing including: accounts payable;
                                            disbursements; travel and entertainment expense
                                            reporting and processing; billing; cash receipts;
                                            and collections activities
                                          - Budgeting and analysis
                                          - Operation of financial and management reporting
                                            software, databases, hardware, network and other
                                            communications infrastructure
------------------------------------------------------------------------------------------------
 S.T.A.R.        - Sponsors of limited    - Transfer agency and investor servicing through call
 (Syndication      partnerships             center support
 Tracking And
 Reporting)      - Sponsors of real       - Distribution processing
                   estate investment
                   trusts                 - Tax (K-1 and 1099) reporting
                                          - Sales and marketing support
                                          - Blue sky and compliance reporting
                                          - Multi-level support of broker selling agreements
                                          - Investor proxy support
                                          - Investor and broker contact management and follow-up
------------------------------------------------------------------------------------------------
 M.A.R.S.        - Mutual funds           - Sales tracking
 (Marketing
 And             - Issuers of variable    - Contact management
 Representative    annuities
 Sales)                                   - Fulfillment/inventory tracking
------------------------------------------------------------------------------------------------

     Our Financial Outsourcing service, formerly referred to as ReFOCOS, is a solution that includes reporting, accounting, transaction processing, budgeting and analysis solutions. We target our Financial Outsourcing service to early stage and middle market companies. We perform the accounting, transaction processing and management reporting functions for our clients. We also manage the applications, related databases, hardware, communications network and infrastructure.

     Our S.T.A.R. services are similar to our Financial Outsourcing services, but are designed to provide investor services to sponsors of limited partnerships and real estate investment trusts. We begin by implementing the client on the S.T.A.R. application. This typically requires minimal customization but substantial data conversion. Once implemented, we manage the applications, related databases, hardware, communications network and infrastructure. Our clients access the system using dedicated point-to-point connections. In addition to technology implementation and management, we perform a full range of investor services including transfer agency, call center, distribution processing, tax and other reporting.

     M.A.R.S. is a sales force automation software application aimed at the mutual fund and variable annuity industries. We currently license our M.A.R.S. software to clients who operate the software using their own staff and equipment. We also market M.A.R.S. as a hosted application in which our clients can outsource to us several functions, including database management, call center services, telemarketing services and sales transaction processing. Our strategy is to offer M.A.R.S. as a hosted application in our data centers while continuing to offer M.A.R.S. as a licensed software product to our clients that prefer a software-only solution.

CLIENT SERVICE

     We believe that providing high levels of client service creates a competitive advantage in the market for outsourced financial and management reporting services. By assessing each client's needs, we create value-added solutions through business process reengineering. Our client team includes a sales representative, a client operations manager and numerous functional and technical support specialists to provide service to our clients.

     We monitor the quality of our service through client feedback mechanisms. Our goal is to solicit formal feedback from our clients four times each year, twice in writing and twice in person, to measure their level of satisfaction with our service. We use this information to help develop and identify new service offerings and enhance existing offerings provided to our clients to improve the levels of service. We also use client feedback as a basis to recognize the achievements of our employees.

     Sales. Since we believe that client service begins with the sales process, we assign a sales representative to work closely with our information technology, accounting, finance, transaction processing and other business professionals to assess a potential client's needs. Using this assessment, the sales representative identifies opportunities to add value through business process reengineering and designs solutions that integrate the client's business needs effectively. Our sales cycle typically ranges from two to six months.

     Implementation and integration. Upon engagement by a client, a client operations manager works with a team of technical support specialists to transition the client from its former system to our system. The team creates new processes and reports, converts client data and integrates the client's existing hardware and software to our systems. This process generally takes from one to four months depending on the scope of the service that we provide.

     Operations. After implementation, our business process operations group becomes the primary interface for day-to-day contact with the client, coordinating the efforts of both functional and technical support specialists as necessary. By regularly soliciting feedback, the salesperson helps our operations group stay informed and ensure that all of the client's needs are addressed.

     Specialized client support. Each client is supported by a team of information technology, accounting, finance and transaction processing professionals. Each specialist is available to support the client directly, onsite or over the phone, or indirectly through the business process operations group.

OUR PEOPLE

     Attracting, training and retaining high quality information technology, accounting, finance and transaction processing professionals is essential to our growth. We believe that we are well-positioned to attract and retain these professionals primarily for the following reasons:

     - Financial and management reporting, accounting management, transaction processing and record keeping services are our core businesses rather than support functions. As a result, we can offer expanded opportunities for development and career advancement, and exposure to the business processes of multiple organizations and leading-edge technology.

     - Our integration and implementation specialists are not required to spend extended periods on out-of-town client assignments, which would typically be required of these professionals if they worked for a consulting firm. As a result, we can offer more attractive opportunities than many other competing employers.

     We hire motivated individuals with strong substantive skills and leadership traits and provide them with ongoing technology and leadership skills training. We emphasize retaining our information technology, accounting, finance and transaction processing professionals through challenging work assignments and incentive programs, including rewarding outstanding performance and client service. These factors contribute to improved success in recruiting and sustaining high retention rates.

OUR NETWORK

     Our information technology strategy focuses on delivering reliable, high performance, integrated financial and management reporting solutions to anyone, anytime, anywhere. To this end, our application, server and networking architecture is designed to provide:

     - scalability;

     - customizable and reliable security;

     - flexible communication and networking worldwide;

     - high availability (uptime); and

     - flexible application hosting and integration capability.

Scalability

     We have installed hardware and software that are designed to operate in parallel, to enable efficient expansion of our network infrastructure as needed.

Customizable and reliable security

     We deploy a multi-layered security defense against unauthorized data access. Our defenses consist of electronic and procedural controls to regulate physical access to sensitive locations within our data operations center, network access control using CiscoSecure authentication components, server operating system level controls with Cisco firewall and router-based lock-down of network protocols, IP addresses and ports, database access controls for applications, and for development and operations personnel, and application access controls at the application, user, data and business function levels. Our data center earned the industry leading ICSA.Net Tru Secure(TM) certification in December 1999. In June 2000, we received the SunTone certification of our Financial Outsourcing technological infrastructure.

Flexible communication and networking worldwide

     We support four client communication models, consisting of Internet Web sites using secure socket layer technology, secure Internet-based virtual private networks, or VPN, based on 128 bit encryption, secure dial-up networks, and wide area networks, or WANs, using dedicated leased lines. Our VPN architecture is a key differentiator between us and the typical ASP. With our VPN networking option, we can run network based applications across multiple customer locations around the world as if the servers, printers and system interfaces were local at each and every site. This secure network solution works well for distributed offices, telecommuters and travelers because it can be deployed anywhere a customer can gain access to the Internet.

High availability (uptime)

     Our data operations center is designed to promote high availability. We use industry leading hardware and service providers with proven compatibility, which allows us to maintain availability during system maintenance. These providers include Cisco ISP class networking hardware, software and security; Red Creek and Cisco hardware accelerated virtual private networks; Sprint, Electric Light Wave and UUNet Internet service providers; Sun Enterprise UNIX servers and arrays; Dell multi-processor Intel based NT servers; Microsoft operating systems, security, SMS and applications; Oracle databases; Vitria middleware and Oracle and BroadVision applications.

Flexible application hosting and integration capability

     Our integrated systems model is designed to provide seamless integration of industry leading Internet-based applications. In addition, we also have the ability to deliver traditional client-server and "terminal-based" applications. We have the ability to host a wide range of business applications on industry leading operating system platforms that include Sun Solaris and Microsoft NT.

     We support contemporary Web-enabled software applications that are designed to give the modern "terminal," or Web browser, on a user's desktop secure access to remote application servers at the hosting site. Moreover, the VPN-based integration of our local area networks, or LANs, with our customers' LANs also allows us to run software applications that were originally only designed to run on private LANs or WANs. This class of software includes client-server-based applications such as M.A.R.S. or Oracle Financial Applications, and terminal based applications such as S.T.A.R.

     This cost-effective and secure VPN with our clients and us enables us to initiate printing from desktops or our servers to local printers at our, and our clients' remote sites. It also enables us to seamlessly integrate our hosted applications, those of third-party partners, and our customers' applications that they have chosen not to outsource, as if they were all on the same LAN in the same data center.

SALES AND MARKETING

     We market our services through a direct sales organization based in the United States. Our sales force has, on average, 15 years of business experience. Because the sale of our services requires a strong understanding of business functions as well as the use of technology to facilitate business process and decision support, we recruit our sales force from sources of those skills.

     Our marketing strategy includes building awareness of our brand and developing strategic partner relationships. We will continue to target emerging growth and middle-market companies. In addition, we plan to continue to direct a large portion of our marketing dollars towards the venture capital community, attorneys, CPAs and financial institutions that work with our target companies.

Financial Outsourcing

     Our primary focus is to target early stage and middle market companies, which we believe are more likely to be receptive to our service offerings. Typically, there is less initial risk of adoption for early stage companies because these companies generally do not have a significant investment in hardware, software and human resource infrastructure. Additionally, we believe that our solution is attractive to early stage companies because it requires minimal up-front cost, is an economical ongoing solution, and is designed to scale in a manner that is transparent to the client and which allows the client to manage its growth more effectively. Moreover, early stage and middle market companies can exhibit above average business growth, which can result in increased service revenue as we expand our relationships with them.

M.A.R.S. and S.T.A.R.

     We currently market our M.A.R.S. software and services to the mutual fund and variable annuity industries, money management firms and banks that sponsor mutual funds. We may seek to expand the industries to which we market our M.A.R.S. software and service to include insurance and no-load mutual fund companies. Our strategy is to offer hosting M.A.R.S. in our data centers while continuing to offer M.A.R.S. as a licensed software product to our clients that prefer a software-only solution.

     We market our S.T.A.R. service to sponsors of limited partnerships and real estate investment trusts. We will continue to devote resources to the marketing of our S.T.A.R. services and intend to pursue additional sales opportunities as they arise.

CLIENTS

     As of June 30, 2000, we had 65 clients with signed service contracts, including 62 unaffiliated clients and three clients that are affiliated with Phoenix Leasing. Of the unaffiliated clients, 37 were Financial Outsourcing clients, 10 were M.A.R.S. clients and 15 were S.T.A.R. clients. Set forth below is a representative list of our unaffiliated clients.

--------------------------------------------------------------------------------------------
FINANCIAL OUTSOURCING CLIENTS         S.T.A.R. CLIENTS               M.A.R.S. CLIENTS
--------------------------------------------------------------------------------------------

    Air Transport Leasing           Coordinated Services            Aeltus Investments
--------------------------------------------------------------------------------------------
     Martin & Glantz LLC               First Winthrop            Deutsche Fund Management
--------------------------------------------------------------------------------------------
GE Capital Aviation Services/  GE Capital Aviation Services/    Heritage Asset Management
    Aircraft Finance Trust                  PIMC
--------------------------------------------------------------------------------------------
     GE Capital Aviation        Starwood Hotels and Resorts       John Hancock Advisors
        Services/PIMC
--------------------------------------------------------------------------------------------
    Thomas Weisel Partners               W.P. Carey                   The Alger Fund
--------------------------------------------------------------------------------------------

     Our five largest clients accounted for 59% of our total revenue in 1999, 75% in 1998 and 88% in 1997. See "Risk Factors -- Our operating results depend on our relationships with a limited number of clients. As a result, the loss of a single client may seriously harm our operating results."

     We believe that our high quality service is the reason why we have never lost a Financial Outsourcing client because of service or pricing issues. Our client contracts can generally be terminated without significant penalties for cancellation.

BUSINESS PARTNERS

     In developing our service offerings, we have formed relationships with some of the leading product and service providers whose offerings support essential business processes. These partners include Oracle, Cisco, Sun, BroadVision, Vitria and FutureNext Consulting.

     We believe that we can help establish our partners in markets that are difficult to reach. Early stage and middle market companies are unlikely to purchase a leading ERP solution directly from the ERP application vendor because of the significant resource commitments that implementing such an application requires. However, these companies may purchase a financial and management reporting solution from us because we offer an outsourced, turn-key solution that substantially reduces the resource commitments necessary to implement an ERP application. As a result, our business partners benefit from increased market share, and their ability to expand the relationships that we have initiated into difficult to reach markets.

     Each of our agreements with our software application partners allows us to deploy packaged application software as a service. While our clients are not required to establish a separate licensing arrangement for the applications, our client contracts require the client to acknowledge that they are a sublicensee and are subject to certain restrictions regarding use of the applications. We plan to enter into additional agreements with other software vendors from time to time.

     Each of our key business relationships is described below:

     Oracle Corporation. We have a contract with Oracle that permits us to license its applications and use the software for the benefit of our clients. The contract requires that we pay a one-time software license fee and annual maintenance fees, and pay additional amounts incrementally as we add users. The contract continues for a perpetual term.

     Cisco Systems, Inc. We purchase equipment and services from Cisco for use in our data operations center as well as at client locations. We have conferred with Cisco technical personnel on the design of our VPN communication solution. As a result of meeting Cisco's stringent criteria for quality of service and support, we have been designated as a Cisco Powered Network Partner. As a result of our Cisco Powered Network Partner designation, we are eligible for co-marketing programs, technology sharing benefits and joint selling benefits.

     Sun Microsystems, Inc. We purchase equipment and services from Sun for use in our data center. Sun has assigned us "named account" status, a status that is reserved for accounts that Sun has determined merit dedicated special technical and business support. Being designated a "named account" gives us the following benefits:

     - executive level discussions of Sun's technical and business plans;

     - free technical design, capacity planning, evaluation equipment and systems implementation; and

     - special payment terms for Sun's largest servers, allowing us to install fully loaded servers with excess performance and scalability, with tiered payments deferred until hardware resources are actually used.

     BroadVision, Inc. We have a relationship with BroadVision under which we license the entire suite of BroadVision One-To-One e-business applications for one-to-one customer relationship management. We intend to integrate BroadVision with our clients' existing back office operations and outside supply chain or third-party service providers. We believe that this integration will extend our Financial Outsourcing service to include integrated e-commerce solutions.

     Vitria Technology, Inc. We have a relationship with Vitria, an e-business platform provider, pursuant to which we license Vitria's BusinessWare software. We are currently integrating this software into our Financial Outsourcing service. When this integration is complete, this integrated service offering will allow our clients to exchange information over the Internet among applications, customers, third-party vendors and accounting functions. We believe that this relationship will provide greater flexibility in the expansion of products and services we provide now and in the future.

     FutureNext Consulting provides to us various Oracle technology consulting services. We have entered into a relationship whereby we have agreed to use FutureNext Consulting for implementation and integration services on any prospective clients they refer to us with whom we ultimately sign a contract.

COMPETITION

     The market for outsourced financial and management reporting solutions is extremely competitive. We anticipate that competition will continue to intensify as the use of the Internet grows. In the market for outsourced financial process and management reporting solutions, we anticipate that we will compete on the basis of service, performance, experience, price, software functionality, ability to attract professional staff and overall network design. With respect to service, we believe that we have a competitive advantage because we combine both information technology outsourcing and finance, accounting and transaction processing outsourcing. With respect to experience, we believe that we have a competitive advantage because we have provided outsourced financial and management reporting solutions since 1972. With respect to price, we believe that we have a competitive advantage because we have negotiated relatively favorable terms with Oracle, BroadVision and other vendors that supply components to our system. With respect to our ability to attract professional staff, we believe that we have a competitive advantage because of the career paths that we are able to offer to our professional staff. While our potential competitors come from many industry segments, we believe no single company provides the cost-effective, single-source financial and management reporting solution that we provide. Although we believe that we have several competitive advantages with respect to our potential competitors, we cannot assure you that we will be able to compete successfully in our selected markets. See "Risk Factors -- The markets we serve are highly competitive and many of our competitors have much greater resources" and "Risk Factors -- Our growth will be limited if we are unable to attract and retain qualified personnel."

     Prospective competitors include the following:

     Application service providers. Our potential competitors include application service providers such as USInternetworking, NaviSite, Oracle and Corio. Oracle, a business partner of ours, recently introduced a hosted service offering based on its Web-enabled enterprise resource planning software that it markets directly to middle market companies. Some of these companies have significantly greater market presence, brand recognition, and financial, technical and personnel resources than we do.

     Accounting firms. Our potential competitors include international, national and regional accounting firms who provide systems integration and outsourced finance and accounting services for their clients. Many of these firms have greater name recognition or more extensive experience than we do. PricewaterhouseCoopers LLP, KPMG LLP, and Ernst & Young LLP, among others, provide professional consulting services in the use and integration of software applications in single project client engagements and provide outsourced finance and accounting services.

     Software and systems integrators. Our potential competitors, who include national, regional, and local commercial systems integrators who bundle their services with software and hardware providers and perform a facilities management outsourcing role for the customer, generally have greater name recognition or more extensive experience than we do. EDS, Perot Systems, Andersen Consulting and PricewaterhouseCoopers LLP, among others, provide professional consulting services in the use and integration of software applications in single-project client engagements. Large systems integrators may establish strategic relationships with software vendors to offer services similar to our Financial Outsourcing offerings. We expect that regional systems integrators are likely to compete with us. Additionally, regional systems integrators may align themselves with ISPs to offer complex Web site management combined with professional implementation services.

     Hardware and software companies. Our potential competitors include hardware and software companies providing packaged application solutions as well as network infrastructure. In order to build market share, both hardware and software providers may establish strategic relationships in order to enhance their service offerings. Oracle, a business partner of ours, recently introduced a hosted service offering based on its Web-enabled enterprise resource planning software that it markets directly to middle market companies. IBM Solutions currently provides applications outsourcing around its Lotus Notes products and delivers the service via the IBM network infrastructure. J.D. Edwards & Company, a developer of enterprise resource planning software, has announced that it will offer its software in an outsourced model. SAP AG has formed an outsourcing organization to develop key partnerships with leading consulting firms with the intent of offering SAP software. We believe that additional hardware and software providers, potentially including our strategic partners, may enter the outsourcing market in the future.

     Other potential competitors. It is possible that new competitors or alliances may emerge and gain market share. Such competitors could materially affect our ability to obtain new contracts. Further, competitive pressure could require us to reduce the price of our products and services thus affecting our business, financial condition and operating results.

EMPLOYEES


     As of June 30, 2000, we had 228 full-time employees, including 22 in sales and marketing, seven in management, 189 in operations and 10 in research and development. None of our employees are covered by collective bargaining agreements. On April 26, 2000, we reduced our overall staff by approximately 40 people, including seven in the sales and marketing area. We believe that our relations with our employees are good.


FACILITIES

     Our principal executive offices are located in San Rafael, California, in a 40,000 square-foot facility that is leased from an affiliate. The lease term expires in July 2001 with five successive options to renew for one year terms. See "Relationship with Phoenix Companies and Certain
Transactions -- Intercompany Agreements."

     We entered into a lease in 1999 for a 67,482 square foot facility located in Alameda, California to accommodate expected growth in staff. The lease term expires in December 2006. In addition, we lease sales offices in Atlanta, Georgia; Broomfield, Colorado; Irvine, California; Kirkland, Washington; Newburyport, Massachusetts; Sacramento, California; Schaumburg, Illinois; Scottsdale, Arizona; West Orange, New Jersey; and Westlake Village, California. These leases are typically for executive suite type space with a term of less than one year with options to renew for set periods. The aggregate lease expense for all facilities in 1999 was approximately $651,000.

LEGAL PROCEEDINGS

     We are not currently involved in any material legal proceedings. We are, however, party to various legal proceedings and claims from time to time arising in the ordinary course of business. We do not expect that the results in any of these legal proceedings will seriously harm our business or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS


     Our executive officers and directors and their ages as of August 14, 2000 are as follows:



                  NAME                    AGE                    POSITION
                  ----                    ---                    --------
Gus Constantin..........................  62     Chairman of the Board and Chief
                                                 Executive Officer
W. Corey West...........................  38     President, Chief Operating Officer and
                                                 Director
David Brunton...........................  50     Senior Vice President, Operations
Michael D'Almada-Remedios(1)............  37     Senior Vice President and Chief
                                                 Technology Officer
Gregory Thornton........................  47     Vice President and Chief Financial
                                                 Officer
James Barrington(2)(3)..................  59     Director
Glen McLaughlin(2)(3)...................  65     Director
Roger Smith(2)(3).......................  59     Director


-------------------------

(1) Dr. D'Almada-Remedios has resigned his positions with our company effective August 31, 2000.



(2) Member of compensation committee of the board of directors.



(3) Member of audit committee of the board of directors.


     Gus Constantin has served as our Chairman of the Board and Chief Executive Officer since founding the company in 1996. In 1972, Mr. Constantin founded Phoenix Leasing Incorporated, a company specializing in lease financing for businesses. Mr. Constantin currently serves as Chairman of the Board and Chief Executive Officer of Phoenix Leasing, as well as Phoenix Cable Incorporated, Phoenix Precision Graphics, Inc. and Phoenix American Incorporated. Each of these entities is located in San Rafael, California. Mr. Constantin devotes approximately 40% of his professional time to us, 40% to Phoenix Leasing, 5% to Phoenix Cable, and 15% to Phoenix Precision Graphics. From 1969 to 1972, he served as Director, Computer and Technical Equipment of DCL Incorporated (formerly Diebold Computer Leasing Incorporated), a corporation formerly listed on the American Stock Exchange, and as Vice President and General Manager of DCL Capital Corporation, a wholly-owned subsidiary of DCL Incorporated. Mr. Constantin was actively engaged in marketing manufacturer leasing programs to computer and medical equipment manufacturers and in directing DCL Incorporated's IBM System/370 marketing activities. Prior to 1969, Mr. Constantin was employed by IBM Corporation as a data processing systems engineer for four years. Mr. Constantin received his B.S. in engineering from University of Michigan and his M.S. in management science from Columbia University.

     W. Corey West has served as our President and Chief Operating Officer since May 18, 2000 and our Senior Vice President, Sales and Marketing from December 1999 to May 2000. In addition, he has served as one of our directors since May 22, 2000. From October 1998 to December 1999, Mr. West served as Group Vice President, Sales and Marketing. From July 1986 to October 1998, Mr. West was with Arthur Andersen LLP, most recently as a partner. Mr. West received his B.S. in accounting and finance from the University of Washington and is a Certified Public Accountant.

     David Brunton has served as Senior Vice President, Operations since December 1999. Prior to assuming his current position, Mr. Brunton served as Vice President and Chief Financial Officer from January 1997 to December 1999. From February 1987 to December 1996, Mr. Brunton served as

Corporate Controller of Phoenix Leasing Incorporated and Phoenix American Incorporated. Mr. Brunton received his B.A. in social welfare from the University of California at Chico and is a Certified Public Accountant.

     Michael D'Almada-Remedios has served as Senior Vice President and Chief Technology Officer since December 1999. From September 1998 to December 1999, Dr. D'Almada-Remedios served as Vice President and Chief Technology Officer. From February 1992 to September 1998, Dr. D'Almada-Remedios was with Wells Fargo Bank, most recently as a vice president responsible for selecting technologies, developing applications and running operations to support numerous areas of consumer and business banking. Dr. D'Almada-Remedios received his B.Sc. in physics and computer science from Kings College, University of London and his Ph.D. in fluid dynamics and computer control from Nottingham (Trent) University, England.

     Gregory Thornton has served as our Vice President and Chief Financial Officer since December 1999. Prior to assuming his current position, Mr. Thornton served since 1990 in various capacities with Harding Lawson Associates Group, Inc., an international engineering and consulting firm, including most recently as Vice President and Chief Financial Officer. Mr. Thornton received his B.A. in political science and business administration from Seattle Pacific University and an M.B.A. from the University of Southern California.

     James Barrington has been a director since September 1999. Mr. Barrington is currently a private business consultant. From 1965 to 1999, Mr. Barrington was with Arthur Andersen LLP, serving primarily as an audit and business advisory partner. Mr. Barrington received his B.S. in accounting from San Jose State University and his M.B.A. from the University of California at Berkeley.

     Glen McLaughlin has been a director since August 1999. Since December 1986, Mr. McLaughlin has served as President, Chief Executive Officer and a director of Venture Leasing Associates, a general equipment leasing company. From 1982 to 1990, Mr. McLaughlin was a director of Phoenix American Incorporated. From 1995 to 1998, Mr. McLaughlin was a director of Phoenix Receivables I, Inc. Mr. McLaughlin currently serves on the Board of Directors of Phoenix Receivables II, Inc. and Phoenix Receivables III, Inc. Mr. McLaughlin is also a director of Greater Bay Bancorp, a bank holding company and several privately-held companies. Mr. McLaughlin received his B.B.A. in accounting and business administration from the University of Oklahoma and his M.B.A. in finance and business administration from Harvard University.

     Roger Smith has been a director since August 1999. Since January 1999, Mr. Smith has been the owner of Smith Venture Group, a venture capital firm, a position he also held from February 1994 to March 1998. From March 1998 to January 1999, Mr. Smith was President of Venture Banking at Greater Bay Bancorp, a bank holding company. Since July 1994, Mr. Smith has served on the board of directors of Venture Lending and Leasing Inc., an investment company. Mr. Smith received his B.S. in business administration from the University of Colorado and his M.B.A. from the University of Santa Clara.

MANAGEMENT CHANGES


     In April 2000, Bryant Tong resigned his positions as President, Chief Operating Officer and a director of our company. Corey West became our President, Chief Operating Officer and a director in May 2000. Michael D'Almada-Remedios resigned his positions as Senior Vice President and Chief Technology Officer effective August 31, 2000.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The compensation committee was established in August 1999. Prior to that time, the entire board of directors participated in compensation decisions. In particular, Mr. Tong, a former executive, and Mr. Constantin, each an executive officer of ReSourcePhoenix.com, participated in the deliberations concerning executive officer compensation.

     Mr. Constantin is the Chairman, Chief Executive Officer and controlling shareholder of Phoenix American and each of its subsidiaries. We provide services to Phoenix Leasing Incorporated, Phoenix Cable Incorporated and Phoenix Precision Graphics, Inc., and we lease real estate from Phoenix American Incorporated. Mr. Constantin, our Chairman, Chief Executive Officer and controlling shareholder, is also the Chairman, Chief Executive Officer and controlling shareholder of Phoenix Leasing, Phoenix Cable, Phoenix Precision Graphics and Phoenix American. We believe that the terms of these agreements are no less favorable to us than we could have received from an unaffiliated third party. See "Relationship with Phoenix Companies and Certain Transactions -- Intercompany Agreements."

     Mr. McLaughlin, one of our directors and a member of our compensation committee, is also a director of Phoenix Receivables II, Inc. and Phoenix Receivables III, Inc. Mr. Constantin is the controlling shareholder of Phoenix Receivables II and Phoenix Receivables III.

DIRECTOR COMPENSATION

     Directors are elected each year for one-year terms and do not currently receive any cash compensation for their service as directors, but are reimbursed for reasonable expenses incurred in attending meetings. Each director will be granted on a quarterly basis an option to purchase 1,250 shares of our Class A common stock at an exercise price equal to the fair market value of our Class A common stock on the date of grant. These options are fully vested at the time of the grant.

EXECUTIVE COMPENSATION

     The following table summarizes all compensation earned by or paid to our Chief Executive Officer and to each of our most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to us during the fiscal year ended December 31, 1999. These officers are referred to as the "named executive officers" here and elsewhere in this prospectus.

                           SUMMARY COMPENSATION TABLE


                                                 ANNUAL COMPENSATION             LONG TERM COMPENSATION
                                          ---------------------------------   ----------------------------
                                                                              SECURITIES
      NAME AND PRINCIPAL        FISCAL                         OTHER ANNUAL   UNDERLYING      ALL OTHER
           POSITION              YEAR      SALARY     BONUS    COMPENSATION    OPTIONS     COMPENSATION(1)
      ------------------        ------    --------   -------   ------------   ----------   ---------------
Gus Constantin................   1999     $148,029   $    --     $    --         1,890         $    --
  Chairman and Chief             1998           --        --          --            --              --
  Executive Officer
Bryant Tong(6)................   1999      200,000    49,591      10,747(2)    427,204          14,222
  President and Chief            1998      180,000        --      10,747(2)         --          13,497
  Operating Officer
W. Corey West(7)..............   1999      136,666        --      44,000(3)     70,956              --
  Senior Vice President,         1998(4)    25,538        --      11,250(3)         --              --
  Sales & Marketing
Michael
  D'Almada-Remedios(8)........   1999      143,625    10,200          --        40,900              --
  Senior Vice President and      1998(5)    40,114     2,500          --            --              --
  Chief Technology Officer
David Brunton.................   1999      129,583    10,100          --        54,900           8,016
  Senior Vice President,         1998      100,000    10,000          --            --          10,830
  Operations


-------------------------
(1) The amounts shown are allocations of employer contributions to our profit sharing plan.

(2) The amounts shown for Mr. Tong include an automobile allowance of $7,800, company paid health insurance premiums of $2,664 and long term disability premiums of $283.

(3) The amounts shown include payments to Mr. West of commissions of $38,000 and $10,000 and car allowances of $6,000 and $1,250, for 1998 and 1997, respectively.

(4) Mr. West joined us effective October 15, 1998.


(5) Dr. D'Almada-Remedios joined us effective September 1, 1998.


(6) On April 19, 2000, Mr. Tong resigned his position as President, Chief Operating Officer and member of our board of directors.

(7) On May 18, 2000, Mr. West became our President and Chief Operating Officer. Mr. West was appointed as a director on May 22, 2000.


(8) Dr. D'Almada-Remedios resigned his positions as Senior Vice President and Chief Technology Officer effective August 31, 2000.

                              OPTIONS GRANTED IN 1999

     The following table sets forth information concerning stock options granted in 1999 to the executive officers included in the summary compensation table.


                                                 INDIVIDUAL GRANTS                       POTENTIAL REALIZED VALUE
                             ---------------------------------------------------------       AT ASSUMED ANNUAL
                                                 PERCENT OF                                RATES OF STOCK PRICE
                                NUMBER OF       TOTAL OPTIONS                                APPRECIATION FOR
                               SECURITIES        GRANTED TO     EXERCISE                        OPTION TERM
                               UNDERLYING       EMPLOYEES IN    PRICE PER   EXPIRATION   -------------------------
           NAME              OPTIONS GRANTED     FISCAL YEAR      SHARE        DATE          5%           10%
           ----              ---------------    -------------   ---------   ----------   ----------   ------------
Gus Constantin.............          540(1)            *         $ 8.00      10/12/04     $  1,194     $    2,637
                                     100(2)            *          15.69      12/06/04          433            958
                                   1,250(1)            *          17.25      12/30/04        5,957         13,164
Bryant Tong(4).............      402,314(3)         40.0%          2.08      08/03/09      526,267      1,333,665
                                     540(1)            *           8.00      10/12/09        2,717          6,885
                                  23,000(2)          2.3           8.00      10/12/09      115,717        293,249
                                     100(2)            *          15.69      12/06/09          987          2,501
                                   1,250(1)            *          17.25      12/30/09       13,561         34,365
W. Corey West..............       53,856(3)          5.4           2.08      08/03/09       70,449        178,532
                                  12,000(2)          1.2           8.00      10/12/09       60,374        152,999
                                     100(2)            *          15.69      12/06/09          987          2,501
Michael
  D'Almada-Remedios(5).....       28,800(3)          2.9           2.08      08/03/09       37,673         95,472
                                  12,000(2)          1.2           8.00      10/12/09       60,374        152,999
                                     100(2)            *          15.69      12/06/09          987          2,501
David Brunton..............       42,480(3)          4.2           2.08      08/03/09       55,568        140,821
                                  12,000(2)          1.2           8.00      10/12/09       60,374        152,999
                                     100(2)            *          15.69      12/06/09          987          2,501


-------------------------
 *  Less than one percent.

(1) Automatic grant to directors. Fully vested on grant.

(2) Vest over four years, with first 25% vesting on first anniversary of grant and remainder vesting monthly thereafter.

(3) Vested in full upon the effectiveness of our initial public offering on October 13, 1999.

(4) On April 17, 2000, Mr. Tong resigned his positions with our company.


(5) Dr. D'Almada-Remedios resigned his positions with our company effective
    August   , 2000.


     The options in this table were granted under our 1999 Stock Option Plan. These options have ten-year terms, except that the options granted to Mr. Constantin have five year terms.


     The figures representing percentages of total options granted to employees in the last fiscal year are based on an aggregate of 1,014,360 options granted by us during our fiscal year ended December 31, 1999 to our employees and consultants, including the executive officers named in the summary compensation table.


     Under SEC rules, the amounts in the last two columns represent the hypothetical gain or option spread that would exist for the options in this table based on assumed stock price appreciation from the date of grant until the end of such options' applicable terms at assumed annual rates of 5% and 10%. The 5% and 10% assumed annual rates of appreciation are specified by SEC rules and do not represent our estimate or projection of future stock price growth.

                          1999 YEAR-END OPTION VALUES

     The following table sets forth information, as to the executive officers included in the summary compensation table, concerning the number of shares subject to both exercisable and unexercisable stock options as of December 31, 1999. Also reported are values for in-the-money options that represent the positive spread between the respective exercise prices of these options and $19.75, the closing price of our Class A common stock on December 31, 1999.

                                   NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                              UNDERLYING UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS AT
                                   AT DECEMBER 31, 1999              DECEMBER 31, 1999
                              -------------------------------   ---------------------------
            NAME               EXERCISABLE     UNEXERCISABLE    EXERCISABLE   UNEXERCISABLE
            ----              -------------   ---------------   -----------   -------------
Gus Constantin..............        1,790             100       $    9,470      $    406
Bryant Tong.................      404,104          23,100        7,118,358       270,656
W. Corey West...............       53,856          12,100          951,635       141,406
Michael D'Almada-Remedios...       28,800          12,100          508,896       141,406
David Brunton...............       42,480          12,100          750,622       141,406

STOCK PLANS

     PRIOR PLAN

     On January 1, 1999, we adopted an incentive plan for our key employees. This plan allowed us to grant share appreciation and dividend income rights to our employees. We terminated this plan on August 4, 1999 subject to the effectiveness of the initial public offering, and replaced all awards outstanding under the plan with options granted pursuant to our 1999 Stock Option Plan.

     1999 STOCK OPTION PLAN


     We have established a stock option plan pursuant to which a total of 3,260,000 shares of Class A common stock have been reserved for issuance to provide additional incentive to our employees, officers, directors and consultants. Under the stock option plan, we may grant stock options and stock purchase rights to our employees, officers, directors and consultants. Our board of directors, or a committee to whom the board has delegated authority, which we refer to as the "plan administrator," selects the individuals to whom options and stock purchase rights are granted, interprets and adopts rules for the operation of the stock option plan and specifies the vesting, exercise price and other terms of options and stock purchase rights. As of June 30, 2000, options to purchase an aggregate of 3,049,000 shares of Class A common stock had been granted, at a weighted average exercise price of $3.03 per share.


     The maximum term of an incentive stock option granted under the plan is generally limited to ten years. If an optionee terminates his or her service with us, the optionee generally may exercise only those options vested as of the date of termination of service. Unless otherwise specified in the option agreement, the optionee must effect such exercise within three months of termination of service for any reason other than death or disability, and within one year after termination due to death or disability. The exercise price of incentive stock options granted under the stock option plan must be at least equal to the fair market value of our Class A common stock on the date of grant. Payment of the exercise price may be made by such methods as determined by the plan administrator and may include cash, check, a promissory note or shares of our Class A common stock valued at the fair market value on the date of exercise.

     Terms of any stock purchase rights granted under the stock option plan are determined by the plan administrator at the time such rights are issued. Upon the termination of a purchaser's service with us, we have an option to repurchase his or her shares at the original price paid by the purchaser.

     In the event we are acquired or merge with another entity or transfer all or substantially all of our assets to an entity not controlled by us, then each outstanding option and stock purchase right automatically vests and become fully exercisable unless the successor entity assumes such option or stock purchase right or replaces it with a comparable option or right.

     1999 EMPLOYEE STOCK PURCHASE PLAN

     Concurrently with our initial public offering, we established an Employee Stock Purchase Plan under which a total of 360,000 shares of Class A common stock were reserved. In April 2000, we sold 144,960 shares of our Class A common stock to employee participants, leaving 215,040 shares of our Class A common stock available for sale under our Employee Stock Purchase Plan. The purchase plan, which qualifies as an employee stock purchase plan within the meaning of
Section 423 of the Internal Revenue Code of 1986, as amended, is administered by our board of directors or by a committee appointed by the board. Employees are eligible to participate if they are employed by us or one of our subsidiaries designated by the board for at least 20 hours per week and for more than five months in any calendar year. The purchase plan permits eligible employees to purchase Class A common stock through payroll deductions, which may not exceed 15% of an employee's total compensation, subject to certain limitations. The purchase plan is implemented in a series of consecutive, overlapping offering periods, each approximately six months in duration. Offering periods begin on the first trading day on or after April 30 and October 31 of every other year and terminate on the last trading day in the period six months later. However, the first offering period is the period of approximately 24 months commencing on October 13, 1999, the date upon which the registration statement for our initial public offering was declared effective by the SEC and terminating on the last trading day in the period ending October 31, 2001. Each participant is granted an option to purchase stock on the first day of the six-month purchase period and such option is automatically exercised on the last date of each purchase period. The purchase price of each share of Class A common stock under the purchase plan will be equal to 85% of the lesser of the fair market value per share of Class A common stock on the start date of that offering period or on the date of purchase. Employees may modify or end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with us. The purchase plan will terminate in 2009 unless sooner terminated by our board.

401(k) PLAN

     We have a 401(k) Retirement Savings and Investment Plan covering our full-time employees located in the United States. The plan is intended to qualify under Section 401(k) of the Internal Revenue Code of 1986, as amended, so that contributions to the plan by employees or by us, and the investment earnings thereon, are not taxable to employees until withdrawn from the plan, and so that contributions by us, if any, will be deductible by us when made. Under the plan, eligible employees may elect to make payroll deductions up to 15% of their compensation, up to the statutorily prescribed annual limit, which was $10,000 in 1999, and to have the amount of such deduction contributed to the plan. The plan permits, but does not require, additional matching contributions by us on behalf of all participants. To date, we have not made any matching contributions to the plan.

          RELATIONSHIP WITH PHOENIX COMPANIES AND CERTAIN TRANSACTIONS

RELATIONSHIP WITH GUS CONSTANTIN

     If we issue the full 7,000,000 equity line shares to Torneaux and if Torneaux exercises all of the warrants that we have issued to them, Gus Constantin will own 35.6% of the common stock outstanding. As the sole holder of our Class B common stock, he will control 73.4% of our total voting power, if we issue the full 7,000,000 equity line shares to Torneaux and if Torneaux exercises all of the warrants that we have issued to them. As long as Mr. Constantin controls a majority of the voting power, he will be able, acting alone, to:

     - elect at least a majority of our board of directors;

     - amend our certificate of incorporation or effect a merger, sale of assets or other major corporate transaction;

     - defeat any non-negotiated takeover attempt;

     - determine the amount and timing of dividends paid to himself and to holders of Class A common stock; and

     - otherwise control our management and operations and the outcome of most matters submitted for a stockholder vote.

     Mr. Constantin is also the controlling shareholder of several other companies, known generally as the Phoenix companies.

     On September 12, 1999, we paid a dividend of $1,000,000 to our then sole stockholder, the Gus and Mary Jane Constantin 1978 Living Trust. This dividend was paid in the form of a promissory note, which accrued interest at 9% per year. This note was repaid from the net proceeds of our initial public offering.

     Prior to our initial public offering, our then sole stockholder, the Gus and Mary Jane Constantin 1978 Living Trust, loaned money to our operating subsidiary, ReSource/Phoenix, Inc., to fund its operations. The maximum outstanding balance of these loans was $5.2 million. These loans accrued interest at 9% per year. These loans were repaid from the net proceeds of our initial public offering.

RELATIONSHIP WITH PHOENIX COMPANIES

     In the normal course of business, we have from time-to-time entered into various business transactions and agreements with several of the Phoenix companies. We may enter into additional transactions with the Phoenix companies in the future. The following is a summary of each of the material agreements that we have entered into with the Phoenix companies. Such summaries include all material information contained in the agreements, but are qualified by those agreements, which are filed as exhibits to the registration statement of which this prospectus is a part.

     ADMINISTRATIVE SERVICES AGREEMENTS

     We have entered into Administrative Services Agreements with each of Phoenix Leasing Incorporated, Phoenix Cable Incorporated and Phoenix Precision Graphics, Inc. under which we provide accounting, tax, legal, administrative, financial, data processing and other consulting services to these companies for a monthly fee. These agreements are substantially identical. Through December 31, 1999, we have been paid $5.2 million by Phoenix Leasing Incorporated, $0.6 million by

Phoenix Cable Incorporated and $0.3 million by Phoenix Precision Graphics, Inc. under prior agreements. Under the current agreements, Phoenix Leasing pays us $246,000 per month, Phoenix Cable pays us $12,000 per month and Phoenix Precision Graphics paid us $35,000 per month. Phoenix Precision Graphics has completed a wind-up of its operations and has terminated its contract with the company as of July 31, 2000. We believe that the terms of these agreements are no less favorable to us than we could have received from an unaffiliated third party. Gus Constantin, our Chairman, Chief Executive Officer and controlling shareholder, is also the Chairman, Chief Executive Officer and controlling shareholder of each of Phoenix Leasing, Phoenix Cable and Phoenix Precision Graphics.


     Prior to August 1, 1999, we provided accounting services to Phoenix American Incorporated and Phoenix American provided tax, legal, administrative, financial, data processing and other consulting services to us. For the year ended December 31, 1999 and the year ended December 31, 1998, we paid Phoenix American $657,000 and $494,000, respectively, for these services. Effective August 1, 1999, Phoenix American transferred these operations to us. Gus Constantin, our Chairman, Chief Executive Officer and controlling stockholder, is also the Chairman, Chief Executive Officer and controlling shareholder of Phoenix American.

     REAL ESTATE LEASE

     We lease approximately 40,000 square feet of the building that contains our principal executive offices and our data operations center from Phoenix American Incorporated. The lease is for a term of two years, with five successive options to renew for one-year terms. Under the lease, we pay $53,650 per month in rent and have a right of first refusal to lease additional space in the building if and when it becomes available. We believe that the terms of our lease agreement are no less favorable to us than we could have received from an unaffiliated third party. Mr. Constantin is the Chairman, Chief Executive Officer and controlling shareholder of Phoenix American.

     DEBT FINANCING

     Financing Arrangement with Lease Management, Inc. On June 23, 2000, ReSource/Phoenix, Inc., our wholly-owned subsidiary, entered into a senior loan and security agreement with Lease Management Associates, Inc., an affiliate of Gus Constantin, our Chairman, Chief Executive Officer and majority stockholder. Lease Management Associates, Inc., or LMA, agreed to loan us up to $3,000,000. During the term of the loan, we will make monthly payments of $90,000 and a final payment of up to $600,000. ReSource/Phoenix, Inc. granted LMA a security interest in specific equipment, machinery, furniture and fixtures. The interest rate on the loan is approximately 15% per annum. We issued a guaranty to LMA in connection with the loan to our wholly-owned subsidiary. In addition, we issued a warrant to LMA to purchase up to 150,000 shares of our Class A Common Stock at $2.07 per share.

     The loan with LMA has been, and all future transactions between us and our officers, directors and principal stockholders and their affiliates will be, approved by a majority of the board, including a majority of the independent and disinterested directors of the board.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information regarding beneficial ownership of our common stock as of July 31, 2000 by:


     - each person or entity known to us to own beneficially more than 5% of either class of our common stock;

     - each of our directors;

     - each of our named executive officers; and

     - all executive officers and directors as a group.


                                                                                 CLASS B
                                               CLASS A COMMON STOCK               COMMON
                                       -------------------------------------      STOCK          PERCENT OF TOTAL
                                                       PERCENT OF OWNERSHIP    ------------        VOTING POWER
                                          SHARES      ----------------------      SHARES      ----------------------
                                       BENEFICIALLY    BEFORE       AFTER      BENEFICIALLY    BEFORE       AFTER
                NAME                      OWNED       OFFERING   OFFERING(1)      OWNED       OFFERING   OFFERING(1)
                ----                   ------------   --------   -----------   ------------   --------   -----------
Gus Constantin(1)(2).................    384,290         8.7%        2.9%       7,172,000       90.0%       73.9%
W. Corey West(3).....................     57,986         1.3%          *               --          *           *
David Brunton(4).....................     45,360         1.1%          *               --          *           *
Michael D'Almada-Remedios(5).........     31,680           *           *               --          *           *
Gregory Thornton.....................        500
James Barrington(6)..................      4,290           *           *               --          *           *
Glen McLaughlin(6)...................      4,290           *           *               --          *           *
Roger Smith(6).......................      4,290           *           *               --          *           *
All directors and executive officers
  as a group (8 persons).............    532,686        11.7%        4.0%       7,172,000       90.0%       73.9%


-------------------------
  * Less than one percent.


    Beneficial ownership is determined in accordance with SEC rules. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Class A common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of July 31, 2000 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to this table and pursuant to applicable community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares set forth opposite such stockholder's name.



(1) The foregoing percentages are based on 11,434,080 shares of Class A and Class B common stock outstanding immediately prior to the offering and 20,234,080 shares outstanding immediately after the offering. We have assumed for this purpose that 7,000,000 shares of Class A common stock were sold under the common stock purchase agreement and that Torneaux exercised the warrants for 1,800,000 shares of Class A common stock.



(2) Includes 230,000 shares held by Gus Constantin and 4,290 shares issuable upon the exercise of stock options that are exercisable within 60 days of July 31, 2000. Also includes 150,000 shares of Class A Common Stock subject to warrants held by Lease Management Associates, Inc. that are exercisable within 60 days of July 31, 2000. All of these securities are held by the Gus and Mary Constantin 1978 Living Trust, of which Mr. Constantin and his wife are trustees. The living trust can be amended or revoked at any time at the option of Mr. Constantin and his wife, Mr. Constantin and his wife, as trustees of the living trust, are authorized to exercise all rights with respect to the Class A or Class B common stock held by the trust, including the right to vote and dispose of such shares. The address of each of Mr. Constantin and his wife is c/o ReSourcePhoenix.com, 2401 Kerner Boulevard, San Rafael, CA 94901-55529.



(3) Includes 55,106 shares of Class A Common Stock subject to stock options that are exercisable within 60 days of July 31, 2000.



(4) Includes 42,480 shares of Class A Common Stock subject to stock options that are exercisable within 60 days of July 31, 2000.



(5) Includes 28,800 shares of Class A Common Stock subject to stock options that are exercisable within 60 days of July 31, 2000.



(6) Consists of shares of Class A Common Stock subject to options that are exercisable within 60 days of July 31, 2000.

                          DESCRIPTION OF CAPITAL STOCK

     Pursuant to our certificate of incorporation, we have authority to issue an aggregate of 40,000,000 shares of capital stock, consisting of 27,800,000 shares of Class A common stock, par value $0.001 per share, 7,200,000 shares of Class B common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

COMMON STOCK

     Shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights, as described below.

     Voting rights. Each outstanding share of Class A common stock is entitled to one vote on all matters submitted to a vote of our stockholders, including the election of directors, and each share of Class B common stock is entitled to five votes on each such matter. Except as required by applicable law, holders of the Class A common stock and Class B common stock vote together as a single class on all matters. There is no cumulative voting in the election of directors.

     For so long as there are any shares of Class B common stock outstanding, any action that may be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if we receive consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit the holders of Class B common stock to take action regarding certain matters without providing other stockholders the opportunity to voice dissenting views or raise other matters. The right to take such action by written consent of stockholders will expire when there are no longer any shares of Class B common stock outstanding.

     Dividends, distributions and stock splits. Holders of Class A common stock and Class B common stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by our board of directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

     In the case of dividends or distributions payable in Class A common stock or Class B common stock, only shares of Class A common stock will be distributed with respect to the Class A common stock and only shares of Class B common stock will be distributed with respect to the Class B common stock. In the case of dividends or other distributions consisting of other voting shares, we will declare and pay such dividends in two separate classes, identical in all respects except that the voting rights of each such security paid to the holders of the Class A common stock shall be one-fifth of the voting rights of each such security paid to the holders of Class B common stock. In the case of dividends or other distributions consisting of non-voting securities convertible into, or exchangeable for, our voting securities, we will provide that such convertible or exchangeable securities and the underlying securities be identical in all respects, except that the voting rights of each security underlying the convertible or exchangeable security paid to the holders of the Class A common stock shall be one-fifth of the voting rights of each security underlying the convertible or exchangeable security paid to the holders of Class B common stock, and such underlying securities paid to the holders of Class B common stock shall convert into the security paid to the holders of the Class A common stock upon the same terms and conditions applicable to the conversion of Class B common stock into Class A common stock.

     Neither the Class A common stock nor the Class B common stock may be subdivided or combined in any manner unless the other class is subdivided or combined in the same proportion.

     Conversion. The shares of Class A common stock are not convertible.

     Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder. Each share of Class B common stock will automatically convert into one share of Class A common stock upon the sale or transfer of such share of Class B common stock other than to an entity that he controls. The holder of Class B common stock shall have, upon conversion of his shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held.

     Liquidation. In the event of any dissolution, liquidation, or winding up of our affairs, whether voluntary or involuntary, after payment of our debts and other liabilities and making provision for the holders of preferred stock, if any, our remaining assets will be distributed ratably among the holders of the Class A common stock and the Class B common stock, treated as a single class.

     Mergers and other business combinations. Upon a merger, combination, or other similar transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of the Class A common stock and Class B common stock will be entitled to receive an equal amount per share of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and conversion rights to the extent and only to the extent that the voting rights and conversion rights of Class A common stock and Class B common stock differ at that time.

PREFERRED STOCK

     We are authorized to issue up to 5,000,000 shares of undesignated preferred stock, none of which are outstanding. Our board has the authority to issue preferred stock in one or more series and to establish the rights and restrictions granted to or imposed on any unissued shares of preferred stock and to fix the number of shares constituting any series without any further vote or action by the stockholders. Our board has the authority, without approval of the stockholders, to issue preferred stock that has voting and conversion rights superior to the common stock, which could have the effect of delaying or preventing a change in control. We currently have no plans to issue any shares of preferred stock.

                              SELLING STOCKHOLDER


     The shares being offered by Torneaux consist of shares of Class A common stock that it may purchase from us pursuant to the common stock purchase agreement, including upon exercise of warrants issued pursuant to the agreement. Deirdre M. McCoy exercises investment power over the shares that Torneaux will sell. For additional information about the stock purchase agreement, see "Financing Arrangement with Torneaux Ltd." The address of Torneaux is c/o Mees Pierson Fund Services (Bahamas) Ltd., Montague Sterling Centre, East Bay Street, P.O. Box SS-6238 Nassau, Bahamas.


     The following table sets forth information about the beneficial ownership of our Class A common stock by Torneaux as of June 12, 2000.

                                                                          NUMBER OF SHARES OF
                               SHARES OF COMMON                              CLASS A COMMON
                              STOCK BENEFICIALLY                           STOCK BENEFICIALLY
                              OWNED PRIOR TO THE                          OWNED FOLLOWING THE
                                   OFFERING        NUMBER OF SHARES OF          OFFERING
                              ------------------   CLASS A COMMON STOCK   --------------------
NAME OF SELLING SHAREHOLDER   NUMBER    PERCENT       BEING OFFERED        NUMBER     PERCENT
---------------------------   -------   --------   --------------------   --------   ---------
Torneaux                         0         0         Up to 8,800,000(1)       0(2)       0

-------------------------
(1) Includes 1,800,000 shares of Class A common stock issuable pursuant to Warrant A, Warrant B, Warrant C, and Warrant D. 500,000 shares of Class A common stock are issuable to Torneaux at $2.50 per share upon the exercise of Warrant A. Warrant A is immediately exercisable for 125,000 shares of Class A common stock. Thereafter, Warrant A is exercisable in increments of 125,000 shares upon the sale of the 125,000 shares previously issued. Once all of the shares issued upon exercise of Warrant A have been sold, then Warrant B may be exercised in increments of 125,000 shares upon the sale of the 125,000 shares previously issued. 500,000 shares of Class A common stock are issuable to Torneaux at $4.00 per share upon the exercise of Warrant B. After the Warrant B shares have been sold, then Torneaux may exercise Warrant C for up to 400,000 warrant shares at $6.00 per share. Warrant C may be exercised in increments of 100,000 shares upon the sale of the 100,000 shares previously issued. Upon the sale of all shares issued under Warrant C, then Torneaux may exercise Warrant D for up to 400,000 warrant shares at $7.00 per share, Warrant D may be exercised in increments of 100,000 shares upon the sale of the 100,000 shares previously issued.
(2) Assumes the resale of 7,000,000 shares of Class A common stock which we have the right to cause Torneaux to purchase pursuant to the common stock purchase agreement and the resale of 1,800,000 shares of Class A Common Stock that Torneaux has the right to acquire upon exercise of warrants issued to Torneaux pursuant to the agreement. The shares offered hereby are to be acquired by Torneaux pursuant to the agreement or upon the exercise of warrants.

                              PLAN OF DISTRIBUTION

     To the extent required under the Securities Act, a supplemental prospectus will be filed, disclosing (a) the name of any broker-dealers; (b) the number of shares of Class A common stock involved; (c) the price at which the Class A common stock is to be sold; (d) the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable; (e) that such broker-dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus, as supplemented; and (f) other facts material to the transaction.

     We and the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholder is a distribution participant and we, under certain circumstances, may be a distribution participant, Regulation M. All of the foregoing may affect the marketability of the common stock.

TORNEAUX LTD.

     We have been advised by Torneaux that it may sell the Class A common stock from time to time in transactions on the Nasdaq National Market (or any exchange where the Class A common stock is then listed), in negotiated transactions, or otherwise, or by a combination of these methods, at fixed prices which may be changed, at market prices at the time of sale, at prices related to market prices or at negotiated prices. Torneaux may effect these transactions by selling the Class A common stock to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from Torneaux or the purchasers of the Class A common stock for whom the broker-dealer may act as an agent or to whom it may sell the Class A common stock as a principal, or both. The compensation to a particular broker-dealer may be in excess of customary commissions.

     Torneaux is an "underwriter" within the meaning of the Securities Act in connection with the sale of the Class A common stock offered hereby. Assuming that we are in compliance with the conditions of the common stock purchase agreement, Torneaux must accept puts of up to 7,000,000 shares from us, subject to a maximum of $11,500,000 per drawdown, during the term of the agreement. The price at which the common shares will be issued by us to Torneaux will be approximately 94% of the daily volume weighted average closing price over a 20-day trading period on the Nasdaq National Market, and the price at which we issue the Class A common stock to Torneaux may fluctuate. The Class A common stock offered hereby is being registered pursuant to our contractual obligations, and we have agreed to pay the costs of registering the shares hereunder. We have also agreed to reimburse Torneaux's costs and expenses incurred in connection with the common stock purchase agreement, including fees, expenses and disbursements of counsel for Torneaux for the preparation of the agreement up to a maximum of $50,000, and all reasonable fees incurred in connection with any amendment, modification or waiver, to or enforcement of the agreement. In addition, we issued warrants to Torneaux to purchase up to 1,800,000 shares of our Class A Common Stock at prices ranging from $2.50 to $7.00 per share. The warrants are exercisable for the number of securities and the exercise prices set forth below:

                     NUMBER OF
                      SHARES                         EXERCISE PRICE
                     ---------                       --------------
500,000............................................      $2.50
500,000............................................      $4.00
400,000............................................      $6.00
400,000............................................      $7.00

     We have agreed to indemnify Torneaux against specified liabilities, including liabilities under the Securities Act of 1933. See "Financing Arrangement with Torneaux Ltd."


     The following table sets forth the amount of securities purchased and the purchase price by Torneaux assuming that the purchase price has fallen 0% and 25% from $1.75, the closing price of our Class A common stock on the Nasdaq National Market on July 31, 2000. The table also shows the percentage that these shares would constitute, immediately after issuance, of the total number of shares which would then be outstanding, based on the 11,434,080 shares of common stock outstanding on July 31, 2000. The minimum price at which we will issue shares to Torneaux is $0.94. The table also shows the purchase price, the amount of securities purchased, and Torneaux's ownership percentage if the average market price per share was $1.00. We have assumed that the daily volume weighted average price is the same throughout the 20-day pricing period.


     PER SHARE                               AMOUNT OF         PERCENTAGE OF
AVERAGE MARKET PRICE   PURCHASE PRICE   SECURITIES PURCHASED    OUTSTANDING
--------------------   --------------   --------------------   -------------
       $1.75               $1.65               909,091              7.4%
       $1.31               $1.23             1,219,512              9.6%
       $1.00               $0.94             1,595,745             12.2%


     Broker-dealers who act in connection with the sale of the Class A common stock may also be deemed to be underwriters. Profits on any resale of the Class A common stock as a principal by such broker-dealers and any commissions received by such broker-dealers may be deemed to be underwriting discounts and commissions under the Securities Act. Any broker-dealer participating in such transactions as agent may receive commissions from Torneaux (and, if they act as agent for the purchaser of our Class A common stock, from such purchaser). Broker-dealers may agree with Torneaux to sell a specified number of shares of our Class A common stock at a stipulated price per share, and, to the extent such a broker-dealer is unable to do so acting as agent for Torneaux, to purchase as principal any unsold common stock at the price required to fulfill the broker-dealer commitment to Torneaux. Broker-dealers who acquire common stock as principal may thereafter resell the Class A common stock from time to time in transactions (which may involve crosses and block transactions and which may involve sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market, in negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices, and in connection with such resales may pay to or receive from the purchasers of such common stock commissions computed as described above.

     Our Class A common stock is quoted on the Nasdaq National Market under the symbol "RPCX."

FINDER'S FEE

     In connection with the common stock purchase agreement, we issued a warrant to Peter Benz to purchase up to 75,000 shares of our Class A common stock at $2.81 per share. The warrant is exercisable through June 5, 2003.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Our certificate of incorporation and bylaws and the Delaware General Corporation Law contain provisions that could discourage potential takeover attempts and make it more difficult for our stockholders to change management or receive a premium for their shares.

     We are subject to the provisions of Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, the statute prohibits a publicly-held Delaware corporation from engaging in a business combination with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner including approval by at least 66.7% of the outstanding stock not owned by the interested stockholder. A "business combination" includes a merger, asset sale or other transaction resulting in a financial benefit to the stockholder. For purposes of Section 203, an "interested stockholder" is defined to include any person that is:

     - the owner of 15% or more of the outstanding voting stock of the corporation;

     - an affiliate or associate of the corporation and was the owner of 15% or more of the voting stock outstanding of the corporation, at any time within three years immediately prior to the relevant date; and

     - an affiliate or associate of the persons described in the foregoing bullet points.

     Stockholders may, by adopting an amendment to the corporation's certificate of incorporation or bylaws, elect for the corporation not to be governed by
Section 203, effective 12 months after adoption. Neither our certificate of incorporation nor our bylaws exempt us from the restrictions imposed under
Section 203. Section 203 may encourage companies interested in acquiring us to negotiate in advance with our board because stockholder approval of the transaction, as discussed above, would be unnecessary.

     Annual meetings of stockholders will be held to elect our board and transact such other business as may be properly brought before the meeting. Special meetings of stockholders may be called by the Chairman or the Chief Executive Officer or by a majority of the board. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by our stockholders may be effected at a duly called annual or special meeting of the stockholders or may be taken by a consent in writing by stockholders.

     Our certificate of incorporation may be amended with the approval of a majority of the board and the holders of a majority of our outstanding voting securities.

     The number of directors will be fixed by resolution of the board. The size of the board is currently fixed at five members. The directors will be elected for annual terms at the annual meeting of the stockholders, except for filling vacancies. Directors may be removed with the approval of the holders of a majority of our voting power present and entitled to vote at a meeting of stockholders. Vacancies and newly-created directorships resulting from any increase in the number of directors may be filled by a majority of the directors then in office, a sole remaining director, or the holders of a majority of the voting power present and entitled to vote at a meeting of stockholders.

     The presence, in person or by proxy, of the holders of a majority of the votes entitled to be cast by the stockholders entitled to vote generally shall constitute a quorum for stockholder action at any meeting.


LIMITATION OF LIABILITY; INDEMNIFICATION


     Our certificate of incorporation contains provisions permitted under the Delaware General Corporation Law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except for specified wrongful acts, including:

     - for any breach of the director's duty of loyalty to us or our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - under Section 174 of the Delaware General Corporation Law relating to unlawful stock repurchases or dividends; or

     - for any transaction from which the director derives an improper personal benefit.

     These provisions do not limit or eliminate our rights or those of any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach of a director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws.

     Our bylaws also contain provisions indemnifying our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. We have entered into separate indemnification agreements with our directors and officers that, in some cases, may be broader than the specific indemnification provisions contained in our certificate of incorporation, bylaws or the Delaware General Corporation Law. The indemnification agreements may require us, among other things, to indemnify the officers and directors against liabilities, other than liabilities arising from willful misconduct, that may arise by reason of their status or service as directors or officers. These agreements also may require us to advance the expenses incurred by the officers and directors as a result of any proceeding against them as to which they could be identified. We believe that these indemnification arrangements are necessary to attract and retain qualified individuals to serve as directors and officers.

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Class A common stock is ChaseMellon Shareholder Services LLC.

                                 LEGAL MATTERS

     Legal matters with respect to the validity of the Class A common stock offered hereby are being passed upon for ReSourcePhoenix.com by Wilson Sonsini Goodrich & Rosati, Palo Alto, California.

                                    EXPERTS

     The financial statements included in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto and are included herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said reports.

                      WHERE YOU CAN FIND MORE INFORMATION

     We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares to be sold in the offering. This prospectus does not contain all the information contained in the registration statement. For further information with respect to ReSourcePhoenix.com and the shares to be sold in the offering, reference is made to the registration statement and the exhibits and schedules filed with the registration statement. We have described all material information for each contract, agreement or other document filed with the registration statement in the prospectus. However, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. As a result, you should refer to the copy of the contract, agreement or other document filed as an exhibit to the registration statement for a complete description of the matter involved.

     You may read and copy all or any portion of the registration statement or any reports, statements or other information that we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you without charge from the SEC Web site, which is located at http://www.sec.gov.

                              RESOURCEPHOENIX.COM

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
Condensed Consolidated Balance Sheets -- June 30, 2000
  (unaudited) and December 31, 1999.........................   F-2
Condensed Consolidated Statements of Income -- Three and Six
  Months Ended June 30, 2000 and June 30, 1999
  (unaudited)...............................................   F-3
Condensed Statements of Cash Flows -- Six Months Ended June
  30, 2000 and June 30, 1999 (unaudited)....................   F-4
Notes to Unaudited Condensed Consolidated Financial
  Statements -- June 30, 2000...............................   F-5
Report of Independent Public Accountants....................   F-9
Consolidated Statement of Operations for the years ended
  December 31, 1999, 1998 and 1997..........................  F-10
Consolidated Balance Sheets as of December 31, 1999 and
  1998......................................................  F-11
Consolidated Statement of Changes in Stockholders' Equity
  for the years ended December 31, 1999, 1998 and 1997......  F-12
Consolidated Statement of Cash Flows for the years ended
  December 31, 1999, 1998 and 1997..........................  F-13
Notes to Consolidated Financial Statements..................  F-14

                              RESOURCEPHOENIX.COM

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                 (IN THOUSANDS)




                                                               JUNE 30,     DECEMBER 31,
                                                                 2000           1999
                                                              -----------   ------------
                                                              (UNAUDITED)
ASSETS
Current Assets:
  Cash and cash equivalents.................................   $  4,210       $ 15,780
  Accounts receivable, net of allowance.....................      1,119            948
  Receivable from affiliates................................         41             33
  Prepaid expenses and other current assets.................      1,143            729
                                                               --------       --------
          Total current assets..............................      6,513         17,490
  Property and equipment....................................      9,979          7,669
  Accumulated depreciation..................................     (2,599)        (1,382)
                                                               --------       --------
     Net property and equipment.............................      7,380          6,287
  Other assets..............................................        450            276
                                                               --------       --------
          Total assets......................................   $ 14,343       $ 24,053
                                                               ========       ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................   $  1,701       $  1,455
  Accrued liabilities.......................................      1,773          1,655
  Deferred revenue..........................................      1,029            306
  Other liabilities.........................................        522             --
  Notes payable -- bank.....................................        133             --
  Notes payable -- affiliate................................        662             --
                                                               --------       --------
          Total current liabilities.........................      5,820          3,416
  Notes payable -- affiliate................................      2,189             --
  Deferred revenue..........................................      1,118            688
                                                               --------       --------
          Total long term liabilities.......................      3,307            688
                                                               --------       --------
          Total Liabilities.................................      9,127          4,104
Stockholders' Equity:
  Preferred Stock, $.001 par value: 5,000,000 shares
     authorized.............................................         --             --
  Class A Common Stock, $.001 par value: 27,800,000 shares
     authorized, 4,204,760 and 4,028,000 issued and
     outstanding at June 30, 2000 and December 31, 1999,
     respectively...........................................     31,570         32,869
  Warrants..................................................      1,927             --
  Class B Common Stock, $.001 par value: 7,200,000 shares
     authorized, 7,172,000 issued and outstanding at June
     31, 2000 and December 31, 1999.........................      9,957          9,957
  Accumulated deficit.......................................    (38,238)       (22,877)
                                                               --------       --------
          Total stockholders' equity........................      5,216         19,949
                                                               --------       --------
          Total liabilities and stockholders' equity........   $ 14,343       $ 24,053
                                                               ========       ========



        The accompanying notes are an integral part of these statements.

                              RESOURCEPHOENIX.COM

                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                  (UNAUDITED)





                                                THREE MONTHS ENDED     SIX MONTHS ENDED
                                                     JUNE 30,              JUNE 30,
                                                ------------------    -------------------
                                                 2000       1999        2000       1999
                                                -------    -------    --------    -------
Revenue:
  Contract service revenue....................  $ 1,628    $   932    $  3,031    $ 1,741
  Contract service revenue -- affiliate.......      944        435       1,960        913
  Software revenue............................      271      1,413         803      1,507
                                                -------    -------    --------    -------
          Total revenue.......................    2,843      2,780       5,794      4,161
Operating Expenses:
  Cost of providing services..................    3,414      1,378       6,757      2,406
  Cost of providing software revenue..........      289        225         613        402
  General and administrative..................    2,747        488       5,052        999
  Research and development....................      796        695       1,798      1,351
  Client acquisition costs....................    2,607        613       5,729      1,089
  Depreciation and amortization...............      667        137       1,268        228
  Stock-related compensation..................       --      2,933          --      5,291
                                                -------    -------    --------    -------
          Total operating expenses............   10,520      6,469      21,217     11,766
Loss from operations..........................   (7,677)    (3,689)    (15,423)    (7,605)
Other income (expense)........................       16          8         191         17
                                                -------    -------    --------    -------
Net loss before change in accounting
  principal...................................   (7,661)    (3,681)    (15,232)    (7,588)
                                                -------    -------    --------    -------
  Cumulative effect on prior years............       --         --        (129)        --
                                                -------    -------    --------    -------
Net loss......................................  $(7,661)   $(3,681)   $(15,361)   $(7,588)
                                                =======    =======    ========    =======
Basic and diluted net loss per share:
  Net loss before effect of accounting
     change...................................  $ (0.68)   $ (0.51)   $  (1.35)   $ (1.05)
  Cumulative effect of accounting change......       --         --       (0.01)        --
                                                -------    -------    --------    -------
  Net loss....................................  $ (0.68)   $ (0.51)   $  (1.36)   $ (1.05)
                                                =======    =======    ========    =======
Shares used in computing basic and diluted net
  loss per share..............................   11,318      7,200      11,260      7,200
Proforma amounts assuming accounting change
  had been in effect during the three and six
  months ended June 30, 1999:
  Net Loss....................................  $(7,661)   $(3,719)   $(15,232)   $(7,711)
                                                -------    -------    --------    -------
  Basic and diluted net loss per share........  $ (0.68)   $ (0.52)   $  (1.35)   $ (1.07)
                                                -------    -------    --------    -------



        The accompanying notes are an integral part of these statements.

                              RESOURCEPHOENIX.COM

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)




                                                               SIX MONTHS ENDED
                                                                   JUNE 30,
                                                              -------------------
                                                                2000       1999
                                                              --------    -------
OPERATING ACTIVITIES
  Net income (loss).........................................  $(15,361)   $(7,588)
  Loss on disposal of assets................................        39         --
  Adjustments to reconcile net income (loss) to net cash
     provided by (used in) operating activities:
     Depreciation and amortization..........................     1,267        229
     Stock compensation expense.............................        --      5,291
     Change in operating assets and liabilities:
       Accounts receivable, net.............................      (171)      (540)
       Receivable from (due to) affiliates..................        (8)        93
       Prepaid expenses and other assets....................      (463)       (78)
       Accounts payable and accrued liabilities.............       364       (230)
       Deferred revenue.....................................     1,153        374
       Other................................................       522         --
                                                              --------    -------
          Net cash used in operating activities.............   (12,658)    (2,449)
INVESTING ACTIVITIES
  Purchase of equipment, furniture and fixtures.............    (2,397)    (1,529)
                                                              --------    -------
          Net cash used in investing activities.............    (2,397)    (1,529)
FINANCING ACTIVITIES
  Proceeds from capital contributions from stockholder......        --      3,603
  Proceeds from sale of stock...............................       352         --
  Bank credit facility, net.................................       133         --
  Notes payable -- affiliate................................     3,000         --
                                                              --------    -------
          Net cash provided by financing activities.........     3,485      3,603
                                                              --------    -------
Net decrease in cash and cash equivalents...................   (11,570)      (375)
Cash and cash equivalents, beginning of period..............    15,780        503
                                                              --------    -------
Cash and cash equivalents, end of period....................  $  4,210    $   128
                                                              ========    =======
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES:
  Issuance of warrants in connection with affiliate note
     payable................................................  $   (149)   $    --
  Issuance of warrants in connection with bank credit
     facility...............................................      (127)        --
  Issuance of warrants in connection with equity
     financing..............................................    (1,651)        --
  Contribution of fixed assets from affiliate...............        --      1,474



        The accompanying notes are an integral part of these statements.

                              RESOURCEPHOENIX.COM

         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1. BASIS OF PRESENTATION



     The accompanying condensed consolidated financial statements have been prepared without audit by ReSourcePhoenix.com (the "Company") in accordance with generally accepted accounting principles for interim financial statements and pursuant to the rules of the Securities and Exchange Commission for Form 10-Q. Certain information and footnotes required by generally accepted accounting principles for complete financial statements have been omitted. It is the opinion of management that all adjustments are of a normal and recurring nature. For further information, refer to the audited financial statements and footnotes included in the Company's Annual Report on Form 10-K dated December 31, 1999. Reclassification of certain prior year balances have been made to conform to the June 30, 2000 presentation.



NOTE 2. CHANGE IN ACCOUNTING PRINCIPLE



     In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC SAB 101A and SAB 101B, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin after December 15, 1999 to the fourth quarter of their fiscal year. The Company elected to implement SAB No. 101 the first quarter of 2000, the effect of which is described as follows:



     Effective January 1, 2000, the Company deferred recognition of implementation fees for its Financial Outsourcing services and for its S.T.A.R. and M.A.R.S. hosting services, and will amortize such fees ratably over a three-year period as client services are performed. Prior to January 1, 2000, implementation fees were recognized when the work was completed on a percentage of completion basis. The cumulative effect of the change in the method of recognizing implementation revenue on prior years' income was a one-time charge of $129,000. Costs related to client implementation activities are expensed as incurred.



     Set forth below is a comparison of operating results for the six months ended June 30, 2000:



                                                                  ASSUMING SAB 101 HAD
                                                                    NOT BEEN ADOPTED
                                                  JUNE 30, 2000      JUNE 30, 2000
                                                  -------------   --------------------
Revenue.........................................    $  5,794            $  6,786
Operating Expenses..............................      21,217              21,217
Net Loss from Operations........................     (15,423)            (14,431)



NOTE 3. BASIC AND DILUTED NET LOSS PER SHARE



     Shares used in computing basic and diluted net loss per share are based on the weighted average shares outstanding in each period. Basic net loss per share excludes any dilutive effects of stock options and warrants. Diluted net loss per share includes the dilutive effect of the assumed exercise of stock options using the treasury stock method. However, the effect of 3,049,000 outstanding stock options and 2,111,000 outstanding warrants have been excluded from the calculation of diluted net loss per share as their inclusion would be antidilutive.

                              RESOURCEPHOENIX.COM

NOTE 4. LEGAL PROCEEDINGS



     We are not currently involved in any material legal proceedings. We are, however, party to various legal proceedings and claims from time to time arising in the ordinary course of business. We do not expect that the results from any of these legal proceedings will have a material effect on our financial position or results of operations.



NOTE 5. GOING CONCERN



     The Company will need to raise additional capital during the third quarter. In late April the Company began to implement a number of steps aimed at reducing its operating costs, which, prior to that point, had been predicated on higher anticipated revenue levels. Those steps included, among other things, staff reductions amounting to approximately 15% of its work force and cessation of certain development efforts that reduce expenditures for outside consulting expertise. The company recorded a charge of approximately $800,000 in the second quarter of 2000 related to these reductions. Despite these efforts, the Company will continue to operate at a significant cash negative level. Absent additional financing, the Company may not have sufficient resources to continue as a going concern beyond its third quarter. We may sell additional debt or equity securities or enter into new credit facilities to meet our cash needs. To that end, the Company has entered into an agreement with Torneaux Ltd. to provide us with equity financing. (See Note 6 -- Financing Arrangement with Torneaux Ltd.) Our ability to raise funds through the equity facility with Torneaux is subject to certain conditions at the time of each sale of our Class A common stock. We may not be able to satisfy the conditions for each sale of our Class A common stock. We cannot assure you that we will be able to complete this or any other financing, that such financing will be adequate for the Company's needs, or that a financing will be completed prior to the Company running out of funds.



     The factors discussed above create substantial doubt about the Company's ability to continue as a going concern and an uncertainty as to the recoverability and classification of recorded asset amounts and the amounts and classification of liabilities. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern. In connection with filing a registration statement, our independent auditors, Arthur Andersen LLP, reissued their auditors' report on our financial statements for the year ended December 31, 1999. They modified their report to reflect their view that we require additional funding to continue our operations and their view that we may be unable to continue our operations absent receiving additional funding. More specifically, the modified opinion, among other things, recognizes substantial doubt about our ability to continue as a going concern.



NOTE 6. FINANCING ARRANGEMENT WITH TORNEAUX LTD.



     On June 6, 2000, we entered into a common stock purchase agreement with Torneaux Ltd. Pursuant to the agreement, we may issue and sell, from time to time, up to 7,000,000 shares of our Class A common stock, subject to the satisfaction of certain conditions.



     Beginning on the date a registration statement is declared effective by the SEC, and continuing for 14 months thereafter, we may in our sole discretion sell, or put, shares of our Class A common

                              RESOURCEPHOENIX.COM
stock to Torneaux. The 14-month period is divided into pricing periods, each consisting of 20 trading days on the Nasdaq National Market.



     From time to time during the 14-month term, we may make 12 monthly draw downs, by giving notice and requiring Torneaux to purchase shares of our Class A common stock, for the draw down amount. Torneaux's purchase price may fluctuate based upon the daily volume weighted average price over a 20 day trading period. Prior to each draw down, we will provide Torneaux with a notice that sets forth the number of shares of Class A common stock we will sell, the commencement date of the pricing period, and the threshold price, which is the lowest price per share at which we will issue new shares of Class A common stock. We may issue a draw down notice for up to $1,500,000 if the threshold price is equal to or exceeds $1.00, and an additional $500,000 for every $1.00 increase of the threshold price above $1.00 up to $21.00, for a maximum draw down amount of $11,500,000. If we set the threshold price between $1.00 and $10.00, then the purchase price to be paid by Torneaux is 94% of the daily volume weighted average price over the pricing period. If we set the threshold price between $10.00 and $21.00, then for each $1.50 increase in the threshold price above $10.00, the purchase price to be paid by Torneaux is increased by 0.10%. If the daily volume weighted average price on a given trading day is less than the threshold price set by us, then the amount that we can draw down will be reduced by 1/20 for that pricing period. In addition, if trading in our Class A common stock is suspended for more than three hours in any trading day, then the daily volume weighted average price for that trading day is deemed to be below the threshold price and, consequently, reduces the draw down amount by 1/20.



     On June 6, 2000, we also issued warrants to Torneaux to purchase up to 1,800,000 shares of our Class A common stock at exercise prices ranging from $2.50 to $7.00 per share. Torneaux may exercise the warrants through June 5, 2003. The first warrant, Warrant A, is immediately exercisable for 125,000 shares of Class A common stock. Thereafter, Warrant A is exercisable in increments of 125,000 shares upon the sale of the 125,000 shares previously issued. 500,000 shares of Class A common stock are issuable to Torneaux at $2.50 per share upon the exercise of Warrant A. Once all of the shares issued upon exercise of Warrant A have been sold, then Warrant B may be exercised in increments of 125,000 shares upon the sale of the 125,000 shares previously issued. 500,000 warrant shares are issuable to Torneaux at $4.00 per share upon the exercise of Warrant B. After the Warrant B shares have been sold, then Torneaux may exercise Warrant C for up to 400,000 warrant shares at $6.00 per share. Warrant C may be exercised in increments of 100,000 shares upon the sale of the 100,000 shares previously issued. Upon the sale of all shares issued under Warrant C, then Torneaux may exercise Warrant D for up to 400,000 shares of Class A common stock at $7.00 per share. Warrant D may be exercised in increments of 100,000 shares upon the sale of the 100,000 shares previously issued. The warrants contain provisions that protect Torneaux against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of specified events, such as a merger, stock split, stock dividend, recapitalization and additional issuances of common stock. The exercise price for the warrant shares is payable in cash.



NOTE 7. DEBT FINANCING



     On June 7, 2000, we entered into a line of credit, in the form of a factoring arrangement, for up to $2,000,000 with Pacific Business Funding, a division of Cupertino National Bank. Pursuant to the credit agreement, we may borrow up to 80% against all eligible receivables due within 90 days, and we will pay interest at a rate of 15% per annum on the average daily balance of the amount borrowed, and an administration fee of 1/2% of the face amount of each invoice financed. In

                              RESOURCEPHOENIX.COM
addition, we paid a commitment fee of 1% of the commitment amount. The line of credit is secured by our accounts receivable. Eligible receivables are expected to yield actual borrowing capacity under the facility in the $500,000 to $800,000 range over the balance of the calendar year. Borrowings are made against specific receivables and then repaid as the receivables are collected by the Company. As such, most borrowings are made and repaid within the same month. The Company had a balance of $0.1 million and $0.1 million outstanding under the facility at June 30, 2000 and July 31, 2000, respectively. In connection with the credit agreement, we issued a warrant to Pacific Business Funding to purchase up to 85,715 shares of our Class A common stock at $1.75 per share, which is the average closing price of our Class A common stock on the Nasdaq National Market, for the five trading days prior to Pacific Business Funding's credit commitment.



     On June 23, 2000, our wholly owned subsidiary, ReSource/Phoenix, Inc. entered into a senior loan and security agreement with Lease Management Associates, Inc., or LMA, an affiliate of Gus Constantin, our Chairman, Chief Executive Officer and majority stockholder, for a loan in the amount of $3,000,000. The full amount of the loan was drawn down by the Company on June 23, 2000. During the term of the loan, we will make thirty-six monthly payments of $90,000 and a final payment of $600,000. ReSource/Phoenix, Inc. granted LMA a security interest in specific equipment, machinery, furniture and fixtures. The interest rate on the loan is approximately 15% per annum. We issued a guaranty to LMA in connection with the loan to our wholly owned subsidiary. In addition, we issued a warrant to LMA to purchase up to 150,000 shares of our Class A common stock at $2.07 per share.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and the Board of Directors of ReSourcePhoenix.com:

     We have audited the accompanying consolidated balance sheets of ReSourcePhoenix.com (a Delaware corporation) and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of ReSourcePhoenix.com and subsidiary at December 31, 1999 and 1998, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

     As discussed further in Note 14, subsequent to January 31, 2000, the date of our original report, ReSourcePhoenix.com incurred losses of $7,700,000 during the three months ended March 31, 2000 and expects to incur additional losses during the remainder of the year ending December 31, 2000. These factors, among others, as described in Note 14, create substantial doubt about ReSourcePhoenix.com's ability to continue as a going concern and an uncertainty as to the recoverability and classification of recorded asset amounts and the amounts and classification of liabilities. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should ReSourcePhoenix.com be unable to continue as a going concern.

                                                     ARTHUR ANDERSEN LLP

San Francisco, California
January 31, 2000, (except with respect to the matter discussed in Note 14, as to which the date is June 23, 2000)

                              RESOURCEPHOENIX.COM

                      CONSOLIDATED STATEMENT OF OPERATIONS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                  YEAR ENDED
                                                    --------------------------------------
                                                     12/31/99      12/31/98      12/31/97
                                                    ----------    ----------    ----------
Revenue:
  Contract service revenue........................  $    3,915    $    2,460    $    2,255
  Contract service revenue -- affiliate...........       2,772         2,182         3,085
  Software revenue................................       2,386            44            --
                                                    ----------    ----------    ----------
     Total revenue................................       9,073         4,686         5,340
Operating expenses:
  Cost of providing services......................       5,859         4,304         3,052
  Cost of providing software revenue..............         901           455            --
  General and administrative......................       4,554         1,963         1,823
  Research and development........................       3,185         2,181           566
  Client acquisition costs........................       5,278         1,144           547
  Depreciation and amortization...................         943           307           133
  Stock-related compensation......................       5,007            --            --
                                                    ----------    ----------    ----------
     Total operating expenses.....................      25,727        10,354         6,121
Loss from operations..............................     (16,654)       (5,668)         (781)
Other income......................................         174            11            41
                                                    ----------    ----------    ----------
Net loss..........................................  $  (16,480)   $   (5,657)   $     (740)
                                                    ==========    ==========    ==========
Basic and diluted net loss per share..............  $    (2.05)   $    (0.79)   $    (0.10)
Shares used in computing basic and diluted net
  loss per share..................................   8,055,000     7,200,000     7,200,000

        The accompanying notes are an integral part of these statements.

                              RESOURCEPHOENIX.COM

                          CONSOLIDATED BALANCE SHEETS
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                                                   YEAR ENDED
                                                              --------------------
                                                              12/31/99    12/31/98
                                                              --------    --------
ASSETS
Current Assets:
  Cash and cash equivalents.................................  $ 15,780    $   503
  Accounts receivable, net of allowance of $54 in 1999 and
     $8 in 1998.............................................       948        419
  Receivable from affiliates................................        33        182
  Prepaid expenses and other current assets.................       729         20
                                                              --------    -------
     Total current assets...................................    17,490      1,124
  Property and equipment....................................     7,669      1,133
  Accumulated depreciation..................................    (1,382)      (439)
                                                              --------    -------
     Net property and equipment.............................     6,287        694
  Other assets..............................................       276          4
                                                              --------    -------
     Total assets...........................................  $ 24,053    $ 1,822
                                                              ========    =======

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  1,455    $   269
  Accrued liabilities.......................................     1,655        926
  Deferred revenue..........................................       994        627
                                                              --------    -------
     Total current liabilities..............................     4,104      1,822
Commitments and contingencies...............................        --         --
Stockholders' Equity
  Preferred Stock, $.001 par value; 5,000,000 shares
     authorized, none issued or outstanding.................        --         --
  Class A common stock, $.001 par value; 27,800,000
     authorized,
     4,028,000 and no shares issued and outstanding at
     December 31, 1999 and 1998, respectively...............    32,869         --
  Class B common stock, $.001 par value; 7,200,000 shares
     authorized, 7,172,000 and 7,200,000 shares issued and
     outstanding at December 31, 1999 and 1998,
     respectively...........................................     9,957      6,397
  Accumulated deficit.......................................   (22,877)    (6,397)
                                                              --------    -------
     Total stockholders' equity.............................    19,949         --
                                                              --------    -------
     Total liabilities and stockholders' equity.............  $ 24,053    $ 1,822
                                                              ========    =======

        The accompanying notes are an integral part of these statements.

                              RESOURCEPHOENIX.COM

                      CONSOLIDATED STATEMENT OF CHANGES IN
                              STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                        CLASS A              CLASS B                     TOTAL
                                     COMMON STOCK          COMMON STOCK                  STOCK-
                                  -------------------   ------------------    ACCUM     HOLDERS'
                                   SHARES     AMOUNT     SHARES     AMOUNT   DEFICIT     EQUITY
                                  ---------   -------   ---------   ------   --------   --------
BALANCE AT JANUARY 1, 1997......         --   $    --          --   $   --   $     --   $     --
Net loss........................         --        --          --       --       (740)      (740)
Capital contribution from
  stockholder...................         --        --       1,000    1,598         --      1,598
                                  ---------   -------   ---------   ------   --------   --------
BALANCE AT DECEMBER 31, 1997....         --        --       1,000    1,598       (740)       858
Net loss........................         --        --          --       --     (5,657)    (5,657)
Capital contribution from
  stockholder...................         --        --          --    4,799         --      4,799
                                  ---------   -------   ---------   ------   --------   --------
BALANCE AT DECEMBER 31, 1998....         --        --      (1,000)   6,397     (6,397)        --
Net loss........................         --        --          --       --    (16,480)   (16,480)
Capital contribution from
  stockholder...................         --        --          --    3,603         --      3,603
Cancellation of stock...........         --        --      (1,000)      --         --         --
Issuance of Class B common
  stock.........................         --             7,200,000       --         --         --
Dividend........................         --    (1,000)         --       --         --     (1,000)
Compensation paid by issuing
  stock options.................         --     5,007          --       --         --      5,007
Transfer of Class B common stock
  and issuance of Class A common
  stock.........................     28,000        43     (28,000)     (43)        --         --
Issuance of Class A common
  stock.........................  4,000,000    32,000          --       --         --     32,000
  Underwriter/broker
     commissions................         --    (2,240)         --       --         --     (2,240)
  Offering expenses.............         --      (941)         --       --         --       (941)
                                  ---------   -------   ---------   ------   --------   --------
BALANCE AT DECEMBER 31, 1999....  4,028,000   $32,869   7,172,000   $9,957   $(22,877)  $ 19,949
                                  =========   =======   =========   ======   ========   ========

        The accompanying notes are an integral part of these statements.

                              RESOURCEPHOENIX.COM

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                     YEAR ENDED
                                                          --------------------------------
                                                          12/31/99    12/31/98    12/31/97
                                                          --------    --------    --------
OPERATING ACTIVITIES
  Net loss..............................................  $(16,480)   $(5,657)     $(740)
  Adjustments to reconcile net loss to net cash used in
     operating activities:
     Depreciation and amortization......................       943        307        133
     Stock-related compensation expense.................     5,007         --         --
     Change in operating assets and liabilities:
       Accounts receivable, net.........................      (529)       125       (544)
       Receivable from (due to) affiliates..............       149        163       (345)
       Prepaid expenses and other current assets........      (981)        27        (51)
       Accounts payable.................................     1,186        127        240
       Accrued liabilities..............................       729        194        634
       Deferred revenue.................................       367        627         --
                                                          --------    -------      -----
          Net cash used in operating activities.........    (9,609)    (4,087)      (673)
INVESTING ACTIVITIES
  Purchase of equipment, furniture and fixtures.........    (5,062)      (315)      (496)
                                                          --------    -------      -----
          Net cash used in investing activities.........    (5,062)      (315)      (496)
FINANCING ACTIVITIES
  Proceeds from notes payable to stockholder............     5,577         --         --
  Repayment of notes to stockholder.....................    (5,577)        --         --
  Proceeds from capital contributions from
     stockholder........................................     2,129      4,799      1,275
  Payment of dividend...................................    (1,000)        --         --
  Proceeds from initial public offering, net............    29,760         --         --
  Expenses of offering..................................      (941)        --         --
                                                          --------    -------      -----
          Net cash provided by financing activities.....    29,948      4,799      1,275
                                                          --------    -------      -----
Net increase in cash and cash equivalents...............    15,277        397        106
Cash and cash equivalents, beginning of period..........       503        106         --
                                                          --------    -------      -----
Cash and cash equivalents, end of period................  $ 15,780    $   503      $ 106
                                                          ========    =======      =====
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITIES
  Contribution of property and equipment from
     affiliate..........................................  $  1,474
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
  Cash paid during the period for interest..............  $     57

        The accompanying notes are an integral part of these statements.

                              RESOURCEPHOENIX.COM

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. ORGANIZATION

     The consolidated financial statements of ReSourcePhoenix.com and Subsidiary ("the Company") include the accounts of ReSourcePhoenix.com ("the Holding Company"), a Delaware corporation, and ReSource/Phoenix, Inc. ("the Subsidiary") a California company incorporated on September 26, 1996. The Holding Company was formed on July 27, 1999 and on August 4, 1999 the shareholder of the Subsidiary contributed the shares of the Subsidiary in exchange for shares of Class B common stock of the Holding Company. The consolidated financial statements reflect this reorganization. Revenues, expenses, assets and liabilities of the Subsidiary are included in the respective line items in the consolidated financial statements for all periods presented after the elimination of intercompany accounts and transactions. The Holding Company has no operations.

     The Company provides financial, information technology and investor related services on an outsource basis to unaffiliated third parties. The Company also provides these services to affiliated companies. In addition, the Company has developed contact management and sales tracking support software for use by the mutual fund industry. The Company commenced operating as a division of Phoenix Leasing Incorporated ("PLI") in 1994. On January 1, 1997, the operations were sold to the controlling shareholder of Phoenix American Incorporated, the parent company of PLI and transferred to the Company. On January 1, and April 1, 1997 certain personnel of PLI were also transferred to the Company and certain assets of PLI were sold to the Company. All asset transfers were made at historical cost.

     The Company continues to be subject to certain risks common to companies in similar states of development, including continued market acceptance of its Internet-based software applications and service offerings, potential turnover among its early stage and middle-market client base, difficulties in attracting qualified professional personnel, the loss of a significant customer, and disruptions with respect to third-party vendors and suppliers.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING PRINCIPLES AND POLICIES

     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION

     The Company's revenues are derived from two sources, contract services and software.

     Contract service revenue. Contract service revenue includes monthly contractual payments for ongoing accounting, finance, data center operations, software maintenance and hosting, and other functions in addition to up front implementation fees. Contract service revenue is recognized as the services are provided. Contract services are also provided to affiliates and reported as affiliate revenue. Maintenance revenue is recognized ratably over the term of the agreement.

                              RESOURCEPHOENIX.COM

     Software revenue. Software revenue consists principally of up front license fees earned from the licensing of the Company's software, related consulting and implementation services, and training. American Institute of Certified Public Accountants' Statement of Position 97-2, "Software Revenue Recognition" (SOP 97-2) provides guidance on applying generally accepted accounting principles in recognizing revenue on software transactions. In accordance with SOP 97-2, revenue from up front software license agreements is recognized when delivery has occurred, collection is deemed probable, the fee is fixed or determinable and vendor-specific objective evidence exists to allocate the total fee to all delivered and undelivered elements of the arrangement. Revenue is deferred in cases where the license arrangement calls for future delivery of products or services for which the Company does not have vendor-specific objective evidence to allocate a portion of the total fee to the undelivered element. In such cases, revenue is recognized when the undelivered elements are delivered or vendor-specific objective evidence of the undelivered elements becomes available. If license arrangements include the rights to unspecified future products, revenue is recognized over the contractual or estimated economic term of the arrangement. Consulting service and training revenues are recognized as services are performed and accepted by the customer. In instances where software license agreements include a combination of consulting services, training, and maintenance, these separate elements are unbundled from the arrangement based on the element's relative fair value. The Company provides implementation services, such as implementation planning, loading of software, training of customer personnel, data conversion, building simple interfaces, running test data, and assisting in the development and documentation of procedures. Customer personnel are dedicated to participate in the services being performed. As such, this service element qualifies for separate accounting in accordance with SOP 97-2.

     DEFERRED REVENUE

     Deferred revenue represents amounts received from customers under certain license, maintenance, service agreements and up front implementation fees for which the revenue earnings process has not been completed.

     OPERATING EXPENSES

     Cost of providing services includes salaries and benefits for personnel in our S.T.A.R. and Financial Outsourcing operations, data center, and certain other IT functions, fees paid to outside service providers other than implementation service providers and other miscellaneous operating costs.

     Cost of providing software revenue includes salaries and benefits for personnel in M.A.R.S. technical support and installation groups and costs related to consulting, training and maintenance, and updates. Prior to the quarter ended June 30, 1998, these costs were expensed as research and development.

     General and administrative expenses includes salaries and benefits for management personnel, fees paid to outside service providers for corporate-related services and other corporate overhead.

     Research and development expenses include salaries and benefits for personnel engaged in M.A.R.S. development, consulting fees paid to outside service providers engaged in M.A.R.S. development and other miscellaneous costs associated with M.A.R.S. development. In addition, research and development includes similar costs related to applications development that relate to Financial Outsourcing services. Research and development costs are expensed as incurred and consist

                              RESOURCEPHOENIX.COM
primarily of software development costs. Financial accounting standards require the capitalization of certain software development costs after technological feasibility of the software is established. In the development of the Company's new products and existing products, the technological feasibility of the software is not established until substantially all product development is complete, including the development of a working model. Internal software development costs that were eligible for capitalization were insignificant and were charged to research and development expense in the accompanying consolidated statement of operations.

     Client acquisition expense includes salaries, benefits and commissions paid to our sales and marketing and implementation personnel, travel expenses of our sales and marketing and implementation personnel, advertising expenses and fees paid to outside implementation consultants.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents consist of highly liquid financial instruments, primarily money market funds, purchased with an original maturity of three months or less.

     PROPERTY AND EQUIPMENT

     Property and equipment is recorded at cost and depreciated on a straight-line basis over estimated useful lives ranging from 3 to 10 years.

     CONCENTRATION OF CREDIT RISK

     The Company does not require collateral or other security to support credit sales, but does perform ongoing credit evaluations of its customers' financial condition. The Company provides allowances for bad debts based on historical experience and specific identification, which, to date, have been insignificant.

     For the years ended December 31, 1999, 1998 and 1997, the following customers accounted for 10% or more of the Company's net revenues:

                                                         1999    1998    1997
                                                         ----    ----    ----
Phoenix Leasing Incorporated (Affiliate)...............   24%     41%     48%
John Hancock Advisors..................................   16%     --      --
GE Capital Aviation/PIMC...............................    9%     20%     23%

     SEGMENT REPORTING

     Statement of Financial Accounting Standards No. 131, "Disclosures About Segments of an Enterprise and Related Information" ("SFAS 131") establishes standards for the reporting of financial and descriptive information about reportable operating segments. Because the Company's financial information is internally evaluated as a single operating segment and decisions regarding resource allocation are made considering the Company's operations as a whole, no separate segment information is presented. All of the Company's operations are in the United States.

                              RESOURCEPHOENIX.COM

     INCOME TAXES

     Prior to the completion of the Company's initial public offering, the Company elected to be treated as a subchapter S corporation as defined by the Internal Revenue Code of 1986, as amended (the "Code"). As such, the Company was not subject to federal taxes on its income and items of income, gain, loss, deductions and credit are reportable by individual stockholders of the Company. Accordingly, no liability or provision for such taxes was recorded on the Company's consolidated financial statements. Upon the completion of the Company's initial public offering, the Company terminated its election to be taxed as a subchapter S corporation. The Company now accounts for income taxes in accordance with the Statement of Accounting Standards No. 109, "Accounting for Income Taxes," under which the liability method is used to account for deferred income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the financial reporting and tax basis of the assets and liabilities and are measured using enacted tax rates and laws. The Company has experienced operating losses since inception. Since the utilization of these deferred tax assets is dependent on future profits, which are not assured, a valuation allowance equal to the net deferred tax assets has been provided in the consolidated financial statements.

     RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1998, Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" was issued and, as amended, is required to be adopted by the Company in fiscal 2001. Because the Company does not currently use any derivative instruments, management does not anticipate that the adoption of the new statement will have a significant effect on consolidated results of operations or the consolidated financial position of the Company.

     In December 1998, the American Institute of Certified Public Accountants issued SOP 98-9, "Modification of SOP 97-2, Software Revenue Recognition, With Respect to Certain Transactions." SOP 98-9 amends SOP 97-2 and SOP 98-4 extending the deferral of the application of certain provisions of SOP 97-2 as amended by SOP 98-4 through fiscal years beginning on or before March 15, 1999. All other provisions of SOP 98-9 are effective for transactions entered into in fiscal years beginning after March 15, 1999. Management does not expect the adoption to have a material effect on its results of consolidated operations or consolidated financial position.

     RECLASSIFICATIONS

     Certain prior year balances have been reclassified to conform to the current year presentation.

     BASIC AND DILUTED NET LOSS PER SHARE

     Shares used in computing basic and diluted net loss per share are based on the weighted average shares outstanding in each period. Basic net loss per share excludes any dilutive effects of stock options. Diluted net loss per share includes the dilutive effect of the assumed exercise of stock options using the treasury stock method. However, the effect of outstanding stock options has been excluded from the calculation of diluted net loss per share as their inclusion would be antidilutive.

                              RESOURCEPHOENIX.COM

NOTE 3. PROPERTY AND EQUIPMENT

     Major classes of property and equipment are as follows (in thousands):

                                                       DECEMBER 31,    DECEMBER 31,
                                                           1999            1998
                                                       ------------    ------------
Furniture, fixtures and leasehold improvements.......    $   838          $  270
Computer hardware and equipment......................      4,668             542
Software.............................................      2,163             321
                                                         -------          ------
                                                           7,669           1,133
Less accumulated depreciation and amortization.......     (1,382)           (439)
                                                         -------          ------
Net property and equipment...........................    $ 6,287          $  694
                                                         =======          ======

     Equipment and furniture are carried at cost. The Company provides for depreciation using the straight-line method for financial reporting purposes over estimated useful lives ranging from three to ten years.

     The Company received a transfer of property and equipment in the amount of $389,000 less accumulated depreciation of $66,000 from PLI on January 1, 1997 at historical cost. Also, effective June 1, 1999, property and equipment in the amount of $1,592,000, less accumulated depreciation of $118,000 was transferred at historical cost from an affiliate to the Company. The Company is continuing to depreciate these assets based on their original useful lives.

NOTE 4. INCOME TAXES

     Prior to the completion of the Company's initial public offering, the Company elected to be treated as a subchapter S corporation as defined by the Code. As such, the Company was not subject to federal taxes on its income and items of income, gain, loss, deductions and credit are reportable by individual stockholders of the Company. Accordingly, no liability or provision for such taxes were recorded on the Company's consolidated financial statements prior to October 13, 1999.

     As of December 31, 1999, the Company had a federal net operating loss carryforward of approximately $5.6 million, which will expire in the years 2003 through 2020 for state and federal reporting purposes.

                              RESOURCEPHOENIX.COM

     Significant components of the Company's deferred tax assets and liabilities are as follows (in thousands):

                                                         DECEMBER 31, 1999
                                                         -----------------
Deferred tax assets:
  Net operating loss carryforward......................       $2,258
  Accounts receivable..................................           35
  Stock-related compensation expense...................        2,003
                                                              ------
Gross deferred tax assets..............................        4,296
Less valuation allowance...............................        3,953
                                                              ------
Deferred tax assets....................................          343
                                                              ------
Deferred tax liabilities:
  Equipment, furniture and fixtures....................         (343)
                                                              ------
Gross deferred tax liabilities.........................         (343)
                                                              ------
Net deferred taxes.....................................       $    0
                                                              ======

     A valuation allowance has been established, and accordingly, no benefit has been recognized for the Company's net operating loss and net deferred tax assets. The Company believes that, based on a number of factors, the available objective evidence creates sufficient uncertainty regarding the realizability of the deferred tax assets such that a full valuation allowance has been recorded. These factors include the Company's history of net losses since its inception and expected near-term future losses. The Company will continue to assess the realizability of the deferred tax assets based on actual and forecasted operating results.

NOTE 5. LEASE OBLIGATIONS

     The Company leases its office space under non-cancelable operating leases, which expire at various dates through 2006. The facility leases generally require the Company to pay operating costs, including property taxes, insurance and maintenance, and contain renewal options and provisions adjusting the lease payments based upon changes in operating costs or in fixed increments. Rent expense is reflected on a straight-line basis over the terms of the related leases. The future minimum lease payments under operating leases subsequent to December 31, 1999 are summarized as follows (in thousands):

                  YEAR ENDING DECEMBER 31,
                  ------------------------
2000........................................................  $ 1,783
2001........................................................    1,629
2002........................................................    1,263
2003........................................................    1,417
2004........................................................    1,460
Thereafter..................................................    3,050
                                                              -------
          Total minimum lease payments......................  $10,602
                                                              =======

                              RESOURCEPHOENIX.COM

NOTE 6. STOCKHOLDERS' EQUITY

     On October 14, 1999, the Company commenced an initial public offering of its Class A common stock. The offering consisted of 4,000,000 shares of Class A common stock issued to the public at $8.00 per share. On October 19, 1999 the Company closed its initial public offering, which resulted in net proceeds to the Company, after expenses, of approximately $28,819,000.

     Pursuant to its Amended and Restated Certificate of Incorporation, the Company is authorized to issue an aggregate of 40,000,000 shares of capital stock, consisting of 27,800,000 shares of Class A common stock, par value $0.001 per share, 7,200,000 shares of Class B common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

     COMMON STOCK

     Shares of Class A common stock and Class B common stock are identical in all respects, except for voting rights and certain conversion rights, as described below.

     Voting Rights. Each outstanding share of Class A common stock is entitled to one vote on all matters submitted to a vote of the Company's stockholders, including the election of directors, and each share of Class B common stock is entitled to five votes on each such matter. Except as required by applicable law, holders of the Class A common stock and Class B common stock vote together as a single class on all matters. There is no cumulative voting in the election of directors.

     For so long as there are any shares of Class B common stock outstanding, any action that may be taken at a meeting of the stockholders may be taken by written consent in lieu of a meeting if the Company receives consents signed by stockholders having the minimum number of votes that would be necessary to approve the action at a meeting at which all shares entitled to vote on the matter were present and voted. This could permit the holders of Class B common stock to take action regarding certain matters without providing other stockholders the opportunity to voice dissenting views or raise other matters. The right to take such action by written consent of stockholders will expire when there are no longer any shares of Class B common stock outstanding.

     Dividends, Distributions and Stock Splits. Holders of Class A common stock and Class B common stock are entitled to receive dividends at the same rate if, as and when such dividends are declared by the Company's Board of Directors out of assets legally available therefor after payment of dividends required to be paid on shares of preferred stock, if any.

     Conversion. The shares of Class A common stock are not convertible. Each share of Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder. Each share of Class B common stock will automatically convert into one share of Class A common stock upon the sale or transfer of such share of Class B common stock to any person. The holders of Class B common stock shall have, upon conversion of their shares of Class B common stock into shares of Class A common stock, one vote per share of Class A common stock held.

     Liquidation. In the event of any dissolution, liquidation, or winding up of the Company's affairs, whether voluntary or involuntary, after payment of the Company's debts and other liabilities and making provision for the holders of preferred stock, if any, the Company's remaining assets will be distributed ratably among the holders of the Class A common stock and the Class B common stock, treated as a single class.

                              RESOURCEPHOENIX.COM

     Mergers and Other Business Combinations. Upon a merger, combination, or other similar transaction in which shares of common stock are exchanged for or changed into other stock or securities, cash and/or any other property, holders of the Class A common stock and Class B common stock will be entitled to receive an equal amount per share of stock, securities, cash, and/or any other property, as the case may be, into which or for which each share of any other class of common stock is exchanged or changed; provided that in any transaction in which shares of capital stock are distributed, such shares so exchanged for or changed into may differ as to voting rights and conversion rights to the extent and only to the extent that the voting rights and conversion rights of Class A common stock and Class B common stock differ at that time.

     PREFERRED STOCK

     On August 4, 1999, 5,000,000 shares of undesignated preferred stock were authorized for issuance. The Company's board has the authority to issue preferred stock in one or more series and to establish the rights and restrictions granted to or imposed on any unissued shares of preferred stock and to fix the number of shares constituting any series without any further vote or action by the stockholders. The Company's board has the authority, without approval of the stockholders, to issue preferred stock that has voting and conversion rights superior to the common stock, which could have the effect of delaying or preventing a change in control.

NOTE 7. STOCK BASED INCENTIVE PLANS

     PRIOR PHANTOM PLAN

     On January 1, 1999, the Company adopted an Incentive Plan ("the Phantom Plan") for its key employees, whereby share appreciation and dividend income rights were granted to such employees by reference to the Company's common shares. Upon exercise of such rights, the employees were required to provide to the Company an amount equal to $2.08 per share. The rights granted under the Phantom Plan vested ratably over four years.

     On August 4, 1999, the Company terminated the Phantom Plan, subject to the effectiveness of the Company's proposed initial public offering at the completion of the initial public offering. All outstanding awards under the Phantom Plan were terminated and replaced by option grants under the Stock Option Plan (defined below).

     STOCK OPTION PLAN

     On August 4, 1999, the Board of Directors adopted its 1999 Stock Plan ("the Stock Option Plan") pursuant to which a total of 1,260,000 shares of Class A common stock have been reserved for issuance to provide additional incentive to its employees, officers, directors and consultants. Pursuant to the Stock Option Plan, the Company may grant stock options and stock purchase rights to employees, officers, directors and consultants. Under the Stock Option Plan, the Company can grant either incentive stock options or non-qualified stock options. The Board of Directors granted options to purchase an aggregate of 836,210 shares of Class A common stock at an exercise price of $2.08 per share, subject to the closing of the Company's initial public offering. These grants vested fully upon the closing of the Company's initial public offering. Compensation expense of $1,956,000 previously charged under the Phantom Plan was reversed and compensation expense of $5,007,000

                              RESOURCEPHOENIX.COM
representing the difference between the fair value of $8.00 per share and the exercise price of $2.08 was charged.

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because the alternative fair value accounting provided for under FASB Statement No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123") requires use of option valuation models that were developed for use in estimating the fair value of traded options that have no vesting restrictions and are fully transferable and not for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation expense was recognized for all options granted subsequent to the Company's initial public offering.

     A summary of the activity under the Stock Option Plan through December 31, 1999 is set forth below:

                                                                         WEIGHTED AVERAGE
                                                          NUMBER OF       EXERCISE PRICE
                                          ALLOCATIONS   SHARES GRANTED      PER SHARE
                                          -----------   --------------   ----------------
August 4, 1999..........................   1,260,000
Grants..................................  (1,014,560)     1,014,560           $ 3.37
Cancelled...............................         200           (200)           15.69
                                          ----------      ---------           ------
December 31, 1999.......................     245,640      1,014,360           $ 3.37
                                          ==========      =========           ======

     The maximum term of a stock option granted under the Stock Option Plan is generally limited to ten years. If an optionee terminates his or her service, the optionee generally may exercise only those options vested as of the date of termination of service. Unless otherwise specified in the option agreement, the optionee must effect such exercise within three months of termination of service for any reason other than death or disability, and within one year after termination due to death or disability. The exercise price of incentive stock options granted under the Stock Option Plan must be at least equal to the fair market value of the Company's Class A common stock on the date of grant. Terms of any stock purchase rights granted under the Stock Option Plan shall be determined by the Plan Administrator at the time such rights are issued. Upon the termination of a purchaser's service with the Company, the Company shall have an option to repurchase his or her shares at the original price paid by the purchaser.

     The Company's directors are granted options periodically in lieu of director's fees. Such options are issued at the current market price and are 100% vested upon grant.

     In the event the Company is acquired or merged with another entity or transfers all or substantially all of the Company's assets, then each outstanding option and stock purchase right shall automatically vest and become fully exercisable unless the successor entity assumes such option or stock purchase right or replaces it with a comparable option or right.

     Under the Company's Stock Option Plan 845,160 options were exercisable at December 31, 1999, at exercise prices ranging from $2.08 to $17.25. The contractual life at December 31, 1999 was 10 years, with a weighted average contractual life of 9.8 years.

                              RESOURCEPHOENIX.COM

     The following is a summary of fixed stock options outstanding and exercisable by price range at December 31, 1999:

                                OPTIONS OUTSTANDING                         OPTIONS EXERCISABLE
                 -------------------------------------------------   ---------------------------------
    ACTUAL         NUMBER      WEIGHTED-AVERAGE                          NUMBER
   RANGE OF      OUTSTANDING      REMAINING       WEIGHTED-AVERAGE   EXERCISABLE AT   WEIGHTED-AVERAGE
EXERCISE PRICES  AT 12/31/99   CONTRACTUAL LIFE    EXERCISE PRICE       12/31/99       EXERCISE PRICE
---------------  -----------   ----------------   ----------------   --------------   ----------------
$ 2.08 -  2.08      836,210           9.8              $ 2.08           836,210            $ 2.08
$ 6.50 -  8.00      145,700           9.8              $ 7.86             2,700            $ 8.00
$14.00 - 17.25       29,450           9.9              $15.91             6,250            $17.25
$21.38 - 21.38        3,000          10.0              $21.38                --                --
--------------    ---------          ----              ------           -------            ------
$ 2.08 - 21.38    1,014,360           9.8              $ 3.37           845,160            $ 2.21

     Pro forma information regarding net income and earnings per share is required by SFAS No. 123 and is determined as if the Company had accounted for its employee stock options under the fair value method of SFAS No. 123. The fair value of each option grant under the fixed price option plan was estimated at the date of grant using a Black-Scholes option-pricing model. The dividend yield was assumed to be zero for the period below. The weighted-average of all other significant assumptions and the weighted-average fair value of grants made during the year ended December 31, 1999 are as follows:

        Volatility: 100%
        Risk-free interest rate: 5.67%
        Expected lives: 4 yrs.
        Fair value of grants: $6.97

For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net loss and loss per share, basic and diluted, would have been ($17,478,000) or ($2.17) for the fiscal year 1999.

     EMPLOYEE STOCK PURCHASE PLAN

     Concurrently with the offering, the Company established an Employee Stock Purchase Plan ("the Purchase Plan") under which a total of 360,000 shares of Class A common stock were made available for sale. The Purchase Plan, which is intended to qualify as an employee stock purchase plan within the meaning of
Section 423 of the Internal Revenue Code of 1986, as amended, and is administered by the Compensation Committee appointed by the Company's Board of Directors. Employees are eligible to participate if they are employed by the Company or one of its subsidiaries designated by the Board for at least 20 hours per week and for more than five months in any calendar year. The Purchase Plan permits eligible employees to purchase Class A common stock through payroll deductions, which may not exceed 15% of an employee's total compensation, subject to certain limitations. The Purchase Plan will be implemented in a series of consecutive, overlapping offering periods, each approximately six months in duration. Offering periods will begin on the first trading day on or after April 30 and October 31 of every other year and terminate on the last trading day in the period six months later. However, the first offering period shall be the period of approximately 24 months commencing on the date upon which the Company's registration statement was declared effective by the Securities and Exchange Commission, October 19, 1999, and terminating on the last trading day in the period ending October 31, 2001. Each participant will be granted an option to purchase stock on the first day of the six-month purchase period and such option

                              RESOURCEPHOENIX.COM
will be automatically exercised on the last date of each offering period. The purchase price of each share of Class A common stock under the Purchase Plan will be equal to 85% of the lesser of the fair market value per share of Class A common stock on the start date of that offering period or on the date of purchase. Employees may modify or end their participation in the offering at any time during the offering period. Participation ends automatically on termination of employment with the Company. The Purchase Plan will terminate in 2009 unless sooner terminated by the Company's Board of Directors. Total contributions as of December 31, 1999 were approximately $181,000. Under APB 25, this is a noncompensatory plan.

NOTE 8. DEFINED CONTRIBUTION PENSION PLAN

     The Company maintains a tax deferred savings plan under section 401(k) of the Code (the "Plan") for the benefit of certain qualifies employees. Employees may elect to contribute to the Plan, through payroll deductions of up to 15% of their compensation, subject to annual limits. Employee contributions to the Plan are subject to statutory limitations regarding maximum contributions. The Company reserves the right to amend the Plan at any time. The Company, at its discretion, may make additional contributions. The Company did not make any contributions to the Plan in fiscal 1999, 1998 or 1997.

NOTE 9. PROFIT SHARING

     The Company has a profit sharing plan covering substantially all employees who meet certain service requirements. Contributions to the plan by the Company are made at the discretion of the Board of Directors. The profit sharing expense was $210,000, $133,000, and $213,000 for the years ended December 31, 1999,
1998, and 1997, respectively.

NOTE 10. NET LOSS PER SHARE

     The Company computes net loss per share in accordance with Statement of Financial Accounting Standards (SFAS) No. 128. This statement requires the presentation of basic and diluted net loss per share. Basic and diluted net loss per share is computed using the weighted average number of common shares outstanding during the period. During the two years ended December 31, 1998, there were no common share equivalents.

     The calculation of basic and diluted net loss per share follows (in thousands except per share information):

                                                              1999       1998       1997
                                                            --------    -------    ------
HISTORICAL:
Net loss..................................................  $(16,480)   $(5,657)   $ (740)
Weighted average shares of common stock outstanding used
  in computing basic and diluted net loss per share.......     8,055      7,200     7,200
Basic and diluted net loss per share......................  $  (2.05)   $ (0.79)   $(0.10)

     If the Company had reported net income, the calculation of diluted earnings per share would have included the shares used in the computation of net loss per share as well as an additional 137,000 common equivalent shares (determined using the treasury stock method) related to outstanding stock options not included above for fiscal 1999.

                              RESOURCEPHOENIX.COM

NOTE 11. COMMITMENTS AND CONTINGENCIES

     The Company is not currently involved in any material legal proceedings. The Company is not aware of any legal proceedings pending against it.

NOTE 12. RELATED PARTY TRANSACTIONS

     The Company provides accounting, investor administration and information technology services to certain affiliates, wholly owned by the Company's majority stockholder. For the twelve months ended December 31, 1999, 1998, and 1997 the Company recorded revenue of $2,772,000, $2,182,000, and $3,085,000, respectively, for the provision of these services. Through July 31, 1999, these services were charged at the fully allocated cost to provide such services. Effective August 1, 1999, the Company increased its fees to affiliates to reflect a market rate.

     On April 1, 1997 the Company also received from the same affiliated company certain employees who performed corporate functions including legal, human relations, facilities, word processing and communications. These employees were transferred back to the affiliate as of January 1, 1998. Effective August 1, 1999, these functions were transferred back to the Company.

     Beginning August 1, 1999, the Company leased its office space under a noncancellable operating lease with an affiliate. Prior to August 1999, the Company was charged rent and certain other expenses by the affiliate on an allocated cost basis.

     The Company has amounts due from affiliates for services of $33,000 and $182,000 as of December 31, 1999 and 1998 respectively.

     On August 26, 1999, the Company issued two secured notes payable to its majority shareholder for $1,245,000 and $1,005,000 (which includes $79,000 payable to shareholder at June 30, 1999). On September 12, 1999, the Company declared a dividend of $1,000,000, which was paid in the form of a secured note payable to its majority stockholder. On September 30, 1999 the Company issued a secured note payable to its majority shareholder for $1,927,000. Also on September 30, 1999, the Company issued a secured note payable to its majority shareholder for $549,000. This note was used by the majority shareholder to essentially offset amounts owed to the Company for fees by affiliates which are wholly owned by the majority shareholder. On October 6 and October 13, 1999 the Company issued two secure notes payable to its majority shareholder for $700,000 each. All four notes bear interest at a rate of 9% per annum. The Company repaid the notes totaling $6,577,000 and interest of $57,032 using proceeds from the initial public offering. The net proceeds of the notes were used to fund the operations of the Company.

                              RESOURCEPHOENIX.COM

NOTE 13. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The Company's quarters end on March 31, June 30, September 30 and December
31. Selected quarterly financial data for 1999 and 1998 are summarized as follows (in thousands except per share amounts).

                                                              QUARTERLY DATA
                                                 ----------------------------------------
                                                  FIRST     SECOND      THIRD     FOURTH
                                                 QUARTER    QUARTER    QUARTER    QUARTER
                                                 -------    -------    -------    -------
YEAR ENDED DECEMBER 31, 1999:
Total revenue..................................  $ 1,381    $ 2,780    $ 2,310    $ 2,602
Net loss.......................................  $(3,907)   $(3,681)   $  (163)   $(8,729)
Basic and diluted net loss per share...........  $ (0.54)   $ (0.51)   $ (0.02)   $ (0.82)
Basic and diluted shares outstanding...........    7,200      7,200      7,200     10,629
YEAR ENDED DECEMBER 31, 1998:
Total revenue..................................  $ 1,217    $ 1,095    $ 1,170    $ 1,204
Net loss.......................................  $  (839)   $(1,094)   $(1,451)   $(2,273)
Basic and diluted net loss per share...........  $ (0.12)   $ (0.15)   $ (0.20)   $ (0.32)
Basic and diluted shares outstanding...........    7,200      7,200      7,200      7,200

NOTE 14. SUBSEQUENT EVENTS

     CHANGE IN ACCOUNTING PRINCIPLE

     In December 1999, the Securities and Exchange Commission ("SEC") released Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements" which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. Subsequently, the SEC released SAB 101A, which delayed the implementation date of SAB 101 for registrants with fiscal years that begin between December 16, 1999 and March 15, 2000 to the second quarter of their fiscal year. The Company elected to implement SAB No. 101 the first quarter of 2000, the effect of which is described as follows:

     Effective January 1, 2000, the Company deferred recognition of implementation fees for its Financial Outsourcing, S.T.A.R. and M.A.R.S. hosting services and will amortize such fees ratably over a three-year period as client services are performed. Prior to January 1, 2000, implementation fees were recognized when the work was completed on a percentage of completion basis. The cumulative effect of the change in the method of recognizing implementation revenue on prior years' income was a one-time charge of $129,000 or $0.01 per share. Of this amount, $85,000 is attributable to the first quarter of 1999. The effect of this change in accounting principle on first quarter 2000's revenue was to reduce total revenue from $3.7 million to $3.0 million. Costs related to client implementation activities are expensed as incurred.

                              RESOURCEPHOENIX.COM

     Set forth below is a comparison of operating results for the three months ended March 31, 2000:

                                                     ASSUMING SAB 101 HAD
                                                       NOT BEEN ADOPTED
                                   MARCH 31, 2000       MARCH 31, 2000
                                   --------------    ---------------------
Revenue..........................     $ 2,951               $ 3,701
Operating Expenses...............      10,697                10,697
Net Loss from Operations.........      (7,746)               (6,996)

     NEED FOR ADDITIONAL FINANCING

     The Company will need to raise additional capital during the second quarter. In late April the Company began to implement a number of steps aimed at reducing its operating costs, which, prior to that point, had been predicated on higher anticipated revenue levels. Those steps included, among other things, staff reductions amounting to approximately 15% of its work force and cessation of certain development efforts that will reduce expenditures for outside consulting expertise. We expect to record a charge of approximately $900,000 in the second quarter of 2000 related to these reductions. Despite these efforts, the Company will continue to operate at a significant cash negative level. Absent additional financing, the Company may not have sufficient resources to continue as a going concern beyond its second quarter. We may sell additional debt or equity securities or enter into new credit facilities to meet our cash needs. To that end, the Company has entered into a stock purchase agreement with Torneaux Ltd. to provide us with equity financing. Our ability to raise funds through the equity facility with Torneaux is subject to certain conditions at the time of each sale of our Class A common stock. We may not be able to satisfy the conditions for each sale of our Class A common stock. We cannot assure you that we will be able to complete this or any other financing, that such financing will be adequate for the Company's needs, or that a financing will be completed prior to the Company running out of funds.

     The factors discussed above create substantial doubt about the Company's ability to continue as a going concern and an uncertainty as to the recoverability and classification of recorded asset amounts and the amounts and classification of liabilities. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

     FINANCING ARRANGEMENT WITH TORNEAUX LTD.

     On June 6, 2000, we entered into a common stock purchase agreement with Torneaux Ltd. Pursuant to the agreement, we may issue and sell, from time to time, up to 7,000,000 shares of our Class A common stock, subject to the satisfaction of certain conditions.

     Beginning on the date a registration statement is declared effective by the SEC, and continuing for 14 months thereafter, we may in our sole discretion sell, or put, shares of our Class A common stock to Torneaux. The 14-month period is divided into pricing periods, each consisting of 20 trading days on the Nasdaq National Market.

     From time to time during the 14-month term, we may make 12 monthly draw downs, by giving notice and requiring Torneaux to purchase shares of our Class A common stock, for the draw down amount. Torneaux's purchase price may fluctuate based upon the daily volume weighted average price

                              RESOURCEPHOENIX.COM
over a 20 day trading period. Prior to each draw down, we will provide Torneaux with a notice that sets forth the number of shares of Class A common stock we will sell, the commencement date of the pricing period, and the threshold price, which is the lowest price per share at which we will issue new shares of Class A common stock. We may issue a draw down notice for up to $1,500,000 if the threshold price is equal to or exceeds $1.00, and an additional $500,000 for every $1.00 increase of the threshold price above $1.00 up to $21.00 for a maximum draw down amount of $11,500,000. If we set the threshold price between $1.00 and $10.00, then the purchase price to be paid by Torneaux is 94% of the daily volume weighted average price over the pricing period. If we set the threshold price between $10.00 and $21.00, then for each $1.50 increase in the threshold price above $10.00, the purchase price to be paid by Torneaux is increased by 0.10%. If the daily volume weighted average price on a given trading day is less than the threshold price set by us, then the amount that we can draw down will be reduced by 1/20 for that pricing period. In addition, if trading in our Class A common stock is suspended for more than three hours in any trading day, then the daily volume weighted average price for that trading day is deemed to be below the threshold price and, consequently, reduces the draw down amount by 1/20.

     On June 6, 2000, we also issued warrants to Torneaux to purchase up to 1,800,000 shares of our Class A common stock at exercise prices ranging from $2.50 to $7.00 per share. Torneaux may exercise the warrants through June 5, 2003. The first warrant, Warrant A, is immediately exercisable for 125,000 shares of Class A common stock. Thereafter, Warrant A is exercisable in increments of 125,000 shares upon the sale of the 125,000 shares previously issued. 500,000 shares of Class A common stock are issuable to Torneaux at $2.50 per share upon the exercise of Warrant A. Once all of the shares issued upon exercise of Warrant A have been sold, then Warrant B may be exercised in increments of 125,000 shares upon the sale of the 125,000 shares previously issued. 500,000 warrant shares are issuable to Torneaux at $4.00 per share upon the exercise of Warrant B. After the Warrant B shares have been sold, then Torneaux may exercise Warrant C for up to 400,000 warrant shares at $6.00 per share. Warrant C may be exercised in increments of 100,000 shares upon the sale of the 100,000 shares previously issued. Upon the sale of all shares issued under Warrant C, then Torneaux may exercise Warrant D for up to 400,000 shares of Class A common stock at $7.00 per share. Warrant D may be exercised in increments of 100,000 shares upon the sale of the 100,000 shares previously issued. The warrants contain provisions that protect Torneaux against dilution by adjustment of the exercise price and the number of shares issuable thereunder upon the occurrence of specified events, such as a merger, stock split, stock dividend, recapitalization and additional issuances of common stock. The exercise price for the warrant shares is payable in cash.

     DEBT FINANCING

     Line of Credit. On June 7, 2000, we entered into a line of credit for up to $2,000,000 with Pacific Business Funding, a division of Cupertino National Bank. Pursuant to the credit agreement, we may borrow up to 80% against all eligible receivables due within 90 days, and we will pay interest at a rate of 15% per annum on the average daily balance of the amount borrowed. In addition, we will pay a commitment fee of 1% of the commitment amount and an administration fee of 1/2% of the face amount of each invoice financed. The line of credit is secured by our accounts receivable and inventory. In connection with the credit agreement, we will issue a warrant to Pacific Business Funding to purchase shares up to 85,715 shares of our Class A common stock at $1.75 per share, which is the average closing price of our Class A common stock on the Nasdaq National Market for the five trading days prior to Pacific Business Funding's credit commitment.

                              RESOURCEPHOENIX.COM

     Financing Arrangement with Lease Management, Inc. On June 23, 2000, ReSource/Phoenix, Inc., our wholly-owned subsidiary, entered into a senior loan and security agreement with Lease Management Associates, Inc., an affiliate of Gus Constantin, our Chairman, Chief Executive Officer and majority stockholder. Lease Management Associates, Inc., or LMA, agreed to loan us up to $3,000,000. During the term of the loan, we will make monthly payments of $90,000 and a final payment of up to $600,000. ReSource/Phoenix, Inc. granted LMA a security interest in specific equipment, machinery, furniture and fixtures. The interest rate on the loan is approximately 15% per annum. We issued a guaranty to LMA in connection with the loan to our wholly-owned subsidiary. In addition, we issued a warrant to LMA to purchase up to 150,000 shares of our Class A Common Stock at $2.07 per share.

--------------------------------------------------------------------------------

You should rely only on the information contained in this prospectus when making a decision about whether to invest in our Class A common stock. Neither we nor the selling shareholder have authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholder is offering to sell, and seeking offers to buy, shares of Class A common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus or any shares of our Class A common stock are delivered.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC registration fee........................................      $  6,875
Nasdaq National Market listing fee..........................        17,500
Printing and engraving expenses.............................       150,000
Legal fees and expenses.....................................       200,000
Accounting fees and expenses................................        75,000
Blue Sky qualification fees and expenses....................         5,000
Miscellaneous fees..........................................        25,000
                                                                  --------
  Total.....................................................       479,375
                                                                  ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Article 12 of the Registrant's Certificate of Incorporation (Exhibit 3.1 hereto) and Article VI of the Registrant's Bylaws (Exhibit 3.2 hereto) provide for mandatory indemnification of its directors and officers, and permissible indemnification of employees and other agents, to the maximum extent permitted by the Delaware General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.1 hereto) with its officers and directors. Reference is also made to Section of the Common Stock Purchase Agreement contained in Exhibit 1.1 hereto, which provides for the indemnification of officers and directors of the Registrant against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since the Registrant's inception, the Registrant issued and sold the following securities:

     On August 4, 1999, we issued 7,200,000 shares of Class B Common Stock to Gus Constantin in exchange for the outstanding capital stock of ReSource/Phoenix, Inc., a California corporation. The foregoing issuance was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering. All of the securities were acquired by the recipient for investment and not with a view toward the resale or distribution thereof. The recipient was a director and officer of ours and a sophisticated investor, the offer and sales were made without any public solicitation and the stock certificates bear restrictive legends. No underwriter was involved in the transactions and no commissions were paid. The recipient had adequate access, through his relationships with the Registrant, to information about the Registrant.

     On August 4, 1999 we granted options to purchase an aggregate of 846,291 shares of Class A common stock at an exercise price of $2.08 per share, subject to the effectiveness of our initial public offering. The foregoing grants were made in reliance on Rule 701 under the Securities Act.

     On June 6, 2000, we entered into a stock purchase agreement pursuant to which we may put up to 7,000,000 shares of Class A common stock to Torneaux Ltd. In addition, we issued warrants to Torneaux Ltd. to purchase up to 1,800,000 shares of our Class A common stock at exercise prices ranging from $2.50 to $7.00 per share. The foregoing transactions were made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.

     On June 6, 2000, we issued a warrant to Peter Benz to purchase up to 75,000 shares of our Class A common stock. The foregoing issuance was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering. All of the securities were acquired by the recipient for investment and not with a view toward the resale or distribution thereof.


     On June 7, 2000, we entered into a line of credit, in the form of a factoring arrangement, for up to $2,00,000 with Pacific Business Funding, a division of Cupertino National Bank. Pursuant to the credit agreement, we issued a warrant to Pacific Business Funding to purchase up to 85,715 shares of our Class A common stock at $1.75 per share. The foregoing issuance was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.



     On June 23, 2000, we entered into a senior loan and security agreement with Lease Management Associates, Inc., or LMA, an affiliate of Gus Constantin, our Chairman, Chief Executive Officer and majority stockholder, for a loan in the amount of $3,000,000. Pursuant to that agreement, we issued a warrant to LMA to purchase up to 150,000 shares of our Class A common stock at $2.07 per share. The foregoing issuance was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.



     On July 7, 2000, the Company entered into an agreement with Continental Capital & Equity Corporation, or CCEC, wherein CCEC has agreed to provide us with services in the area of investor relations. As part of the consideration for such services, we issued a warrant for 200,000 shares of our Class A common stock at exercise prices ranging from $2.50 to $5.50 per share. The foregoing issuance was made in reliance on Section 4(2) of the Securities Act as a transaction not involving any public offering.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
 1.1**   Common Stock Purchase Agreement dated June 6, 2000 between
         Registrant and Torneaux Ltd.
 1.2     Amendment No. 1 to Common Stock Purchase Agreement between
         Registrant and Torneaux Ltd. dated August   , 2000.
 2.1     Contribution Agreement, dated August 4, 1999, between Gus
         Constantin, as trustee for the Gus and Mary Constantin 1978
         Living Trust, and Registrant (incorporated by reference to exhibit 2.1 to the Registrant's registration statement on
         Form S-1 (File No. 333-84589)).
 3.1     Amended and Restated Certificate of Incorporation of
         Registrant (incorporated by reference to exhibit 3.1 to the
         Registrant's registration statement on Form S-1 (File No.
         333-84589)).
 3.2     Bylaws of Registrant (incorporated by reference to exhibit
         3.2 to the Registrant's registration statement on Form S-1
         (File No. 333-84589)).
 4.1     Form of Registrant's Class A Common Stock certificate
         (incorporated by reference to exhibit 4.1 to the
         Registrant's registration statement on Form S-1 (File No.
         333-84589)).
 4.2     Form of Registrant's Class B Common Stock Certificate
         (incorporated by reference to exhibit 4.2 to the
         Registrant's registration statement on Form S-1 (File No.
         333-84589)).
 4.3**   Warrant A, dated June 6, 2000, to purchase 500,000 shares of
         Class A common stock of the Registrant issued to Torneaux
         Ltd.
 4.4**   Warrant B, dated June 6, 2000, to purchase 500,000 shares of
         Class A common stock of the Registrant issued to Torneaux
         Ltd.
 4.5**   Warrant C, dated June 6, 2000, to purchase 400,000 shares of
         Class A common stock of the Registrant issued to Torneaux
         Ltd.
 4.6**   Warrant D, dated June 6, 2000, to purchase 400,000 shares of
         Class A common stock of the Registrant issued to Torneaux
         Ltd.
 5.1**   Opinion of Wilson Sonsini Goodrich & Rosati.
10.1     Form of Indemnification Agreement (incorporated by reference to exhibit 10.1 to the Registrant's registration statement on Form S-1 (File No. 333-84589)).
10.2     Letter of Understanding and Summary of Discussion, dated
         June 1, 1998, between Bryant Tong and Registrant
         (incorporated by reference to exhibit 10.2 to the
         Registrant's registration statement on Form S-1 (File No.
         333-84589)).
10.3     Amendment to Letter of Understanding, dated August 4, 1999, between Bryant Tong and Registrant (incorporated by
         reference to exhibit 10.3 to the Registrant's registration statement on Form S-1 (File No. 333-84589)).
10.4     Restated 1999 Stock Plan (incorporated by reference to
         exhibit 10.4 to the Registrant's registration statement on
         Form S-1 (File No. 333-84589)).
10.5     Restated 1999 Employee Stock Purchase Plan (incorporated by reference to exhibit 10.5 to the Registrant's registration statement on Form S-1 (File No. 333-84589)).
10.6     Administrative Services Agreement, dated August 1, 1999,
         between Phoenix Cable Incorporated and Registrant
         (incorporated by reference to exhibit 10.6 to the
         Registrant's registration statement on Form S-1 (File No.
         333-84589)).
10.7     Administrative Services Agreement, dated August 1, 1999,
         between Phoenix Precision Graphics, Inc. and Registrant
         (incorporated by reference to exhibit 10.7 to the
         Registrant's registration statement on Form S-1 (File No.
         333-84589)).
10.8     Administrative Services Agreement, dated August 1, 1999,
         between Phoenix Leasing Incorporated and Registrant
         (incorporated by reference to exhibit 10.8 to the
         Registrant's registration statement on Form S-1 (File No.
         333-84589)).

EXHIBIT
NUMBER                           DESCRIPTION
-------                          -----------
10.9#    Business Alliance Program Agreement, dated May 15, 1997,
         between Oracle Corporation and Registrant (incorporated by reference to exhibit 10.9 to the Registrant's registration statement on Form S-1 (File No. 333-84589)).
10.10    Amendment One to Business Alliance Agreement, dated May 15,
         1997, between Oracle Corporation and Registrant
         (incorporated by reference to exhibit 10.10 to the
         Registrant's registration statement on Form S-1 (File No.
         333-84589)).
10.11#   Software License and Services Agreement, dated November 14,
         1997, between Oracle Corporation and Registrant
         (incorporated by reference to exhibit 10.11 to the
         Registrant's registration statement on Form S-1 (File No.
         333-84589)).
10.12    Amendment One to Software License and Services Agreement,
         dated November 14, 1997, between Oracle Corporation and
         Registrant (incorporated by reference to exhibit 10.12 to
         the Registrant's registration statement on Form S-1 (File
         No. 333-84589)).
10.13#   Software License, Support and Professional Services
         Agreement, dated June 29, 1999 between Necho Systems Corp.
         and Registrant (incorporated by reference to exhibit 10.13 to the Registrant's registration statement on Form S-1 (File
         No. 333-84589)).
10.14    Lease, dated August 1, 1999, between Phoenix American
         Incorporated and Registrant (incorporated by reference to
         exhibit 10.14 to the Registrant's registration statement on
         Form S-1 (File No. 333-84589)).
10.15    Sublease dated August 31, 1999 between ReSource/Phoenix,
         Inc. and PeopleSoft USA Inc. (incorporated by reference to exhibit 10.15 to the Registrant's registration statement on
         Form S-1 (File No. 333-84589)).
10.16#   Software License and Services Agreement dated November 11,
         1999 between BroadVision, Inc. and Registrant (incorporated by reference to exhibit 10.16 to Registrant's annual report filed March 23, 2000 on Form 10-K).
10.17**  Factoring Agreement, dated June 7, 2000, between Pacific
         Business Funding and Registrant.
10.18**  Senior Loan and Security Agreement, dated June 23, 2000, between ReSource/Phoenix, Inc. and Lease Management
         Associates, Inc.
10.19**  Continuing Guaranty dated June 23, 2000, executed by the
         Registrant in favor of Lease Management Associates, Inc.
21.1     List of subsidiaries (incorporated by reference to exhibit
         21.1 to the Registrant's registration statement on Form S-1
         (File No. 333-84589)).
23.1     Consent of Arthur Andersen LLP, Independent Public
         Accountants.
23.2**   Consent of Wilson Sonsini Goodrich & Rosati (included in
         Exhibit 5.1).
24.1**   Power of Attorney.
27.1     Financial Data Schedule.


-------------------------
 # Confidential treatment granted for portions of this exhibit.

** Previously filed.

     (b) Financial Statement Schedules

     None.

ITEM 17. UNDERTAKINGS

(a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) to include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or its most recent post-effective amendment) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has had been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c) The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has had duly caused this Amendment No. 2 to the Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in San Rafael, California on this 21st day of August, 2000.


                                          RESOURCEPHOENIX.COM


                                          By:     /s/ GREGORY THORNTON

                                            ------------------------------------

                                                      Gregory Thornton

                                               President and Chief Operating
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 has had been signed by the following persons in the capacities and on the dates indicated:



                     SIGNATURE                                    TITLE                    DATE
                     ---------                                    -----                    ----

                         *                              Chairman of the Board and     August 21, 2000
---------------------------------------------------      Chief Executive Officer
                  Gus Constantin                      (Principal Executive Officer)

                         *                              Director, President, and      August 21, 2000
---------------------------------------------------      Chief Operating Officer
                   W. Corey West

                         *                               Chief Financial Officer      August 21, 2000
---------------------------------------------------     (Principal Financial and
                 Gregory Thornton                          Accounting Officer)

                         *                                      Director              August 21, 2000
---------------------------------------------------
                 James Barrington

                         *                                      Director              August 21, 2000
---------------------------------------------------
                  Glen McLaughlin

                         *                                      Director              August 21, 2000
---------------------------------------------------
                    Roger Smith

             *By: /s/ GREGORY THORNTON
   ---------------------------------------------
                 Gregory Thornton
                 Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
 1.1**    Common Stock Purchase Agreement dated June 6, 2000 between
          Registrant and Torneaux Ltd.
 1.2      Amendment No. 1 to Common Stock Purchase Agreement between
          Registrant and Torneaux Ltd. dated August   , 2000.
 2.1      Contribution Agreement, dated August 4, 1999, between Gus
          Constantin, as trustee for the Gus and Mary Constantin 1978
          Living Trust, and Registrant (incorporated by reference to exhibit 2.1 to the Registrant's registration statement on
          Form S-1 (File No. 333-84589)).
 3.1      Amended and Restated Certificate of Incorporation of
          Registrant (incorporated by reference to exhibit 3.1 to the
          Registrant's registration statement on Form S-1 (File No.
          333-84589)).
 3.2      Bylaws of Registrant (incorporated by reference to exhibit
          3.2 to the Registrant's registration statement on Form S-1
          (File No. 333-84589)).
 4.1      Form of Registrant's Class A Common Stock certificate
          (incorporated by reference to exhibit 4.1 to the
          Registrant's registration statement on Form S-1 (File No.
          333-84589)).
 4.2      Form of Registrant's Class B Common Stock Certificate
          (incorporated by reference to exhibit 4.2 to the
          Registrant's registration statement on Form S-1 (File No.
          333-84589)).
 4.3**    Warrant A, dated June 6, 2000, to purchase 500,000 shares of
          Class A common stock of the Registrant issued to Torneaux
          Ltd.
 4.4**    Warrant B, dated June 6, 2000, to purchase 500,000 shares of
          Class A common stock of the Registrant issued to Torneaux
          Ltd.
 4.5**    Warrant C, dated June 6, 2000, to purchase 400,000 shares of
          Class A common stock of the Registrant issued to Torneaux
          Ltd.
 4.6**    Warrant D, dated June 6, 2000, to purchase 400,000 shares of
          Class A common stock of the Registrant issued to Torneaux
          Ltd.
 5.1**    Opinion of Wilson Sonsini Goodrich & Rosati.
10.1      Form of Indemnification Agreement (incorporated by reference to exhibit 10.1 to the Registrant's registration statement on Form S-1 (File No. 333-84589)).
10.2      Letter of Understanding and Summary of Discussion, dated
          June 1, 1998, between Bryant Tong and Registrant
          (incorporated by reference to exhibit 10.2 to the
          Registrant's registration statement on Form S-1 (File No.
          333-84589)).
10.3      Amendment to Letter of Understanding, dated August 4, 1999, between Bryant Tong and Registrant (incorporated by
          reference to exhibit 10.3 to the Registrant's registration statement on Form S-1 (File No. 333-84589)).
10.4      Restated 1999 Stock Plan (incorporated by reference to
          exhibit 10.4 to the Registrant's registration statement on
          Form S-1 (File No. 333-84589)).
10.5      Restated 1999 Employee Stock Purchase Plan (incorporated by reference to exhibit 10.5 to the Registrant's registration statement on Form S-1 (File No. 333-84589)).
10.6      Administrative Services Agreement, dated August 1, 1999,
          between Phoenix Cable Incorporated and Registrant
          (incorporated by reference to exhibit 10.6 to the
          Registrant's registration statement on Form S-1 (File No.
          333-84589)).
10.7      Administrative Services Agreement, dated August 1, 1999,
          between Phoenix Precision Graphics, Inc. and Registrant
          (incorporated by reference to exhibit 10.7 to the
          Registrant's registration statement on Form S-1 (File No.
          333-84589)).

EXHIBIT
NUMBER                            DESCRIPTION
-------                           -----------
10.8      Administrative Services Agreement, dated August 1, 1999,
          between Phoenix Leasing Incorporated and Registrant
          (incorporated by reference to exhibit 10.8 to the
          Registrant's registration statement on Form S-1 (File No.
          333-84589)).
10.9#     Business Alliance Program Agreement, dated May 15, 1997,
          between Oracle Corporation and Registrant (incorporated by reference to exhibit 10.9 to the Registrant's registration statement on Form S-1 (File No. 333-84589)).
10.10     Amendment One to Business Alliance Agreement, dated May 15,
          1997, between Oracle Corporation and Registrant
          (incorporated by reference to exhibit 10.10 to the
          Registrant's registration statement on Form S-1 (File No.
          333-84589)).
10.11#    Software License and Services Agreement, dated November 14,
          1997, between Oracle Corporation and Registrant
          (incorporated by reference to exhibit 10.11 to the
          Registrant's registration statement on Form S-1 (File No.
          333-84589)).
10.12     Amendment One to Software License and Services Agreement,
          dated November 14, 1997, between Oracle Corporation and
          Registrant (incorporated by reference to exhibit 10.12 to
          the Registrant's registration statement on Form S-1 (File
          No. 333-84589)).
10.13#    Software License, Support and Professional Services
          Agreement, dated June 29, 1999 between Necho Systems Corp.
          and Registrant (incorporated by reference to exhibit 10.13 to the Registrant's registration statement on Form S-1 (File
          No. 333-84589)).
10.14     Lease, dated August 1, 1999, between Phoenix American
          Incorporated and Registrant (incorporated by reference to
          exhibit 10.14 to the Registrant's registration statement on
          Form S-1 (File No. 333-84589)).
10.15     Sublease dated August 31, 1999 between ReSource/Phoenix,
          Inc. and PeopleSoft USA Inc. (incorporated by reference to exhibit 10.15 to the Registrant's registration statement on
          Form S-1 (File No. 333-84589)).
10.16#    Software License and Services Agreement dated November 11,
          1999 between BroadVision, Inc. and Registrant (incorporated by reference to exhibit 10.16 to Registrant's annual report filed March 23, 2000 on Form 10-K).
10.17**   Factoring Agreement, dated June 7, 2000, between Pacific
          Business Funding and Registrant.
10.18**   Senior Loan and Security Agreement, dated June 23, 2000,
          between ReSource/Phoenix, Inc. and Lease Management
          Associates, Inc.
10.19**   Continuing Guaranty dated June 23, 2000, executed by the
          Registrant in favor of Lease Management Associates, Inc.
21.1      List of subsidiaries (incorporated by reference to exhibit
          21.1 to the Registrant's registration statement on Form S-1
          (File No. 333-84589)).
23.1      Consent of Arthur Andersen LLP, Independent Public
          Accountants.
23.2**    Consent of Wilson Sonsini Goodrich & Rosati (included in
          Exhibit 5.1).
24.1*     Power of Attorney.
27.1      Financial Data Schedule.


-------------------------
 # Confidential treatment granted for portions of this exhibit.

 ** Previously filed.